AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 12, 2004

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.

Delaware	4813	58-2342021
(State or Other Jurisdiction of Employer	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization Number)	Classification Code Number)	Identification Number)

420 Lexington Avenue, Suite 518
New York, New York 10170
 (212) 972-2000
(Address and Telephone Number of Principal Executive Offices)

Heitz & Associates, P.C.
345 Woodcliff Drive
Fairport, New York 14450
(585) 387-0000
(Name, Address and Telephone Number of Agent for Service)

Copies of all communications to:
Arthur Marcus, Esq.	David Alan Miller, Esq.	William R. Heitz, Esq.
Gersten, Savage, Kaplowitz,	Graubard Miller	Heitz & Associates, P.C.
Wolf & Marcus, LLP	600 Third Avenue	345 Woodcliff Drive
101 East 52nd Street	New York, New York 10016	Fairport, New York 14450
New York, New York 10022-6018	212-818-8800	585-387-0000
212-752-9700	Fax: 212-818-8881	Fax: 585-387-0130
Fax: 212-813-9768

Approximate date of commencement of proposed sale to the public: As soon as practicable following the date on which this Registration Statement becomes effective.

If any securities being offered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [   ]

(continued on next page)

CALCULATION OF REGISTRATION FEE

		Proposed
		Maximum	Proposed	Amount of
Title of Each Class of Securities to be	Amount to be	Offering Price	Maximum	Registration
Registered (1)	Registered	Per Security (2)	Offering Price	Fee

Common Stock $.01 par value Per share, (the “Common Stock”) (3)	3,823,750	$7.00	$26,766,250	$ 3,391.28
Redeemable Common Stock Purchase Warrants (4)	3,823,750	$ .05	$ 191,188	$ 24.22
Common Stock Issuable Upon Exercise of Redeemable Warrants	3,823,750	$8.00	$30,590,000	$ 3,875.75
Representative’s Warrants	332,500	$ .0001	$38.24	$ .01
Common Stock Issuable Upon Exercise of the Representative’s Warrants	332,500	$7.00	$ 2,676,625	$ 339.13
Redeemable Warrants Underlying Representative’s Warrants	332,500	$ .05	$19,119	$ 2.42
Common Stock Issuable Upon Exercise of Redeemable Warrants
Underlying the Representative’s Warrants	332,500	$8.00	$ 3,059,000	$ 387.58
Selling Securityholder Redeemable Warrants (5)	3,141,838	$ .05	$ 157,092	$ 19.90
Common Stock Issuable Upon Exercise
of the Selling Securityholder
Redeemable Warrants	3,141,838	$8.00	$25,134,704	$ 3,184.57

Total Registration Fee:				$11,224.86

(1)	Pursuant to Rule 416, also being registered are such additional securities as may become issuable pursuant to antidilution provision of the Representative’s Warrants, stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fees.

(3)	Includes 498,750 shares of common stock issuable upon exercise of the underwriter’s over allotment option.

(4)	Includes 498,750 Redeemable Warrants issuable upon exercise of the underwriter’s over allotment option.

(5)	Represents Redeemable Warrants issuable to investors upon their conversion of series C preferred stock.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

EXPLANATORY NOTE

This Registration Statement contains two forms of prospectus: one to be used in connection with an initial public offering of 3,325,000 shares of our common stock and 3,325,000 purchase warrants (the “Prospectus”) and one to be used in connection with the potential resale of an aggregate of 3,141,838 purchase warrants by certain selling securityholders (the “Selling Securityholder Prospectus”). The Prospectus and Selling Securityholder Prospectus will be identical in all respects except for the alternate pages for the Selling Securityholder Prospectus included herein which are labeled “Alternate Page for Selling Securityholder Prospectus.”

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities nor a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.

3,325,000 Shares of Common Stock
and
3,325,000 Redeemable Common Stock Purchase Warrants

___________

This is our initial public offering of 3,325,000 shares of our common stock and 3,325,000 redeemable common stock purchase warrants. We anticipate that the offering price per share of our common stock will be between $5.00 and $7.00 and that the offering price per warrant will be $.05.

Each purchase warrant will entitle you to purchase one share of our common stock for $6.00 during the four-year period beginning on the first anniversary of the date of this prospectus. The warrant excercise price will increase to $8.00 on the eighteen month anniversary of the date of this prospectus provided that the registration statement covering the shares of common stock underlying the purchase warrants has been effective for at least sixty (60) days prior to the exercise price reset date. We may redeem the purchase warrants at any time after they become exercisable, for $.01 per purchase warrant, on not less than thirty (30) days’ prior written notice if the last sale price of our common stock has been at least 200% of the then-current exercise price of the purchase warrants (initially $6.00) for the twenty (20) consecutive trading days ending on the third day prior to the date on which notice is given.

Prior to this offering, there has been no public market for our securities and we cannot assure you that a market will develop. We have applied to list our common stock and purchase warrants on the American Stock Exchange under the symbols FSN and FSNW, respectively.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. PLEASE SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 9 TO READ ABOUT RISKS YOU SHOULD CONSIDER CAREFULLY BEFORE BUYING OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

___________

		Underwriting
	Initial public	discount and
	offering price	commissions	Proceeds to us

Per share of common stock	$6.00	$.54	$5.46
Per purchase warrant	.05	.0045	.0455

Total	$6.05	$.5445	$5.5055

Our underwriters have an option to purchase up to an additional 498,750 shares of our common stock and/or 498,750 purchase warrants to cover over allotments.

Our underwriters are offering our securities as set forth in the section entitled “Underwriting.” Our underwriters expect to deliver our securities to purchasers on or about _____, 2005.

The date of this prospectus is November ___, 2004.

Table of Contents

Prospectus Summary	3
Summary Historical Financial Data	7
Risk Factors	9
Special Note Regarding Forward-Looking Statements	17
Use of Proceeds	17
Dividend Policy	18
Capitalization	19
Dilution	20
Management's Discussion and Analysis of Financial Condition and Results of Operations	23
Operating Expenses	25
Company Highlights	26
Business	38
History and Corporate Information	38
Growth Strategy	38
Services	40
Marketing	41
Network Strategy	42
Dynamics of the Global Communications Market	43
Competition	49
Government Regulation	50
Trademarks	51
Employees	51
Properties	52
Legal Proceedings	53
Management	54
Executive Officers and Senior Management	54
Board of Directors	56
Advisory Board	58
Board Committees	59
Certain Relationships and Related Transactions	63
Principal Stockholders	65
Description of Securities	66
Shares Eligible for Future Sale	69
Underwriting	71
Legal Matters	73
Experts	73
Where You Can Find More Information	73

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell shares of common stock and purchase warrants and seeking offers to buy shares of common stock and purchase warrants only in jurisdictions where offers and sales are permitted.

Until _______, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotment or subscription.

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information regarding us, the securities being sold in this offering, the risk factors and the financial statements and notes thereto appearing elsewhere in this prospectus. In this prospectus, “Fusion,” the “Company,” “we,” “us” and “our” refer to Fusion Telecommunications International, Inc. and its subsidiaries.

Unless otherwise indicated, information in this prospectus reflects a 3.5 for 1 reverse stock split and the conversion of our outstanding common stock into class A common stock to be effectuated prior to the date of this prospectus.

About Us. We seek to become a leading provider of VoIP (Voice Over Internet Protocol) and other Internet services to, from, in and between emerging markets in Asia, the Middle East, Africa, the Caribbean and Latin America. The emerging markets we target typically have higher barriers to entry, substantial growth prospects, higher margin opportunity, an increasing number of multinational corporations and a larger percentage of their voice and data traffic with and between the developed world and other countries in which we offer our services. We currently provide communications services to corporations, Postal Telephone and Telegraph companies (PTTs), international carriers, government entities, Internet service providers (ISPs) and consumers in over 45 countries. In the future we intend to provide service to cable operators.

Our infrastructure features Softswitch technology that enables us to more rapidly deploy our products and services and more quickly and economically expand our capacity and geographical reach. We believe this advanced infrastructure provides us with a competitive advantage over larger communications carriers, many of which are burdened with costly investments in outdated systems. We control our network and service offerings from a central location in the United States, allowing us to deliver Internet Protocol (IP) services around the world with quality, flexibility and reliability regardless of the number of countries served.

In the spring of 2000, our board of directors assembled a new management team who restructured and refined our business and corporate strategy. As part of this refinement and restructuring the Company exited non-core operations and focused on the emerging markets and new services, such as VoIP. Our management team has significant experience in communications and international business development and has demonstrated a keen ability to establish relationships with local partners in emerging countries, who can distribute and support our products and services. Since January 2004, we have raised $5.9 million in financing from the sale of our equity securities and converted $0.6 million in debt. The funds from these offerings helped us to increase revenues in the first six months of 2004 by 59% over the prior year period to nearly $27 million and develop our Softswitch based infrastructure. In addition, our improved financial condition enabled us to further reduce accounts payable and debt by $2.4 million in 2004, which includes $2.0 million in negotiated reductions with vendors and other debtors.

Strategy. Our strategy is to gain early entry in an emerging country and then market advanced communication services such as VoIP, private networks, Internet access, Internet video conferencing, and other Internet services. In many cases, we will establish a foothold within an emerging market through a partnership with a local organization. We believe that working with strong local partners allows us to best distribute services and attract, retain and support customers. These local partners offer time to market advantages as their existing infrastructure, sales distribution channels, and technical support can be utilized, while simultaneously reducing the capital needed to enter the market. Additionally, these partners typically provide or arrange for the last mile connectivity that is required for the delivery of local Internet access and private networks. This last mile connectivity, which is the connection between the in-country telecommunications facility and the customer’s physical location, in combination with local support, expands the geographic coverage of our global service offering and helps differentiate us from our competitors. Local partners also offer critical insights into the regulatory environment and are familiar with the specific cultural nuances of their region. In the future, we anticipate that our partners will work with us prior to the rollout of any new services, contributing critical market intelligence to ensure a successful introduction of new products. This partnership approach allows the local infrastructure to progress to a more technologically advanced platform while positioning us to benefit from the rapid growth and revenues that these technologies enable.

We work with our partners to enable them to distribute and support our products and services which can be Fusion branded, co-branded or private labeled. Our private label alternative allows our partners to market our products, technology platform and global reach under their own brand. This alternative is ideal for partners that do not have the capital, expertise and technology platform required to deliver our services but want to build or leverage their own brand.

Services. Our services include:

•	VoIP: VoIP enables customers, typically for a lower cost than traditional telephony, to place voice calls anywhere in the world using their PC, IP phone or regular telephone when accompanied by a hardware device. VoIP services utilize the Internet as opposed to circuit switching (traditional telephony technology), thereby offering cost savings to customers. These services are offered directly to corporations around the world, on a private label, co-branded or wholesale basis to ISPs, PTTs and cable operators who wish to market to corporations and consumers under their own brand name, or through our retail services company, Efonica F-Z, LLC (“Efonica”). Efonica offers PC-to-Phone and IP Phone-to-Phone services to customers located in Asia, the Middle East and Africa, and is currently expanding into Latin America. Advanced services that will shortly be available to customers include voicemail, call waiting and call forwarding.

Additionally, we enter into VoIP interconnect agreements with PTTs or other carriers in our target markets. These agreements enable us to terminate traffic into a country and in some cases originate traffic from that country through the PTT or other carrier. We use capacity on these networks to carry our own retail traffic in addition to selling capacity to other carriers desiring voice termination to that specific destination. As we grow, we intend to use an increasing percentage of our capacity for higher margin, retail traffic.

•	Managed private networks: We offer managed end-to-end networks that typically connect multinational corporations or government facilities in emerging markets with locations in other countries. We also market this service to software developers, call centers, and telemarketing facilities, all of which rely on high quality, reliable service. In markets where we do not have network facilities deployed, we utilize other carriers’ networks, allowing us to provide an integrated global network that can connect a customer to virtually anywhere in the world. We also offer services on a private label basis as a subcontractor for other communication carriers that are seeking network connectivity to countries that they do not otherwise service.

•	Internet Access: We offer peering with multiple tier-one Internet backbone providers utilizing an intelligent routing capability. This ensures efficiency, speed and reliability. The tier-one providers we utilize own or control a national network that trades traffic with other national providers. This traffic trading is referred to as “peering.” A tier-one provider can carry its own Internet traffic across the country and hand it off at any one of the public or private hand-off locations known as "peering points," metropolitan access points or national access points. In select locations such as India, we have established Internet points of presence (PoPs) that are then connected to our New York facility. This, in turn, provides interconnectivity with the Internet and peering with the top Internet backbone networks. In regions where we do not own network facilities, we utilize other carriers’ facilities. We also provide services on a private label basis as a sub contractor for other communication carriers that are seeking Internet access in countries that they do not otherwise service.

•	Internet video conferencing: We offer an Internet-based video conferencing service that can be initiated instantly on a personal computer (similar to popular instant messaging services) and can handle from two to two hundred participants per conference, of which six can be visually displayed. The service can be installed in a matter of minutes and only requires a standard camera and headset to operate. We are marketing our desktop video conferencing service directly to multinational corporations seeking to enhance face-to-face communications without the costly inefficiencies of business travel, and to our international partners to distribute within their country.

•	Co-location: We offer facility co-location services to other communication service providers, enabling them to co-locate their equipment within our facility, or lease a portion of our equipment. Often, we provide wholesale services to the parties who co-locate with us.

The Offering

Securities Offered	3,325,000 shares of our common stock and 3,325,000 purchase warrants. Each purchase warrant will entitle you to purchase one share of our common stock for $6.00 (100% of the offering price of one share of our common stock) during the four-year period beginning on the first anniversary of the date of this prospectus. The warrant exercise price will increase to $8.00 (133% of the offering price of one share of our common stock) on the eighteen month anniversary date of issuance provided that the registration statement covering the shares of common stock underlying the purchase warrants has been effective for at least sixty (60) days prior to the exercise price reset date. We may redeem the purchase warrants, at any time after they become exercisable, for $.01 per purchase warrant, on not less than thirty (30) days’ prior written notice if the last sale price of our common stock has been at least 200% of the then-current exercise price of the purchase warrants (initially $6.00) for the twenty (20) consecutive trading days ending on the third day prior to the date on which notice is given.

Common equity outstanding prior to the offering Class A common stock	17,480,333 shares

Common stock	0 shares

Common equity to be outstanding after the offering Class A common stock	17,480,333 shares

Common stock	7,118,353 shares

Purchase warrants to be outstanding after the offering	6,466,838 purchase warrants

Use of proceeds	At an assumed initial offering price of $6.00 per share of common stock and $.05 per warrant we estimate that we will receive approximately $17,066,250 in net proceeds after deducting commissions and offering expenses. We intend to use approximately $6,466,250 of the net proceeds of the offering for working capital and general corporate purposes; $2,100,000 for repayment of certain indebtedness; $2,000,000 to fund the purchase of equipment for expanded capacity and service offerings; $500,000 for marketing and advertising; and $6,000,000 for international deployment, including the purchase of business licenses, network equipment and securing letters of credit and bonds, all as more particularly described herein. Any net proceeds from the exercise of the Underwriter’s over allotment will be added to working capital.

Proposed American Stock Exchange symbols	Common Stock: FSN

Purchase Warrants: FSNW

Corporate information	Fusion was incorporated in Delaware in September 1997. Our principal executive offices are located at 420 Lexington Avenue, Suite 518, New York, NY 10170. The main telephone number is (212) 972-2000. Our web site is www.fusiontel.com. The information contained in our web site is not part of this prospectus.

Certain terms used in this Prospectus	In this prospectus “common stock” refers to our common stock, par value $.01 per share and “purchase warrants” refers to the redeemable common stock purchase warrants being sold in this offering. We refer sometimes to our common stock and purchase warrants as our “securities.”

The information in this prospectus reflects a recapitalization of the old common stock outstanding by a conversion rate of 3.5 shares of old common stock into one share of class A common stock, or an aggregate of 17,480,333 shares of class A common stock. The class A common stock has the same voting and other rights as the new common stock being sold in this offering except that it is not publicly transferable until after the first anniversary of the date of this prospectus, at which time it will automatically convert into the same class of new common stock being sold in this offering. Prior to the conversion date of the class A common stock, holders may convert their stock after the effective date of the prospectus, by entering into a lock up agreement with the company until the first anniversary of this prospectus, which restriction on public sale can be released only with the consent of the representative. The series C preferred stock converts into shares of common stock, subject to a lock up agreement for one year, and warrants equivalent to those offered hereby. The warrants being offered by this prospectus and the warrants issued on conversion of the series C preferred stock and to the representative will be exercisable for the common stock. The data in this prospectus has been adjusted for the recapitalization.

Except as set forth in the financial statements or as otherwise specifically stated, all information in this prospectus assumes:

•   no conversion of the 17,480,333 shares of class A common stock into an equal number of shares of our common stock;

•   no exercise of our underwriters’ over-allotment option to purchase up to 498,750 shares of our common stock and/or 498,750 purchase warrants;

•   no exercise of the purchase warrants offered by us in the offering;

•   no exercise of the representative’s purchase option to purchase up to 332,500 shares of our common stock and/or 332,500 purchase warrants;

•   no exercise of 3,141,838 warrants issued to investors in our offering of series C preferred stock;

•   the conversion of series C preferred stock into 3,141,838 shares of our common stock;

•   no exercise of 286,567 warrants outstanding which were issued;

•   no exercise of 1,660,772 options outstanding which were granted under our plans;

•   2,680,857 shares reserved for issuance under our 1998 Stock Option Plan; and

•   the conversion of an aggregate of $2,508,333 of convertible promissory notes.

SUMMARY HISTORICAL FINANCIAL DATA

The following financial information should be read in conjunction with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto contained elsewhere in this prospectus:

				(unaudited)
	Years Ended December 31,			Six Months Ended June 30,

	2001	2002	2003	2003	2004 (1)

Consolidated Statement of Operations:
Revenues	$ 29,614,565	$ 28,422,149	$33,725,275	$ 16,945,832	$26,978,042
Loss from operations	(11,629,584)	(10,014,342)	(7,541,513)	(3,523,069)	(2,164,157)
Loss from continuing operations	(12,112,228)	(9,358,524)	(4,385,191)	(2,729,703)	(930,553)
Income/(loss) from discontinued operations	(7,029,511)	0	208,620	0	0
Net loss	(19,141,739)	(9,358,524)	(4,176,571)	(2,729,703)	(930,553)
Operating Data:
EBITDA (2)	$ (6,622,602)	$ (6,980,268)	$(4,519,932)	$ (2,189,190)	$ (971,263)
Capital expenditures	501,882	533,610	645,340	85,094	739,479
Consolidated Balance Sheet Data:
Cash and cash equivalents	$ 0	$ 768,898	$ 3,240,652	$ 264,760	$ 4,017,260
Restricted cash	784,000	1,250,793	961,536	994,232	1,057,866
Total assets	14,273,723	12,287,532	13,033,913	11,842,131	16,206,957
Total debt	12,211,878	9,640,955	5,176,861	9,990,081	4,449,330
Preferred shares subject to mandatory redemption	0	0	3,466,538	0	9,368,249
Total stockholders’ deficit	(11,537,659)	(14,800,981)	(9,774,002)	(13,477,348)	(9,417,514)

The below summarizes actual and proforma as adjusted June 30, 2004 consolidated balance sheet data.

	(unaudited)
	As of June 30, 2004

		Pro Forma
	Actual	As Adjusted (3)

Cash and cash equivalents	$ 4,017,260	$20,346,510
Restricted cash	1,057,866	1,057,866
Total assets	16,206,957	32,536,207
Total debt	4,449,330	1,894,330
Preferred shares subject to mandatory redemption	9,368,249	0
Total stockholders’ (deficit) equity	(9,417,514)	19,455,318

(1)	We adopted the provisions of SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Liabilities and Equity.” SFAS No. 150 requires us to classify as a long-term liability our series C preferred stock and classify dividends and accretion from the series C preferred stock as interest expense. For the six months ended June 30, 2004, interest expense includes $687,389 related to dividends and accretion on the series C preferred shares subject to mandatory redemption.

(2)	EBITDA means net income (loss) (adjusted for loss on impairments and forgiveness of debt) before income (loss) from discontinued operations, interest expense and depreciation and amortization. We believe EBITDA is useful to investors because EBITDA is commonly used in the communications industry to analyze companies on the basis of operating performance and leverage. We believe EBITDA allows a standardized comparison between companies in the industry, while minimizing the differences from depreciation policies, financial leverage and tax strategies. While provid-

ing useful information, EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations and cash flows data prepared in accordance with generally accepted accounting principles. See “Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources.”

(3)	The proforma as adjusted column of this consolidated balance sheet data table reflects (a) the conversion of all outstanding series C preferred shares into common stock upon completion of this offering, (b) the repayment of $1,555,000 in debt and $512,000 in interest payable to certain officers and directors, and (c) a transaction that occurred subsequent to June 30, 2004, whereby the Company received net cash proceeds of $1,330,000 ($1,400,000 for a convertible note net of a $70,000 advisory fee) and refinanced $1,108,333 of existing notes payable and accrued interest in exchange for a convertible note. These two notes aggregate $2,508,333 and automatically convert upon the completion of this Offering into 651,515 shares of common stock based upon a conversion price of $3.85 per share and (d) the issuance and sale by us of 3,325,000 shares of common stock and common stock purchase warrants in this offering at an assumed initial public offering price of $6.00 and $0.05, respectively, a fter deducting estimated underwriting discounts and commissions and estimated offering expenses, as if these events had occurred as of June 30, 2004.

	Years Ended December 31,			Six Months Ended June 30,

	2001	2002	2003	2003	2004 (1)

A reconciliation of net loss to EBITDA follows:
Net loss	$(19,141,739)	$(9,358,524)	$(4,176,571)	$(2,729,703)	$ (930,553)
(Income)/loss from discontinued operations	7,029,511	0	(208,620)	0	0
Loss from continuing operations	(12,112,228)	(9,358,524)	(4,385,191)	(2,729,703)	(930,553)
Adjustments:
Interest expense, net	595,116	1,175,714	919,590	458,988	860,510
Depreciation and amortization	2,069,361	2,546,869	2,128,610	1,083,818	1,075,375
Forgiveness of debt	0	(1,812,092)	(3,918,295)	(1,196,294)	(1,976,595)
Loss on impairment	2,825,149	467,765	735,354	194,001

EBITDA	$ (6,622,602)	$(6,980,268)	$(4,519,932)	$(2,189,190)	$ (971,263)

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before you decide to invest in our securities. If any of the following events actually occur, our business could be seriously harmed. In such case, the value of your investment may decline and you may lose all or part of your investment. You should not invest in our securities unless you can afford the loss of your entire investment.

Risks Related to Business

We have a history of operating losses, a working capital deficit and a stockholders’ deficit.

There can be no assurance that any of our business strategies will be successful or that we will ever achieve profitability. At June 30, 2004, we had a working capital deficit of approximately $6,400,000 and a stockholders’ deficit of approximately $9,400,000. We have continued to sustain losses from operations and for the years ended December 31, 2003, 2002 and 2001, we have incurred a net loss applicable to common stockholders of approximately $4,812,000, $10,001,000 and $19,142,000, respectively. We incurred a net loss applicable to common stockholders of approximately $1,316,000 for the six-month period ended June 30, 2004. In addition, we have not generated positive cash flow from operations for the years ended December 31, 2003, 2002 and 2001 and the six months ended June 30, 2004. We may not be able to generate future profits and may not be able to support our operations, or otherwise establish a return on invested capital.

We may be unable to manage our growth or implement our expansion strategy.

We may not be able to expand our product offerings, our client base and markets, or implement the other features of our business strategy at the rate or to the extent presently planned. Our projected growth will place a significant strain on our administrative, operational and financial resources. If we are unable to successfully manage our future growth, establish and continue to upgrade our operating and financial control systems, recruit and hire necessary personnel or effectively manage unexpected expansion difficulties, our financial condition and results of operations could be materially and adversely affected.

The success of our planned expansion is dependent upon market developments and traffic patterns.

Our purchase of network equipment and software will be based in part on our expectations concerning future revenue growth and market developments. As we expand our network, we will be required to make significant capital expenditures, including the purchase of additional network equipment and software, and to add additional employees. To a lesser extent our fixed costs will also increase from the ownership and maintenance of a greater amount of network equipment including our Softswitch, gateways, routers, satellite equipment, and other related systems. If our traffic volume were to decrease, or fail to increase to the extent expected or necessary to make efficient use of our network, our costs as a percentage of revenues would increase significantly which would have a materially adverse effect on our financial condition and results of operations.

We may be unable to adapt to rapid technology trends and evolving industry standards.

The communications industry is subject to rapid and significant changes due to technology innovation, evolving industry standards, and frequent new service and product introductions. New services and products based on new technologies or new industry standards expose us to risks of technical or product obsolescence. We will need to use technologies effectively, continue to develop our technical expertise and enhance our existing products and services in a timely manner to compete successfully in this industry. We may not be successful in using new technologies effectively, developing new products or enhancing existing products and services in a timely manner or that any new technologies or enhancements used by us or offered to our customers will achieve market acceptance.

Our growth is dependent upon our ability to build new relationships with PTTs, bring on new customers and to obtain the necessary licenses in new countries in which we have not previously operated.

Our ability to grow through quick and cost effective deployment of our IP services is due, in part, to our ability to create new interconnection agreements with PTTs, and other licensed carriers, to sign contracts with new customers, and, in many cases, to enter into joint venture or strategic agreements with local partners, as well as to obtain the necessary licenses to operate in emerging markets. While we pursue several opportunities simultaneously, we might not be able to create the necessary partnerships and interconnections, expand our customer base, deploy networks and generate profitable traffic over these networks within the time frame envisioned.

We are pursuing new business lines, which require specialized skill sets. Our ability to effectuate our business plan is due, in part, to the roll out of new services, including PC-To-Phone, IP Phone-To-Phone and Internet video conferencing.

Our ability to deploy new products and services may be hampered by technical and operational issues which could delay our ability to derive profitable revenue from these service offerings. These issues include our ability to competitively price such products and services, in addition, certain service offerings such as IP video are relatively new in our industry and the market potential is relatively untested. Additionally, our ability to market these products and service offerings may prove more difficult. To date, we have not significantly focused on selling Internet video conferencing and thus have derived extremely limited revenue from this offering, and there can be no assurance that we will increase our current focus and/or derive significant revenue from this offering.

We have substantial past due liabilities.

As of September 30, 2004, our liabilities, other than the recorded liability to holders of the series C preferred stock, totaled approximately $15.4 million, approximately $2.6 million of which is past due. Of the $2.6 million, approximately $900,000 is owed to one equipment vendor and $200,000 of interest is owed to two different individuals, such interest to be paid from the proceeds of this offering. While we are working to change the payment terms of certain of these liabilities as well as to reduce the extent of these liabilities through negotiations, including the equipment vendor, we may not be able to make the required principal and interest payments. Certain of our indebtedness is payable on demand. In the event that a demand is made on these liabilities, there could be a severe liquidity crisis.

The communications services industry is highly competitive and we may be unable to compete effectively.

The communications industry, including Internet and data services, is highly competitive, rapidly evolving, and subject to constant technological change and intense marketing by providers with similar products and services. We expect that new competitors, as well as gray market operators (operators who arrange call termination in a manner that bypasses the PTT, resulting in high margins for the gray market operator and substantially lower revenues for the PTT), are likely to join existing competitors in the communications industry, including the market for VoIP, Internet and data services. Many of our current competitors are significantly larger and have substantially greater market presence as well as greater financial, technical, operational, marketing and other resources and experience than we do. In the event that such a competitor expends significant sales and marketing resources in one or several markets we may not be able to compete successfully in such markets. We believe that competition will continue to increase, placing downward pressure on prices. Such pressure could adversely affect our gross margins if we are not able to reduce our costs commensurate with such price reductions. In addition, the pace of technological change makes it impossible for us to predict whether we will face new competitors using different technologies to provide the same or similar services offered or proposed to be offered by us. If our competitors were to provide better and more cost effective services than ours, our business initiatives could be materially and adversely effected.

Industry consolidation could make it more difficult to compete.

Companies offering Internet, data and communications services are, in some circumstances, consolidating. We may not be able to compete successfully with businesses that have combined, or will combine, to produce companies with substantially greater financial, sales and marketing resources, larger client bases, extended networks and infra-

structures and more established relationships with vendors, distributors and partners than we have. With these heightened competitive pressures, there is a risk that our financial performance could be adversely impacted and the value of our common stock could decline.

Certain of our competitors are emerging from bankruptcy.

Several companies in the telecommunications industry have gone through bankruptcy proceedings and have emerged, or are expected to emerge, as viable competitors. These companies may emerge with cost structures that are significantly lower than those companies that have not entered into and emerged from bankruptcy proceedings, allowing them to market services at lower prices. This in turn may result in us having to reduce our prices, which would have an adverse impact on our future financial performance.

Our ability to provide services is often dependent on our suppliers and other service providers.

A majority of the voice calls made by our clients are connected through other communication carriers which provide us with transmission capacity through a variety of arrangements. Our ability to terminate voice traffic in our targeted markets is an essential component of our ongoing operations. If we do not secure or maintain operating and termination arrangements, our ability to increase services to our existing markets, and gain entry into new markets, will be limited. Therefore, our ability to maintain and expand our business is dependent, in part, upon our ability to maintain satisfactory relationships with incumbent and other licensed carriers, ISPs, international exchange carriers, satellite providers, fiber optic cable providers and other service providers, many of which are our competitors, and upon our ability to obtain their services on a cost effective basis, as well as the ability of such carriers to carry the traffic we route to their networks or provide network capacity. If a carrier does not carry traffic routed to it, or provide required capacity, we may be forced to route our traffic to, or buy capacity from, a different carrier on less advantageous terms, which could reduce our profit margins or degrade our network service quality. In the event network service is degraded it may result in a loss of customers. To the extent that any of these carriers raise their rates, change their pricing structure, or reduce the amount of capacity they will make available to us, our financial condition or results of operations may be adversely affected.

We rely on third party equipment suppliers.

We are dependent on third party equipment suppliers for equipment and hardware components, including Cisco, Nuera, Juniper Networks, Santa Cruz Networks and Veraz. If these suppliers fail to continue product development and research and development or fail to deliver quality products or support services on a timely basis, or we are unable to develop alternative sources, if and as required, it could result in a materially adverse impact on our financial condition or results of operations.

We rely on the cooperation of PTTs.

In some cases we will require the cooperation of the PTT or another carrier in order to provide services under a license or partnership agreement. In the event the PTT or another carrier does not cooperate, our service roll-out may be delayed, or the services we offer could be negatively affected. If we acquire a license for a market and the PTT or incumbent carrier desires to negatively affect our business in the area, they may be in a position to significantly delay our ability to provide services in that market and ultimately make it not worth pursuing.

If we do not operate our new Softswitch technology effectively, many of the potential benefits of the new technology may not be realized.

We have made a fundamental change in our business operations by migrating to new Softswitch technology. There are inherent risks associated with using such a relatively new technology. We may be required to spend additional time or money on integration of this technology, which could otherwise be spent on developing our services. We expect to experience a temporary decline in revenues during and immediately following the migration to the new softswitch technology. If we do not operate the technology effectively or if we and our technical staff spend too much time on operational issues, it could harm our business, financial condition, and results of operations.

Our Efonica joint venture relies on outside vendors to provide key functions, including billing and providing of service(s).

We rely on outside vendors to support certain capabilities including billing, provisioning and certain other back office services for our IP Phone-to-Phone, and PC-to-Phone services. In the event that any of these outside vendors, for any reason, fail to adequately perform in a timely and effective manner, there will be an interruption in these services that will adversely affect our business and/or results of operation.

If we are unable to develop and maintain successful relationships with our joint venture partners, our business may suffer.

We are engaged in certain joint ventures where we share control or management with a joint venture partner. If we are unable to maintain a successful relationship with a joint venture partner, the joint venture’s ability to move quickly and respond to changes in market conditions or respond to financial issues, can erode and reduce the potential for value creation and return on investment. Further, the joint ventures may also restrict or delay our ability to make important financial decisions, such as repatriating cash to us from such joint ventures. This uncertainty with our joint ventures could adversely affect our business or results of operations.

Should our joint venture partners decide to raise capital, our financial statements and business operations may be adversely affected.

If our joint ventures decide to raise capital, we may find ourselves unable to consolidate our financial statements, resulting in loss of revenue. In addition, the resulting ownership change may cause us to lose our current voting controls and accordingly, we may not have the same ability to control the operations of the joint venture.

We need to retain key management personnel and hire additional qualified personnel. We are dependent on the efforts of our executive officers and senior management and on our ability to hire and retain qualified management personnel.

We anticipate that in order to successfully implement our business strategy, including the expansion of the geographic scope of our operations, we will be required to recruit and hire a substantial number of sales and other personnel. Failure to attract and retain additional qualified sales and other personnel, including management personnel who will train and integrate our new employees, in addition to their role in continuing to manage our growth strategy, could adversely affect us. The loss of services by any of our key management personnel or executive officers could materially and adversely affect our business and our future prospects. We have not entered into employment agreements with any of our senior officers, except Matthew Rosen, our President and Chief Operating Officer. Additionally, Mr. Marvin Rosen does not receive compensation for his services as our Chief Executive Officer and there is no guarantee that he will spend a substantial portion of his time working for us. To the extent that he devotes his time to other endeavors and not to us, our business could be adversely affected. However, we have a non-competition agreement with Mr. Marvin Rosen for two years. The loss of either Matthew or Marvin Rosen could adversely affect our business.

Service interruptions could affect our business.

Our networks have been and may be shut down from time to time as a result of disputes with PTTs, vendors, carriers or general service providers due to billing disputes, late payments, or other issues. Network shut downs can have a significant negative impact on revenue and cash flows and there is no assurance that we will be able to quickly resolve disputes, if ever.

We are dependent on our information and processing systems for effective billing and client service.

Sophisticated back office information and processing systems are vital to our growth and our ability to monitor costs, bill clients, provision client orders, and achieve operating efficiencies. Our plans for the development and implementation of these systems rely, for the most part, on having the capital to purchase and maintain required software, choosing products and services offered by third party vendors, and integrating such products and services with existing systems. We also may require customized systems in order to meet our requirements which may delay implementation and increase expenses. These systems must also integrate with our network infrastructure. In the event that these systems do not integrate with our network infrastructure, our ability to manage our operational or financial systems will be inhibited. We cannot ensure that they will be implemented at all, or that, once implemented, they will perform as expected. Furthermore, our right to use some of these systems is dependent upon license agreements with third party vendors. These third-party vendors may cancel or refuse to renew some of these agreements, and the cancellation or non-renewal of these agreements may have an adverse effect on us.

Breaches in our network security systems may adversely affect us.

We could lose clients and expose ourselves to liability if there are any breaches to our network security systems, which in turn could jeopardize the security of confidential information stored in our computer systems. In the last four years we experienced two known breaches of network security, which resulted in a temporary failure of network operations. Since these breaches occurred, we have taken additional steps to further enhance our network security policies. Any network failure would have a material adverse affect on our business and results of operation.

We face additional risks because we do business on an international level.

There are certain risks inherent in doing business internationally, especially in emerging markets, such as unexpected changes in regulatory requirements, the imposition of tariffs or sanctions, licenses, customs, duties, other trade barriers, political risks, currency devaluations, high inflation and even civil unrest. Many of the economies of these emerging markets are weak and volatile. We may not be able to mitigate the effect of inflation on our operations in these countries by price increases, even over the long-term. Further, expropriation of private businesses in such jurisdictions remains a possibility, whether by outright seizure by a foreign government or by confiscatory tax or other policies. Deregulation of the communications markets in developing countries may not continue. Incumbent providers, trade unions and others may resist legislation directed toward deregulation and may resist allowing us to interconnect to their network switches. The legal systems in emerging markets frequently have insufficient experience with commercial transactions between private parties. Consequently, we may not be able to protect or enforce our rights in any emerging market countries. Governments may change resulting in cancellations or suspensions of operating licenses, confiscation of equipment and/or rate increases. The instability of the laws and regulations applicable to our businesses and their interpretation and enforcement in these markets could materially and adversely affect our business, financial condition, or results of operations.

Regulatory treatment of VoIP outside the United States varies from country to country. Some countries are considering subjecting VoIP services to the regulations applied to traditional telephone companies and they may assert that we are required to register as a telecommunications carrier in that country. In such cases, our failure to register could subject us to fines or penalties. Regulatory developments such as these could have a material adverse effect on our international operations.

The success of our business depends on the acceptance of the Internet in emerging markets that may be slowed by limited bandwidth, high bandwidth costs, and other technical obstacles.

The ratio of telephone lines per population, or teledensity, in most emerging countries is low when compared to developed countries. Bandwidth, the measurement of the volume of data capable of being transported in a communications system in a given amount of time, remains very expensive in these regions, especially when compared to bandwidth costs in the United States. Prices for bandwidth capacity are generally set by the government or incumbent telephone company and remain high due to capacity constraints among other things. While this trend tends to diminish as competitors roll out new bypass services, these rollouts may be slow to occur. Further, constraints in network architecture limit Internet connection speeds on conventional dial-up telephone lines, and are significantly less than the up to 1.5 megabits per second connection speed on direct satellite link or DSL lines and cable modems in the United States. These speed and cost constraints may severely limit the quality and desirability of using the Internet in emerging countries and can be an obstacle to us entering emerging markets.

We need to obtain additional licenses and approvals in order to expand our services and enter new markets.

We must, from time to time, obtain additional licenses and approvals from governmental agencies in order to provide our services. There may be difficulties or delays in obtaining them. If we encounter difficulties or delays in obtaining licenses, our ability to provide new services and expand into new markets could be adversely affected.

Additional taxation and the regulation of the communications industry may slow our growth, resulting in decreased demand for our products and services and increased costs of doing business.

We could have to pay additional taxes because our operations are subject to various taxes. We structure our operations based on assumptions about various tax laws, U.S. and international tax treaty developments, international currency exchange, capital repatriation laws, and other relevant laws by a variety of non-U.S. jurisdictions. Taxation or other authorities might not reach the same conclusions we reach. We could suffer adverse tax and other financial consequences if our assumptions about these matters are incorrect or the relevant laws are changed or modified.

We are subject to varying degrees of international, federal, state, and local regulation. Significant regulations imposed at each of these levels govern the provision of some or all of our services and affect our business. We cannot assure you that we have, or, our joint venture partners, will receive the international, United States Federal Communications Commission (“FCC”), or state regulatory approvals we or they require. Nor can we provide you with any assurance that international, FCC or state regulatory authorities will not raise material issues with respect to our compliance with applicable regulations or that the cost of our compliance will not have a materially adverse effect on our financial condition or results of operations.

The U.S. Federal Government and state authorities have the power to revoke our regulatory approval to operate internationally, interstate, or intrastate, or to impose financial penalties if we fail to pay, or are delinquent in paying, telecommunications taxes or regulatory fees or fail to file necessary tariffs or mandatory reports. We are currently, and have been, delinquent in such financial obligations and required filings in the past. Furthermore, delays in receiving required regulatory approvals or the enactment of new and adverse legislation, regulations or regulatory requirements could also have a materially adverse affect on our condition. In addition, future legislative, judicial and regulatory agency actions could alter competitive conditions in the markets in which we intend to operate, to our detriment.

In addition to new regulations being adopted, existing laws may be applied to the Internet.

New and existing laws may cover issues that include: sales and other taxes; user privacy; pricing controls; characteristics and quality of products and services; consumer protection; cross-border commerce; copyright, trademark and patent infringement; and other claims based on the nature and content of Internet materials. This could delay growth in demand for our products and services and limit the growth of our revenue, which may have a material adverse effect on our business, financial condition and results of operations.

We are exposed to fluctuations in exchange rates and exchange control regulations.

Although substantially all of our revenues are currently earned in U.S. dollars, our business plan contemplates that during the next twelve months we will begin to earn more revenues paid in foreign currencies. We also expect to have more costs payable in foreign currencies. While these revenues and costs sometimes will offset each other, there may be instances where we are left with net foreign currency exposure. Some of these foreign currencies might be subject to exchange control regulations or other impediments to convertibility to U.S. dollars. Although we may attempt to hedge our currency risks wherever possible, we may be unsuccessful in doing so. To the extent that we are unable or choose not to convert these currencies to U.S. dollars or utilize them to pay our expenses in-country, we might earn revenues which we are unable to repatriate outside of the country in which they are earned. We do not anticipate that this will have a materially adverse effect on our financial statements.

Indian law limits the percentage of foreign investment in companies in the telecommunications sector.

We currently own a 49% direct interest in Estel Communications Private Ltd. (“Estel”), the joint venture through which we conduct our operations in India. In addition we have voting rights in another 1.01% of Estel, giving us voting control over 50.01% of Estel until May 2007. However, our percentage ownership remains subject to regulation by the Government of India.

Our foreign partner currently manages Estel’s operations.

Our foreign partner currently manages Estel’s operations. An unfavorable change in current regulations or the interpretation thereof, may result in the loss of our voting control in Estel. In addition, we may not be able to further capitalize on our relationship with Estel if our partner is incapable or unwilling to invest its proportional share of capital in this joint venture.

Limited financial resources have caused a strain between the joint venture partners, and may inhibit future growth prospects.

Estel has been unable to pay us in a timely manner for services rendered. We cannot be assured that Estel will make the payments due us in a timely manner in the future or that we will be fully paid for past obligations by Estel.

The members of the Estel joint venture are considering selling the joint venture, or all or a portion of certain membership interests.

The members of the Estel joint venture are considering the possibility of selling the joint venture, or all or of a portion of certain membership interests to a third party or each other. No decision as to the disposition has been made to date.

Risks related to the offering

The offering price of our securities is arbitrary.

The offering price of our securities was arbitrarily determined by negotiation between us and our underwriters and may not bear a direct relationship to our assets, revenues, book value, results of operations or any other objective standard.

A significant portion of the proceeds of this offering will be used for the repayment of debt to certain of our officers and directors and will not be used to fund our operations.

We will use approximately $2,100,000, of the proceeds of this offering to repay certain indebtedness. These amounts consist primarily of (i) approximately $1,056,000, including accrued interest of approximately $302,000 through June 30, 2004, owed to Marvin Rosen, (ii) approximately $853,000, including accrued interest of approximately $154,000 through June 30, 2004, owed to Philip Turits and members of his family to repay demand notes; and (iii) approximately $158,000, including accrued interest of approximately $56,000 through June 30, 2004, owed to Evelyn Langlieb Greer. The use of a significant portion (12%) of the net proceeds from this offering to repay this indebtedness instead of funding our operations could have a material adverse affect on our business and hamper our growth prospects.

We have broad discretion as to the use of the net proceeds from this offering and we may use the proceeds of this offering in a manner that you may not approve.

We have broad discretion as to the use of the net proceeds we will receive from the offering. We cannot assure you that we will apply these funds effectively or in a manner that you would approve. If we do not utilize the net proceeds of the offering effectively, our business and prospects may be seriously harmed and the value of our securities may decrease.

Our principal stockholders will continue to hold a substantial portion of our stock after the offering.

Our executive officers and directors collectively will control approximately 23.9% of our outstanding common stock after the offering and, therefore they will be able to significantly influence the vote on matters requiring stockholder approval, including the election of directors. This control means that purchasers of our securities being sold in the offering will not be able to effectively influence the manner in which we are governed.

There may be substantial sales of our common stock after the expiration of lock-up periods, which could cause the price of our stock to fall.

After the offering, 24,598,686 shares of both classes of our common stock will be outstanding, including 17,480,333 shares of our class A common stock. All of the 3,325,000 shares of our common stock sold in the offering will be freely tradable, except for shares purchased by holders subject to lock-up agreements or by any of our existing “affiliates,” as that term is defined in Rule 144 under the Securities Act, which generally includes officers, directors or 10% stockholders. The class A common stock may not be converted into common stock until one year after the offering unless the holder executes and delivers, after the effective date of this prospectus, a one year lock up agreement from the effective date of the prospectus. The remaining 3,793,353 shares of of our common stock outstanding after the offering and the 17,480,333 shares of class A common stock outstanding will be restricted as a result of its terms or lock-up agreements from transfer for 12 months after the date of this prospectus. Our underwriter in its sole discretion, however, may waive or permit us to waive the lock-up at any time for common stockholders. Sales of a substantial number of shares of our common stock could cause the price of our securities to fall.

Our stock price may be volatile because of factors beyond our control. As a result, you may lose all or a part of your investment.

Our securities have not previously been publicly traded. Following the offering, the market price of our securities may decline substantially. In addition, the market price of our securities may fluctuate significantly in response to a number of factors, many of which are beyond our control, including, but not limited to, the following:

•	our ability to obtain securities analyst coverage;
•	changes in securities analysts’ recommendations or estimates of our financial performance;
•	changes in market valuations of companies similar to us; and announcements by us or our competitors of significant contracts, new offerings, acquisitions, commercial relationships, joint ventures or capital commitments; and
•	the failure to meet analysts’ expectations regarding financial performances.

Furthermore, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. A securities class action lawsuit against us, regardless of its merit, could result in substantial costs and divert the attention of our management from other business concerns, which in turn could harm our business.

Investors in the offering will suffer immediate and substantial dilution.

The public offering price of $6.00 per share of our common stock is substantially higher than the pro forma net tangible book value per share of our outstanding common stock immediately after the offering. Accordingly, if you purchase our common stock in the offering, you will experience immediate and substantial dilution of approximately $5.20 per share, or approximately 87% of the assumed offering price. See “Dilution” for a more detailed description of the dilution you will experience if you purchase our common stock in the offering.

If you do not exercise your purchase warrants prior to 18 months it will cost you more to exercise.

The purchase warrants contain a feature that provides for an increase in the exercise price after 18 months. During the first 18 months, the purchase warrants will be exercisable at $6.00 per share (100% of the offering price). Thereafter, the exercise price will increase to $8.00 per share (133% of the offering price). In the event that a holder of the purchase warrants does not exercise during the first 18 months, the holder will have to pay a higher price to exercise. In addition, the existence of the 18 month reset provision may adversely affect the market price of the purchase warrants.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The forward-looking statements involve a number of risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to:

•	general economic and business conditions;
•	our business strategy for expanding our presence in our industry;
•	anticipated trends in our financial condition and results of operations;
•	the impact of competition and technological change;
•	existing and future regulations effecting our business; and
•	other risk factors set forth under “Risk Factors” in this prospectus.

You can identify forward-looking statements generally by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “intends,” “plans,” “should,” “could,” “seeks,” “pro forma,” “anticipates,” “estimates,” “continues,” or other variations thereof, including their use in the negative, or by discussions of strategies, opportunities, plans or intentions. You may find these forward-looking statements under the captions “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussions and Analysis of Financial Condition and Results of Operations,” and “Business,” as well as under other captions elsewhere in this prospectus. These forward-looking statements necessarily depend upon assumptions and estimates that may prove to be incorrect.

Although we believe that the assumptions and estimates reflected in the forward-looking statements contained in this prospectus are reasonable, we cannot guarantee that we will achieve our plans, intentions or expectations. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ in significant ways from any future results expressed or implied by the forward-looking statements.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $17,066,250 from the sale of the 3,325,000 shares of common stock and 3,325,000 purchase warrants being offered by us, assuming an initial public offering price of $6.00 per share and $.05 per warrant, after deducting approximately $1,825,000 for underwriting discounts and commissions and estimated expenses of approximately $1,225,000. If our underwriters exercise their over-allotment option in full, we will receive an additional $2,745,868 from the sale of an additional 498,750 shares of our common stock and 498,750 purchase warrants, after deducting $271,569 for underwriting discounts and commissions.

The following table describes the expected allocation of the net proceeds of the offering, assuming that our underwriters do not exercise their over-allotment option:

	Application of	Percentage of
	Net Proceeds	Net Proceed

To fund the purchase of equipment for expanded capacity and service offerings	$ 2,000,000	11.7%
Payment of certain indebtedness(1)	2,100,000	12.3
International deployment including purchase of business license, network equipment and securing letters of credit and bonds.	6,000,000	35.2
Marketing and Advertising	500,000	2.9
Working capital and general corporate purposes	6,466,250	37.9

Total	$17,066,250	100%

(1)	Of such amount, (i) approximately $1,056,000, including accrued interest of approximately $302,000 through June 30, 2004, will be paid to Marvin Rosen to repay demand notes that bear interest at 4.75% per annum (except for one note for $125,000 which bears interest at 9.25%), (ii) approximately $823,000, including accrued interest of approximately $154,000 through June 30, 2004, will be paid to Philip Turits and members of his family to repay demand notes. Philip and Lisa Turits’ notes bear interest at 4.75% per annum, except for one note for $125,000 which bears interest at 9.25%, and Michael Turits’ note bears interest at 12.00% per annum, and (iii) approximately $158,000, including accrued interest of approximately $56,000 through June 30, 2004, will be paid to Evelyn Langlieb Greer for a note that bears interest at 15% per annum. The proceeds of these loans were utilized for international deployment, working capital and the purchase of equipment.

We believe that the net proceeds of the offering will be sufficient to fund the purchase of equipment to expand our infrastructure domestically and deploy our business internationally. Our management will have broad discretion in the use of the net proceeds of the offering. Investors will be relying on the judgment of our management regarding the application of the proceeds of the offering.

Until we use the net proceeds as discussed above, we may invest the net proceeds from the offering in short term direct obligations of the United States or Federal agencies, in each case with maturities of less than one year, short term certificates of deposit or other time deposits with banks or corporate bonds.

DIVIDEND POLICY

We paid dividends to the holders of our series A convertible preferred stock and series B convertible redeemable preferred stock in the form of common stock until the date of their conversion.

The series C preferred stock is entitled to receive cumulative pro rata dividends at the rate of 8% per annum of the stated value of $90 per share. The dividends are payable in cash, annually, commencing on December 19, 2004. However, if this offering is completed prior to December 18, 2004 and the series C convertible redeemable preferred stock is therefore automatically converted into our common stock before that date, then no dividends or a portion thereof will be payable.

We do not anticipate paying any cash dividends on either of our classes of common stock in the foreseeable future but plan to retain future earnings, if any, to be used in implementing our business plan.

CAPITALIZATION

The following table sets forth our consolidated capitalization as follows:

•	On an actual basis, as of June 30, 2004.
•	On a pro forma basis to reflect (1) the automatic conversion of all of our outstanding series C preferred stock into an aggregate of 3,141,838 shares of common stock, which will occur upon completion of the offering, (2) the repayment of $1,555,000 in debt and $512,000 in interest payable to certain officers and directors and (3) a transaction that occurred subsequent to June 30, 2004, whereby the Company received net cash proceeds of $1,330,000 ($1,400,000 for a convertible note net of a $70,000 advisory fee) and refinanced $1,108,333 of existing notes payable and accrued interest in exchange for a convertible note. The two notes aggregate $2,508,333 and automatically convert upon the completion of this Offering into 651,515 shares of common stock based upon a conversion price of $3.85 per share.
•	On a pro forma as adjusted basis to give effect to the receipt of the net proceeds from the sale by us in this offering of shares of common stock and purchase warrants at an assumed initial public offering price of $6.00 per common share and $.05 per purchase warrant, after deducting estimated underwriting discounts and commissions and estimated offering expenses.

	June 30, 2004

			Proforma
	Actual	Pro Forma	as adjusted

	(unaudited)	(unaudited)	(unaudited)
Cash and cash equivalents	$ 4,017,260	$ 3,280,260	$ 20,346,510

Long-term debt, including current portion:
Notes payable to related parties	2,794,100	239,100	239,100
Notes payable	150,000	150,000	150,000
Short-term borrowing obligations	536,450	536,450	536,450
Capital leases	968,780	968,780	968,780
Convertible preferred stock, series C, subject to mandatory redemption (a)	9,368,249	—	—
Stockholders’ deficit:
Common Stockholders’ equity (deficit):
Common stock, $0.01 par value: 105,000,000 shares authorized, 0 shares issued and outstanding, actual; 105,000,000 shares authorized, 3,793,353 shares issued and outstanding pro forma; 105,000,000 shares authorized, 7,118,353 shares issued and outstanding proforma, as adjusted		37,934	71,184
Common stock, class A $0.01 par value: 21,000,000 shares authorized, 17,338,273 shares issued and outstanding, actual; 21,000,000 shares authorized, 17,338,273 shares issued and outstanding pro forma; 21,000,000 shares authorized, 17,338,273 shares issued and outstanding, pro forma as adjusted	173,383	173,383	173,383
Capital in excess of par value	64,434,718	76,203,366	93,236,366
Stock dividend distributable	365,961	365,961	365,961
Accumulated other comprehensive income	100,825	100,825	100,825
Accumulated deficit	(74,492,401)	(74,492,401)	(74,492,401)

Total stockholders’ (deficit) equity	(9,417,514)	2,389,068	19,455,318

Total capitalization	$ 4,400,065	$ 4,283,398	$ 21,349,648

(a)	Each share of series C preferred stock is convertible into our common stock at a conversion price equal to the lesser of (i) 75% of the initial public offering price of common stock, or (ii) the voluntary conversion price then in effect.
(b)

The table above excludes the following:
1,660,772 shares of class A common stock issuable upon the exercise of options outstanding at June 30, 2004, at a weighted average exercise price of $8.61 per share; and 286,567 shares of class A common stock issuable upon the exercise of warrants outstanding at June 30, 2004, at a weighted average exercise price of $3.19 per share.

DILUTION

When you purchase a share of our common stock, you will suffer immediate per share “dilution” in an amount equal to the difference between the price you paid per share and the net tangible book value per share after the offering. Net tangible book value per share represents the amount of our tangible assets less the amount of our liabilities divided by the number of shares of our common stock outstanding.

As of June 30, 2004, our net tangible book value available to our common stockholders was $(9,388,067) or $(0.54) per share of our common stock. Our net tangible book value per share is based on 17,338,273 shares outstanding as of June 30, 2004.

As of June 30, 2004, our pro forma net tangible book value would have been $2,418,515 or $0.11 per share of common stock. Our pro forma net tangible book value gives effect to the conversion of all of our outstanding series C preferred stock into 3,141,838 shares of our common stock and a transaction that occurred subsequent to June 30, 2004, whereby the Company received net cash proceeds of $1,330,000 ($1,400,000 for a convertible note net of a $70,000 advisory fee) and refinanced $1,108,333 of existing notes payable and accrued interest in exchange for a convertible note. The two notes aggregate $2,508,333 and automatically convert upon the completion of this offering into 651,515 shares of common stock based upon a conversion price of $3.85 per share. Our pro forma net tangible book value per share is based upon a total of 21,131,626 shares of both classes of our common stock outstanding.

Giving effect to the issuance of 3,325,000 shares of common stock and 3,325,000 purchase warrants offered by us at an initial public offering price of $6.00 per share and $.05 per warrant (after the deduction of estimated underwriting discounts and offering expenses payable by us), our net tangible book value on a pro forma as adjusted basis as of June 30, 2004, would have been $19,484,765 or $0.80 per share. This represents an immediate increase in net tangible book value of $0.69 per share to our existing stockholders and an immediate dilution of $5.20 per share to investors in the offering.

The following table illustrates this dilution per share of common stock as of the closing of the offering in an adjusted pro forma net tangible book value basis:

Initial public offering price per share		$6.00
Net tangible book value per share available to common stockholder as of June 30, 2004	$(0.54)
Increase attributable to pro forma adjustments before offering	$ 0.65

Pro forma net tangible book value per share before offering	$ 0.11
Increase per share attributable to new investors in the offering	$ 0.69

Pro forma net tangible book value per share after the offering		$0.80

Dilution per share to new investors in the offering		$5.20

The following table shows as of June 30, 2004, the number of shares of both classes of our common stock to be owned following the offering by existing securityholders and the new investors in the offering:

	Shares purchased		Total consideration
					Average
	Number	Percent	Amount	Percent	price/share

Existing securityholders	21,131,626	86.40%	78,040,428	79.64%	$3.69
New investors	3,325,000	13.60%	19,950,000	20.36%	$6.00

Total	24,456,626	100.00%	97,990,428	100.00%

Selected Financial Data

The following table sets forth selected historical financial data as of and for each of the periods ended December 31, 1999, 2000, 2001, 2002 and 2003, and June 30, 2003 and 2004. The selected financial data as of December 31, 2001, 2002 and 2003 are derived from consolidated financial statements of Fusion Telecommunications International, Inc., which have been audited, by Rothstein, Kass & Company, PC., independent auditors. The consolidated financial statements, and the report thereon, as of December 31, 2002 and 2003, and for each of the three years ended December 31, 2003, are included elsewhere in this prospectus. The historical financial data as of and for the six months ended June 30, 2003 and 2004 are derived from our unaudited consolidated financial statements. The following financial information should be read in conjunction with “Management’s Discussion and Analysis and Results of Operations” and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

	Years Ended December 31,					Six months ended June 30,

	1999	2000	2001	2002	2003	2003	2004

Revenues	$ 3,714,290	$24,806,641	$ 29,614,565	$ 28,422,149	$33,725,275	$16,945,832	$26,978,042
Operating expenses:
Cost of revenues	3,926,451	16,886,171	24,591,188	25,443,863	29,246,014	14,518,282	23,179,782
Depreciation and amortization	1,647,904	745,145	2,069,361	2,546,869	2,128,610	1,083,818	1,075,375
Loss on impairment	—	6,861,412	2,825,149	467,765	735,354	194,001	—
Selling, general and administrative expenses	5,893,989	9,614,610	11,758,451	9,977,994	9,156,810	4,672,800	4,887,042

Operating loss	(7,754,054)	(9,300,697)	(11,629,584)	(10,014,342)	(7,541,513)	(3,523,069)	(2,164,157)

Other income (expense)
Interest expense, net	(63,120)	(113,436)	(595,116)	(1,175,714)	(919,590)	(458,988)	(860,510)
Forgiveness of debt	—	—	—	1,812,092	3,918,295	1,196,294	1,976,595
Other	—	—	—	—	—	—	37,980
Minority interests	531,317	2,017,389	112,472	19,440	157,617	56,060	79,539

	468,197	1,903,953	(482,644)	655,818	3,156,322	793,366	1,233,604

Loss from continuing operations	(7,285,857)	(7,396,744)	(12,112,228)	(9,358,524)	(4,385,191)	(2,729,703)	(930,553)
Discontinued operations:
Income (loss) from discontinued operations (1)	(25,949,828)	7,588,938	(7,029,511)	—	208,620	—	—

Net income (loss)	$(33,235,685)	$ 192,194	$(19,141,739)	$ (9,358,524)	$ (4,176,571)	$ (2,729,703)	$ (930,553)

Losses applicable to common stockholders:
Loss from continuing operations	$ (7,285,857)	$ (7,396,744)	$(12,112,228)	$ (9,358,524)	$ (4,385,191)	$ (2,729,703)	$ (930,553)

Preferred stock dividends	—	—	—	(642,552)	(635,254)	(82,016)	(385,918)
Net loss applicable to common stockholders from continuing operations	(7,285,857)	(7,396,744)	(12,112,228)	(10,001,076)	(5,020,445)	(2,811,719)	(1,316,471)
Income (loss) from discontinued operations	(25,949,828)	7,588,938	(7,029,511)	—	208,620	—	—
Net income (loss) applicable to common stockholders	$(33,235,685)	$ 192,194	$(19,141,739)	$(10,001,076)	$ (4,811,825)	$(2,811,719)	$(1,316,471)

	Years Ended December 31,					Six months ended June 30,

	1999	2000	2001	2002	2003	2003	2004

Basic and diluted net loss per common share:
Loss from continuing operations	$ (0.89)	$ (0.81)	$ (1.30)	$ (1.01)	$ (0.37)	$ (0.22)	$ (0.08)
Income (loss) from discontinued operations	(3.15)	0.83	(0.76)	—	0.02	—	—

Net income (loss) applicable to common stockholders	$ (4.04)	$ 0.02	$ (2.06)	$ (1.01)	$ (0.35)	$ (0.22)	$ (0.08)

Weighted average shares outstanding
Basic and diluted	8,218,367	9,082,483	9,305,857	9,885,901	13,616,803	13,056,391	15,967,983
Operating Data:
EBITDA (2)	$ (5,574,833)	$ (5,348,063)	$ (6,622,602)	$ (6,980,268)	$(4,519,932)	$ (2,189,190)	$ (971,263)
Capital expenditures	(6,049,699)	(7,295,721)	(501,882)	(533,610)	(645,340)	(85,094)	(739,479)
Summary Cash Flow Data:
Net cash used in operating activities	$(12,175,123)	$ (4,917,915)	$ (9,561,199)	$ (4,322,231)	$(5,056,370)	$ (3,719,854)	$ (4,185,783)
Net cash used in investing activities	(6,049,699)	(5,564,562)	(1,271,632)	(901,056)	(612,635)	(121,714)	(746,312)
Net cash provided by financing activities	20,741,578	7,374,117	10,618,846	5,992,185	8,140,759	3,337,430	5,708,703
Balance Sheet Data (at period end):
Cash	$ 3,322,345	$ 213,985	$ —	$ 768,898	$ 3,240,652	$264,760	$ 4,017,260
Restricted cash	—	—	784,000	1,250,793	961,536	994,232	1,057,866
Property and equipment	7,684,197	15,109,868	13,686,124	12,700,397	11,858,931	12,769,183	12,939,986
Property and equipment, net	7,180,231	12,438,899	10,145,087	7,429,433	5,054,973	6,416,988	4,736,828
Total assets	24,593,019	18,806,300	14,273,723	12,287,532	13,033,913	11,842,131	16,206,957
Total debt	3,389,794	7,616,413	12,211,878	9,640,955	5,176,861	9,990,081	4,449,330
Redeemable preferred stock	—	—	—	—	3,466,538	—	9,368,249
Total stockholders’ deficit	(6,871,098)	(665,330)	(11,537,659)	(14,800,981)	(9,774,002)	(13,477,348)	(9,417,514)
Net income (loss)	$(33,235,685)	$ 192,194	$(19,141,739)	$(9,358,524)	$(4,176,571)	$(2,729,703)	$ (930,553)
Income (loss) from discontinued operations	(25,949,828)	7,588,938	(7,029,511)	—	208,620	—	—

Loss from continuing operations	(7,285,857)	(7,396,744)	(12,112,228)	(9,358,524)	(4,385,191)	(2,729,703)	(930,553)
Adjustments
Interest expense, net	63,120	113,436	595,116	1,175,714	919,590	458,988	860,510
Depreciation and amortization	1,647,904	745,145	2,069,361	2,546,869	2,128,610	1,083,818	1,075,375
Forgiveness of debt	—	—	—	(1,812,092)	(3,918,295)	(1,196,294)	(1,976,595)
Loss on impairment	—	1,190,100	2,825,149	467,765	735,354	194,001	—

EBITDA from continuing operations
$  (5,574,833)

$(5,348,063)

$  (6,622,602)

$(6,980,268)

$(4,519,932)

$(2,189,190)

$   (971,263)

(1)	The December 31, 2000 income from discontinued operations includes a $16.4 gain on the sale of one of our subsidiaries which is net with a loss of $8.8 million from the discontinued operations of three subsidiaries.
(2)	EBITDA means net income (loss) (adjusted for loss on impairments and forgiveness of debt) before income (loss) from discontinued operations, interest expense and depreciation and amortization. We believe EBITDA is useful to investors because EBITDA is commonly used in the communications industry to analyze companies on the basis of operating performance and leverage. We believe EBITDA allows a standardized comparison between companies in the industry, while minimizing the differences from depreciation policies, financial leverage and tax strategies. While providing useful information, EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations and cash flows data prepared in accordance with generally accepted accounting principles. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read together with our consolidated financial statements and the accompanying notes included elsewhere in this prospectus.

Overview

We are an international communications carrier delivering VoIP, private networks, Internet access, IP video conferencing and other advanced services to, from, in and between emerging markets in Asia, the Middle East, Africa, the Caribbean and Latin America. In 2000, after early acquisitions, our focus on domestic retail and residential services and incurring significant losses, our board of directors selected a new management team to develop and initiate a new corporate strategy, improve our operational and financial performance and identify growth opportunities.

The new corporate strategy focused our resources on VolP and the emerging international markets, and we exited the more highly competitive, infrastructure-dependent businesses that characterized us in 2000 and 2001. Since then, we sought to gain early entry in high growth emerging markets, often in partnership with local organizations that have strong distribution channels, regulatory experience, market intelligence, the ability to deliver local loops and the capability of providing customer service support. This approach enabled us to introduce our IP communications services in these markets, thereby benefiting from the time-to-market advantages, expanded geographic reach and reduced capital requirements that local partnerships afford. We embarked on a network strategy that employs the most currently available Softswitch technology, relieving us of the burden of costly, inefficient legacy systems and allowing more rapid and cost-effective deployment and expansion of services worldwide. Additionally, long-range efforts in cost controls and reductions were initiated, which included significant reductions in staffing, fixed overhead expenses and debt. The combination of these efforts has led to improved financial results.

The following table summarizes our results of operations for the periods indicated:

				(unaudited)
	Years Ended December 31,			Six Months Ended June 30,

	2001	2002	2003	2003	2004

Revenues	$ 29,614,565	$28,422,149	$33,725,275	$16,945,832	$26,978,042
Operating expenses:
Cost of revenues	24,591,188	25,443,863	29,246,014	14,518,282	23,179,782
Depreciation and amortization	2,069,361	2,546,869	2,128,610	1,083,818	1,075,375
Loss on impairment	2,825,149	467,765	735,354	194,001
Selling, general and administrative	11,758,451	9,977,994	9,156,810	4,672,800	4,887,042

Operating loss	(11,629,584)	(10,014,342)	(7,541,513)	(3,523,069)	(2,164,157)
Other income (expense)
Interest expense, net	(595,116)	(1,175,714)	(919,590)	(458,988)	(860,510)
Forgiveness of debt	0	1,812,092	3,918,295	1,196,294	1,976,595
Other	0	0	0	0	37,980
Minority interests	112,472	19,440	157,617	56,060	79,539

	(482,644)	655,818	3,156,322	793,366	1,233,604
Loss from continuing operations	(12,112,228)	(9,358,524)	(4,385,191)	(2,729,703)	(930,553)
Income (loss) from discontinued operations	(7,029,511)	0	208,620	0	0

Net loss	$(19,141,739)	$ (9,358,524)	$ (4,176,571)	$ (2,729,703)	$ (930,553)

The following table presents our historical operating results as a percentage of revenues for the periods indicated:

				(unaudited)
	Years Ended December 31,			Six Months Ended June 30,

	2001	2002	2003	2003	2004

Revenues	100.0%	100.0%	100.0%	100.0%	100.0%
Operating expenses:
Cost of revenues	83.0%	89.5%	86.7%	85.7%	85.9%
Depreciation and amortization	7.0%	9.0%	6.3%	6.4%	4.0%
Loss on impairment	9.5%	1.6%	2.2%	1.1%	0.0%
Selling, general and administrative	39.7%	35.1%	27.2%	27.6%	18.1%

Operating loss	(39.3)%	(35.2)%	(22.4)%	(20.8)%	(8.0)%
Other income (expense)
Interest expense, net	(2.0)%	(4.1)%	(2.7)%	(2.7)%	(3.2)%
Forgiveness of debt	0.0%	6.4%	11.6%	7.1%	7.3%
Other	0.0%	0.0%	0.0%	0.0%	0.1%
Minority interests	0.4%	0.1%	0.5%	0.3%	0.3%

	(1.6)%	2.3%	9.4%	4.7%	4.6%
Loss from continuing operations	(40.9)%	(32.9)%	(13.0)%	(16.1)%	(3.4)%
Income (loss) from discontinued operations	(23.7)%	0.0%	0.6%	0.0%	0.0%

Net loss	(64.6)%	(32.9)%	(12.4)%	(16.1)%	(3.4)%

Revenues

Since our restructuring in 2001, we have generated the majority of our revenue from voice traffic sold to other carriers, with a primary focus on VoIP terminations to the emerging markets. We have increased our business in this area through an internal focus on the growth of our existing customer base, adding new customers, and the establishment of in-country partnerships that help us to more quickly deploy direct VoIP terminating arrangements with PTTs and other licensed carriers in emerging markets. Although we believe that this business continues to be strong, ongoing competitive and pricing pressures have caused us to increase our focus on higher margin, value-added services (VoIP to consumers and businesses, Internet access, IP videoconferencing and private networks) and market them to, or in conjunction with, international carriers, ISP’s, cable companies and wireless operators on a direct, co-branded or private label basis.

In an effort to further increase margins, expand our customer base, and develop more stable revenue streams, we have begun to target enterprise customers (large corporations, government entities and other businesses). Revenues generated from sales to these customers are primarily derived from the sale of the value-added services mentioned above. With a primary focus on marketing VoIP services to these Enterprise customers, we believe we will recognize higher margin and stronger growth opportunities. While this does not yet represent a significant portion of our revenue base, we expect to continue to increase the our emphasis in this area. We believe that this will complement our carrier business with a higher margin and more stable customer base. In the third and fourth quarter of 2004, we expect to experience a temporary decline in revenues during, and immediately following, the migration to the new Softswitch technology.

In 2002, we established Efonica F-Z, LLC as a retail services company marketing VoIP products to consumer and corporate customers in emerging markets. Beginning in the Middle East, Asia and Africa, then extending into Latin America, Efonica’s services are primarily sold through distribution channels on a pre-paid basis. Efonica’s customers can place calls from anywhere in the world to any destination using a PC, IP telephone or regular telephone when accompanied by a hardware device that may be purchased through Efonica. We believe that the introduction of advanced features such as voicemail, call waiting and call forwarding enhance this value-added offering. Since its inception in 2002, Efonica’s VoIP revenue grew $0 to $0.3 million in 2003, and to $0.7 million in the first six months of 2004.

Our increased focus on VoIP services resulted in a growing upward trend in voice traffic carried over Internet protocol. During the first six months of 2004, voice traffic terminated on our network was 72% VoIP, compared to 57% VoIP in the first six months of 2003.

We also receive revenues from other services, including co-location and the sale of customer premise equipment. These services currently represent a small portion of the revenue base.

OPERATING EXPENSES

Our operating expenses are categorized as cost of revenues, selling, general and administrative expenses, depreciation and amortization and loss on impairment.

Cost of revenues includes costs incurred with the operation of our leased network facilities, and the purchase of voice termination and IP services from other telecommunications carriers and ISP’s. As we have increased the percentage of VoIP traffic carried on the network, our fixed network cost of voice services to carriers as a percentage of the voice revenues has declined. This is illustrated by the decrease of this percentage to 2.2% in the first six months of 2004 from 4.8% in the first six months of 2003. We also continue to work to lower the variable component of the cost of revenue through the use of least cost routing, continual negotiation of usage-based and fixed costs with domestic and international service providers.

Selling, general and administrative expenses include salaries and benefits, commissions, occupancy costs, sales, marketing and advertising, professional fees and other administrative expenses.

Depreciation and amortization includes depreciation of our communications network equipment, amortization of leasehold improvements of our switch locations and administrative facilities, and the depreciation of our office equipment and fixtures.

COMPANY HIGHLIGHTS

The following summary of significant events from the past three fiscal years ended December 31, 2003 and the first six months ended June 30, 2004, highlights the accomplishments and events that have influenced our performance during that time period.

First Six Months 2004

•	Capital fund-raising – We raised $4.6 million to complete the second traunche of a series C convertible preferred stock offering that had been initiated in November of 2003. Additionally, we raised $1.3 million from a common stock offering that was initiated in 2003.
•	Revenue Growth – Revenue grew 59% in the first half of 2004 over the first half of 2003.
•	Debt Reduction – We further reduced debt by negotiating $2.0 million in reductions of outstanding vendor obligations through settlements, and by another $0.4 million that was paid off in outstanding vendor obligations and notes. In addition, the Company converted $0.6 million of debt to series C convertible preferred stock.
•	Purchase of Veraz Switch – In April of 2004, we purchased a Veraz softswitch which is now operational. Management believes that compared to older infrastructure, this switch is easier to expand with reduced deployment time. Management also believes this will further enhance our service offerings, flexibility and will allow us to size the network equipment to the traffic as the volume grows, rather than requiring heavy capital investments in anticipation of future revenue growth.

2003

•	Capital fund-raising – In November 2003, we initiated a series C convertible preferred stock offering, with the first of two stock closings occurring in December 2003. In the first closing, the Company raised $2.5 million. We also raised $3.0 million from common stock purchases in 2003 initiated with the private placement from 2002, and we raised an additional $3.8 million from common stock purchases in 2003 associated with an equity offering initiated in 2003.
•	Revenue Growth – Revenue grew $5.3 million, or 18.7%, from the prior year, excluding discontinued operations.
•	Debt Reduction – We further reduced debt by negotiating $3.9 million in reduction of outstanding vendor obligations through settlements. We also converted $3.2 million in debt to preferred and common stock.
•	Addition of San Jose Point of Presence – In November of 2003, we added network equipment and a PoP in San Jose, California, to support service to Asia.
•	Successful bid of Government Contracts – We were awarded a subcontractor bid to be the provider for Internet access for seventeen U.S. Embassies and Consulates located in Asia and the Middle East, and we also were awarded a bid to supply a private network for the U.S. Department of Defense in the Persian Gulf.
•	Reduced SG&A – We reduced SG&A by $0.8 million, or 8%, from the prior year, while total revenues increased 18.7%.

2002

•	Capital fund-raising – We raised $0.7 million in an equity offering for series B preferred stock in March of 2002, which was extended until September of 2002. Additionally, we raised $1.6 million through an equity offering for common stock that was initiated in July of 2002, and was extended into 2003.
•	Debt Reduction – We further reduced debt by negotiating $1.8 million in reductions and outstanding obligations through settlements, and we converted $3.7 million of debt into common stock.

•	Revenue – Revenue decreased $1.2 million, or 4%, from the prior year, excluding discontinued operations. This decrease was primarily attributable to the loss of two large voice networks.
•	Pakistan J.V. – We established a joint venture in mid 2002 that gave us a 75% equity interest in an entity which provides VoIP service to Pakistan.
•	Efonica FC-LLC – We established a joint venture in December of 2002 that gave us a 50.2% equity interest in a company that provides VoIP services to consumers and corporations throughout emerging markets in the Middle East, Africa, Asia and Latin America.
•	Reduced SG&A – SG&A decreased $1.8 million or 15.1% from 2001.

2001

•	Capital fund-raising – We raised $4.2 million in an equity offering for series A preferred stock that was initiated in June of 2001, and closed in November of 2001. Additionally, we raised $0.8 million from a common stock offering.
•	Revenue growth – Revenue grew $4.8 million, or 19%, from the prior year, excluding discontinued operations.
•	Divestiture of Domestic Retail Services – In mid-2001, we divested the domestic retail telecommunications service by selling three different lines of business to three non-affiliated parties. This resulted in a loss from discontinued operations of approximately $7.0 million during 2001.

The information in our period-to-period comparisons below represents only our results from continuing operations.

Six Months Ended June 30, 2004 Compared with Six Months Ended June 30, 2003

Revenues

Revenues increased $10.1 million or 59.2% to approximately $27.0 million in the first six months of 2004 compared to $16.9 million in the first six months of 2003. Most of the increase ($8.8 million) was attributable to an increase in revenues in voice services, primarily VoIP terminating to the emerging markets sold to carriers. In addition, during 2004, there was an increase of 15% in the total amount of VoIP traffic terminated, evidencing our increased focus on VoIP services. Our VoIP services to consumers more than doubled from $0.3 million in the first six months of 2003 to $0.7 million in the first six months of 2004.

Consolidated revenues from our Enterprise services grew 40%, from $1.5 million in 2003 to $2.1 million in 2004, primarily due to the addition of government-related contracts that were awarded in the latter part of 2003.

Operating Expenses

Cost of Revenues. Cost of Revenues increased $8.7 million or 59.7% to $23.2 million in 2004 from $14.5 million in 2003. This percentage increase is consistent with the percentage increase in revenues resulting from the higher volume discussed above.

Depreciation and Amortization. Depreciation and amortization stayed relatively flat in the first six months of 2004 over the first six months of 2003.

Loss on impairment. Loss on impairment was $0.2 million during the first six months of 2003. This impairment related to the adjustment of equipment being used by our joint venture in India to its fair value based on estimated cash flows. No loss on impairments occurred during the six months ended June 2004.

Selling, General and Administrative. Selling, general and administrative expenses increased $0.2 million or 4.6% to $4.9 million in 2004 from $4.7 million in 2003. This increase is primarily attributed to the growth of our Efonica joint venture.

Operating Loss. Our operating loss decreased $1.4 million or 38.6% to $2.1 million in the first six months of 2004 from a loss of $3.5 million in the first six months of 2003. The decrease in operating loss was primarily attributable to the increase in revenue and gross margin.

Other Income (Expense). Total other income (expense) increased $0.4 million to $1.2 million in the first six months of 2004 from $0.8 million in the first six months of 2003. Interest expense increased $0.4 million to $0.9 million in 2004 from $0.5 million in 2003, primarily attributable to the adoption of SFAS 150 during 2003. This resulted in our recording $0.7 million in interest expense related to dividends and accretion on the series C convertible preferred stock subject to mandatory redemption for the six months ended June 30, 2004, partially offset with a decrease in interest expense during 2004 resulting from the reduction of average outstanding debt. Gain on debt forgiveness realized from vendor settlements increased in the first six months of 2004 by $0.8 million to $2.0 million from $1.2 million for the six months ended June 30, 2003. Minority interest due from joint venture partners increased $24,000 to $80,000 in 2004 from $56,000 in 2003.

Net Loss. Our 2004 net loss attributable to common stockholders was $1.3 million after giving effect to $0.4 million in dividends applicable to common stockholders. This was an improvement of $1.5 million from the prior year’s net loss applicable to common stockholders of $2.8 million.

EBITDA. EBITDA means net income (loss) (adjusted for loss on impairments and forgiveness of debt) before income (loss) from discontinued operations, interest expense and depreciation and amortization. We believe EBITDA is useful to investors because EBITDA is commonly used in the communications industry to analyze companies on the basis of operating performance and leverage. We believe EBITDA allows a standardized comparison between companies in the industry, while minimizing the differences from depreciation policies, financial leverage and tax strategies. While providing useful information, EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations and cash flows data prepared in accordance with generally accepted accounting principles. EBITDA was approximately $(1.0) million during the six months ended June 30, 2004 compared to $(2.2) million during the six months ended June 30, 2003.

	Six Months Ended	Six Months Ended
	June 30, 2004	June 30, 2003

Net loss	$ (930,553)	$(2,729,703)
Adjustments:
Interest expense, net	860,510	458,988
Depreciation and amortization	1,075,375	1,083,818
Forgiveness of debt	(1,976,595)	(1,196,294)
Loss on impairment	0	194,001

EBITDA	$ (971,263)	$(2,189,190)

Year Ended December 31, 2003 Compared with Year Ended December 31, 2002

Revenues

Revenues. Revenues from continuing operations increased $5.3 million or 18.7% to $33.7 million in 2003 compared to $28.4 million in 2002. Voice services sold to carriers represented approximately 95% of this growth, partially fueled by growth in new international network deployments. The remaining approximate 5% of the revenue increase was attributed to the introduction of VoIP services to consumers and corporations in early 2003.

Operating Expenses

Cost of Revenues. Cost of Revenues increased $3.8 million or 14.9% to $29.2 million in 2003 from $25.4 million in 2002. This increase was caused by the growth in volume over the prior year. The improvement in gross margin in 2003 is a result of a reduction in 2003 fixed cost of revenues that related to two large international voice networks that were turned down late in 2002 due primarily to capital constraints and disputes with the vendors. In addition, we increased our efforts in utilizing least cost routing options.

Depreciation and Amortization. Depreciation and amortization from continuing operations decreased $0.4 million to $2.1 million in 2003 from $2.5 million in 2002. This decrease was attributable to fixed assets impaired during 2002 being depreciated during a portion of 2002 but not at all during 2003.

Loss on Impairment. Loss on Impairment increased $0.3 million in 2003. The $0.7 million recorded during 2003 relates to an impairment on switching equipment which was replaced by upgraded equipment and an impairment on equipment being used by the Company’s joint venture in India. These impairments were determined based upon estimated future cash flows from these assets. The $0.5 million impairment recorded during 2002 related to the termination and abandonment of a voice network in the Caribbean which was deactivated and no longer generating revenue.

Selling General and Administrative. Selling, general and administrative expenses decreased $0.8 million or 8.2% to $9.2 million in 2003 from $10.0 million in 2002. This decrease is primarily attributed to staff reductions and other cost reduction and containment strategies.

Operating Loss. The operating loss decreased $2.5 million or 24.7% to $7.5 million in 2003 from $10.0 million in 2002, due to the items mentioned above.

Other Income (Expense). Total other income (expense) increased $2.5 million or 381.3% to $3.2 million in 2003 from $0.7 million in 2002, due to several factors. Interest expense decreased $0.3 million to $0.9 million in 2003 from $1.2 million in 2002, mainly due to settlements and conversions of outstanding debt. Gain on Debt Forgiveness increased by $2.1 million to $3.9 million, from $1.8 million, resulting from settlements of vendor payable obligations. Minority interest due from joint venture partners increased $138,000 to $158,000 in 2003 from $20,000 in 2002.

Discontinued Operations. Income from discontinued operations in 2003 was $0.2 million due to the elimination of a prior accrual for a vendor obligation. There was no discontinued operations income in 2002. See “Discontinued Operations” note.

Net Loss. The factors discussed above resulted in a decrease in the 2003 net loss applicable to common stockholders by $5.2 million to $4.8 million in 2003 from $10.0 million in 2002 after giving effect to $0.6 million in stock dividends in both 2003 and 2002.

EBITDA. EBITDA was approximately $(4.5) million during 2003 compared to approximately $(7.0) million during 2002.

	Year Ended	Year Ended
	December 31, 2003	December 31, 2002

Net loss	$(4,176,571)	$(9,358,524)
Income from discontinued operations	(208,620)	0

Loss from continuing operations	(4,385,191)	(9,358,524)
Adjustments
Interest expense, net	919,590	1,175,714
Depreciation and amortization	2,128,610	2,546,869
Forgiveness of debt	(3,918,295)	(1,812,092)
Loss on impairment	735,354	467,765

EBITDA	$(4,519,932)	$(6,980,268)

Year Ended December 31, 2002 Compared with Year Ended December 31, 2001

Revenues

Revenues. Revenues from continuing operations decreased $1.2 million or 4.0% to $28.4 million in 2002 compared to $29.6 million in 2001. This decline was primarily due to the deactivation of two large voice networks in late 2001 caused by disputes with the related vendors and our inability to stay current with accounts payable.

Operating Expenses

Cost of Revenues. Cost of revenues increased $0.8 million or 3.5% to $25.4 million in 2002 from $24.6 million in 2001 due primarily to a less effective job in least cost routing during 2002 in comparison to 2001. In addition, there was a reduction in gross margin from 2002 versus 2001. This was caused partially by our increased cost of revenues, but also was impacted by our inability to stay current on our accounts payable and certain disputes, which resulted in the loss of a large Caribbean voice network that had been earning high gross margins during a significant portion of 2001.

Depreciation and Amortization. Depreciation and amortization from continuing operations increased $0.4 or 23.1% million to $2.5 million in 2002 from $2.1 million in 2001. The increase was attributable to recognition of the depreciation associated with the assets transferred from our discontinued retail communication service operations.

Loss on Impairment. The loss on impairment decreased $2.3 million to $0.5 million in 2002 from $2.8 million in 2001. The significant charge in 2001 relates primarily to a joint venture we had with Clarion Global Network, Inc. to form an entity called C&F Switching, LLC. The joint venture was created in order to combine efforts in building gateway telecommunications switches. In connection with this acquisition, we accounted for the transaction under the purchase method of accounting and allocated the purchase price of $2.5 million to goodwill and property and equipment. The goodwill was considered impaired during 2001 and is consequently included in loss on impairment. The $0.5 million loss on impairment in 2002 has been previously discussed.

Selling, general and administrative. Selling, general and administrative expenses decreased $1.8 million or 15.1% to $10.0 million in 2002 from $11.8 million in 2001 primarily due to staff reductions and cost reduction and containment strategies after the divestiture of our domestic retail subsidiary.

Operating Loss. Our operating loss decreased $1.6 million or 13.9% to $10.0 million in 2002 from $11.6 million in 2001 due to the factors discussed above.

Other Income (Expense). Total other income (expense) changed 235.9% from $(0.5) million in expense in 2001 to $0.7 million in income in 2002. Interest expense increased from $0.6 million in 2001 to $1.2 million in 2002 due to higher average borrowings during 2002, which was offset by a gain on debt forgiveness of $1.8 million, compared to zero in the prior year. This gain on debt forgiveness resulted from settlements of vendor payable obligations. Minority interest due from joint venture partners decreased from $0.1 million in 2001 to $20,000 in 2002.

Discontinued Operations. There was no income or loss from discontinued operations in 2002. The 2001 loss from discontinued operations was $7.0 million.

Net Loss. The 2002 net loss applicable to common stockholders was $10.0 million, compared to $19.1 million in 2001, after giving effect to the $0.6 million of dividends in 2002. This $9.1 million decrease in net loss applicable to common stockholders is primarily attributed to the $7.0 million loss for discontinued operations in 2001 as well as other factors previously disclosed.

EBITDA. EBITDA was approximately ($7.0) million during 2002 compared to approximately ($6.7) million during 2001.

	Year Ended	Year Ended
	December 31, 2002	December 31, 2001

Net loss	$(9,358,524)	$(19,141,739)
Loss from discontinued operations	0	7,029,511
Loss from continuing operations	$(9,358,524)	(12,112,228)
Adjustments:
Interest expense, net	1,175,714	595,116
Depreciation and amortization	2,546,869	2,069,361
Forgiveness of debt	(1,812,092)	0
Loss on impairment	467,765	2,825,149

EBITDA	$(6,980,268)	$ (6,662,602)

During 2001, we decided to cease the operations of our domestic retail telecommunication services. In connection with this decision, we opted out of a capital lease under which we were leasing switching equipment located in Miami, Florida and returned all of the switching equipment covered under the lease to the lessor. In 2002, we abandoned a telecommunications facility located in Miami, which was being used to house the switching equipment utilized by C&F Switching, LLC. The office was being leased under a non-cancelable operating lease agreement, which is currently the subject of an on-going litigation.

The principal costs of the discontinuation of the retail services included the remaining unpaid operating lease obligations on the Miami office space, which aggregated approximately $0.8 million (this amount includes a draw down on a letter of credit securing the lease of approximately $0.1 million). The costs also include the write-off of the remaining net book value of leasehold improvements made to the Miami location of approximately $0.3 million. In accordance with the provisions of SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” we have not included the results of operations of our retail telecommunication services in the results from continuing operations. The results of operations for these services have been reflected in discontinued operations for the year ended December 31, 2001. The loss from discontinued operations for the year ended December 31, 2001, consists of the following:

Revenues	$ 4,274,000
Cost of revenues	(4,407,000)
Depreciation and amortization	(424,000)
Selling, general and administrative expenses	(5,049,000)
Interest expense	(60,000)
Accrual of office lease expenses	(1,073,000)
Write-off of leasehold improvements	(291,000)

Net loss	$(7,030,000)

During the year ended December 31, 2003, certain trade payables, associated with the discontinuation of our retail services, were determined not to be payable to a vendor, which resulted in a gain on trade payable reductions of approximately $0.2 million.

Liquidity and Capital Resources

Since our inception, we have incurred significant operating and net losses. In addition, we have not generated positive cash flows from operations. As of June 30, 2004, we had an accumulated stockholders’ deficit of approximately $9.4 million and a working capital deficit of approximately $6.4 million. However, during the six months ended June 30, 2004, we have been able to increase our revenues and renegotiate and pay down certain obligations, which has resulted in reduced losses and reduced outstanding debt.

Below is a summary of our cash flows for the periods indicated. These cash flow results are consistent with prior years in that we continued to use significant cash in connection with our operating and investing activities and had significant cash provided by financing activities.

A summary of our cash flows for the periods indicated is as follows:

	Year Ended	Year Ended	Year Ended	Six months ended
	December 31, 2001	December 31, 2002	December 31, 2003	June 30, 2004 (1)

Cash used in operating activities	$ (9,561,199)	$(4,322,231)	$(5,056,370)	$(4,185,783)
Cash used in investing activities	(1,271,632)	(901,056)	(612,635)	(746,312)
Cash provided by financing activities	10,618,846	5,992,185	8,140,759	5,708,703

Increase (Decrease) in cash and
cash equivalents	(213,985)	768,898	2,471,754	776,608
Cash and cash equivalents, beginning
of period	(213,985)		768,898	3,240,652

Cash and cash equivalents, end
of period	$ 0	$ 768,898	$ 3,240,652	$ 4,017,260

(1)	These figures include an aggregate of approximately $2.2 million that was paid during the period to satisfy past obligations.

Source of Liquidity

As of June 30, 2004 we had cash and cash equivalents of approximately $4.0 million. In addition, as of June 30, 2004, we had approximately $1.1 million of cash restricted from withdrawal and held by banks as certificates of deposits securing letters of credit (equal to the amount of the certificates of deposit).

From our inception through June 2004, we financed our operations from cash provided from financing activities. These activities were primarily through the private placement of approximately $52.2 million of equity securities and $26.7 million of net proceeds resulting from the issuance of notes and capital leases.

Although we believe the net proceeds from this offering, together with our existing cash and cash equivalents and revenues from operations will be sufficient to meet our working capital and capital expenditure needs for the next 12 months, as to our long-term liquidity is dependent on our ability to attain future profitable operations. We cannot predict if and when we will be able to attain future profitability.

Uses of Liquidity

Our short-term and long-term liquidity needs arise primarily from interest and principal payments relating to our debt and capital lease obligations, capital expenditures, working capital requirements as may be needed to support the growth of our business, and any additional funds that may be required for business expansion opportunities.

Our cash capital expenditures were approximately $0.7 million during the six months ended June 30, 2004 and were $0.6 million during the year ended December 31, 2003. We expect our cash capital expenditures to be approximately $2.0 million for the full year ending December 31, 2004. The 2004 estimated capital expenditures include a sig-

nificant investment we are making to upgrade our switching and transmission systems utilizing the softswitch technology.

Cash used in operations was approximately $5.1 million during the year ended December 31, 2003 and approximately $4.2 million during the six months ended June 30, 2004. The cash used in our operations has historically been a function of our net losses, gains on forgiveness of debt, and changes in working capital as a result of the timing of receipts and disbursements. Our net cash used in operating activities included in our June 30, 2004 and December 31, 2003 cash flows statements include a significant amount of cash payments and forgiveness of debt that relates to liabilities from prior periods. Consequently, the resulting net cash used in operating activities during these two periods was negatively impacted. Now that we have paid and settled a significant amount of these old liabilities, as well as seeing an improvement in our operating results, we expect our net cash used in operating activities to improve during future periods. Additionally, the 2004 net cash used in operating activities includes approximately $0.7 million in interest and dividends accreted on our series C preferred stock. The accretion on this stock will cease upon completion of the offering.

We expect to use the net proceeds from this offering for working capital and general corporate purposes, for the repayment of certain indebtedness, for international deployment, including purchase of business license, network equipment and securing letters of credit and bonds, to fund the purchase of equipment for expanded capacity and service offerings, and marketing and advertising.

Debt Service Requirements

At June 30, 2004, we had approximately $3.9 million of current and long-term notes payable and capital leases. We owe approximately $1.9 million in debt and accrued interest to two of our officers who have signed forbearance agreements, providing that they will not call due this debt and interest until such time that a successful offering is completed or one year after the first closing on our series C preferred stock, whichever comes first. A significant portion of our debt is due during the 12 months subsequent to June 30, 2004 and approximately $1,555,000 in debt and $512,000 in accrued interest will be repaid with the proceeds from the offering. Also, this reduction in our debt balances is expected to result in a significant reduction in our interest expense in the future.

Capital Instruments

The only outstanding preferred stock we have as of June 30, 2004 is our series C preferred stock. This stock provides for the payment of dividends at a rate equal to 8.0% per annum. The dividends are payable in cash annually, commencing on the first anniversary of the initial closing of the series C preferred stock offering, unless the series C preferred stock is converted into common stock upon the completion of the offering, in which case no dividend will be due. At our option, we may redeem for cash, all or a portion of the series C preferred stock at any time upon 30 days notice, given during the 13th month from December 19, 2003, at 115% of the stated value, plus accrued but unpaid dividends. If we choose to redeem the series C preferred stock, we are required to give holders 30 days notice of such redemption during which period holders shall have the right to convert to common stock at a price of $3.15 per share, subject to adjustment. So long as our common stock or other securities into which series C preferred stock is convertible into, is not publicly traded, at any time after the second anniversary of the initial closing of this offering, the holders of the series C preferred stock may require us to redeem their respective shares of the series C preferred stock may require us to redeem their respective shares of the series C preferred stock for cash equal to 112% of the stated value plus payment of accrued and unpaid dividends. Each share of the series C preferred stock is convertible, at the option of the holder at any time, at the conversion price of $3.15 per share. Upon the closing of this offering, the series C preferred stock shall automatically convert into shares of our new common stock at the lesser of (i) the voluntary conversion price then in effect or (ii) 75% of the offering price of the common stock, and, the holders of the series C preferred stock shall also receive a warrant equivalent to those offered hereby for each share of common stock issued.

Summary of Contractual Obligations

As of June 30, 2004

Payments due by period before the offering:

	Less than			More than
	1 year	1-3 years	3-5 years	5 years	Total

Contractual obligations:
Debt maturing within one year	$ 3,480,550	$ 0	$ 0	$ 0	$ 3,480,550
Preferred shares subject to mandatory redemption (1)		9,368,249	0	0	9,368,249
Capital leases	833,780	135,000	0	0	968,780
Operating leases	1,040,000	2,143,000	2,106,000	790,000	6,079,000
Minimum purchase commitments (2)	6,119,313	2,624,400	0	0	8,743,713

Total contractual cash obligations	$11,473,643	$14,270,649	$2,106,000	$790,000	$28,640,292

(1)	This represents the obligation for the redemption of series C preferred stock plus accrued and unpaid dividends if we do not convert the shares to common stock in an initial public offering prior to the second anniversary of the initial closing. This obligation will be eliminated upon the occurrence of the initial public offering because this series C preferred stock will automatically convert into shares of our common stock in connection with the offering.
(2)	Minimum purchase commitments relates primarily to the following: An agreement with Pakistan Telecommunications Company Limited to purchase at least $437,400 of traffic per month through December 2005. A settlement with a vendor that will require us to spend an additional $417,000 between July 1 and December 31, 2004. Remaining costs of approximately $400,000 were associated with our new soft switch.

Critical Accounting Policies and Estimates

We have identified the policies and significant estimation processes below as critical to our business operations and the understanding of our results of operations. The listing is not intended to be a comprehensive list. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States, with no need for management’s judgment in their application. In other cases, management is required to exercise judgment in the application of accounting principles with respect to particular transactions. The impact and any associated risks related to these policies on our business operations is discussed throughout “Management’s Discussion and Analysis of Financial Condition and Results of Operations” where such policies affect reported and expected financial results. For a detailed discussion on the application of these and other accounting policies, see Note 2 in the Notes to Consolidated Financial Statements for the year ended December 31, 2003, included in this Form S-1. Our preparation of our consolidated financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our consolidated financial statements, and the reported amounts of revenue and expenses during the reporting periods. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. There can be no assurance that actual results will not differ from those estimates and such differences could be significant.

Revenue Recognition — Our revenue is primarily derived from fees charged to terminate voice services over our network, and from monthly recurring charges associated with Internet and Private Line services.

Variable revenue is earned based on the number of minutes during a call and is recognized upon completion of a call, adjusted for allowance for doubtful accounts receivable and billing adjustments. Revenue for each customer is calculated from information received through our network switches. Customized software has been designed to track the information from the switch and analyze the call detail records against stored detailed information about revenue rates. This software provides us the ability to do a timely and accurate analysis of revenue earned in a period. Consequently, the recorded amounts are generally accurate and the recorded amounts are unlikely to be revised in the future.

Fixed revenue is earned from monthly recurring services provided to the customer that are fixed and recurring in nature, and are contracted for over a specified period of time. The initial start of revenue recognition is after the provi-

sioning, testing and acceptance of the service by the customer. The charges continue to bill until the expiration of the contract, or until cancellation of the service by the customer. Additionally, the majority of our VoIP services to consumers are prepaid. The revenue received from the prepayments that is related to VoIP termination services in the current month is booked to the current month’s revenue, and the remainder of the prepayments are booked to deferred revenue, until usage occurs.

Accounts Receivable — Accounts receivable are recorded net of an allowance for doubtful accounts. On a periodic basis, we evaluate our accounts receivable and record an allowance for doubtful accounts, based on our history of past write-offs and collections and current credit conditions. Specific customer accounts are written off as uncollectible if the probability of a future loss has been established and payments are not expected to be received.

Cost of revenues and cost of revenues accrual — Cost of revenues is comprised primarily of costs incurred from other domestic and international telecommunications carriers to originate, transport and terminate calls. The majority of our cost of revenue is variable, based upon the number of minutes of use, with transmission and termination costs being the most significant expense. Call activity is tracked and analyzed with customized software that analyzes the traffic flowing through our network switches. Each period the activity is analyzed and an accrual is recorded for minutes not invoiced. This cost accrual is calculated using minutes from the system and the variable cost of revenue based upon predetermined contractual rates.

In addition to the variable cost of revenue, there are also fixed expenses. One category of fixed expenses are those that are associated with the network backbone connectivity to our switch facilities. These would consist of hubbing charges at our New York switch facility that allow other carriers to send traffic to our switch, satellite or cable charges to connect to our international network, or Internet connectivity charges to connect customers or vendors to Fusion’s switch via the public Internet, a portion of which are variable costs. The other category of fixed expenses is associated with charges that are dedicated point to point connections to specific customers (both private line and Internet access).

Income Taxes — We account for income taxes in accordance with the provisions of SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”). SFAS 109 requires companies to recognize deferred tax liabilities and assets for the expected future income tax consequences of events that have been recognized in our consolidated financial statements. Deferred tax liabilities and assets are determined based on the temporary differences between the consolidated financial statements carrying amounts and the tax bases of assets and liabilities, using enacted tax rates in the years in which the temporary differences are expected to reverse. In assessing the likelihood of utilization of existing deferred tax assets and recording a full valuation allowance, we have considered historical results of operations and the current operating environment.

Recently Issued Accounting Pronouncements

In May 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. SFAS No. 150 requires that certain financial instruments, which under previous guidance were accounted for as equity, must now be accounted for as liabilities. The financial instruments affected include mandatory redeemable stock, certain financial instruments that require or may require the issuer to buy back some of its shares in exchange for cash or other assets and certain obligations that can be settled with shares of stock. SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003 and must be applied to existing financial instruments the beginning of the first fiscal period after June 15, 2003. At December 31, 2003, our series C preferred stock qualifies under the provisions of SFAS 150 and has accordingly been classified as a liability. In the event we complete a successful qualified public offering for our stock, the series C preferred stock will be converted into shares of our common stock and will be reclassified from a liability to equity.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. SFAS No. 149 amends and clarifies the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. We do not have any such derivative instruments as of June 30, 2004.

In January 2003, the FASB issued Financial Interpretation Number (“FIN”) No. 46, “Consolidation of Variable Interest Entities” and in December 2003, issued FIN 46R, which superseded FIN 46 (collectively “FIN 46”) to address perceived weaknesses in the accounting and financial reporting for investments or interests in entities commonly known as special purpose or off-balance-sheet entities. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 was required to be applied to preexisting entities of companies as of the beginning of the first quarter after June 15, 2003. FIN 46 was required to be applied to all new entities with which we became involved beginning February 1, 2003. Provisions of FIN 46R are applicable to all entities subject to the Interpretation no later than the end of the first quarter after March 15, 2004. The adoption of FIN 46 did not have a material impact on our consolidated financial statements.

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB No. 4, (Reporting Gains and Losses from Extinguishment of Debt), No. 44 (Accounting for Intangible Assets of Motor Carriers), No. 64, (Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements), Amendment of FASB Statement No. 13 (Accounting for Leases) and Technical Corrections.” This statement eliminates the current requirement that gains and losses on debt extinguishment must be classified as extraordinary items in the income statement. Instead, such gains and losses will be classified as other income items.

In July 2002, the FASB issued SFAS No. 146 “Accounting for Costs Associated with Exit or Disposal Activities”. SFAS No. 146 applies to costs associated with an exit activity (including restructuring) or with a disposal of long-lived assets. Those activities can include eliminating or reducing product lines, terminating employees and contracts, and relocating plant facilities or personnel. Under SFAS No. 146, a company will record a liability for a cost associated with an exit or disposal activity when that liability is incurred and can be measured at fair value. SFAS No. 146 will require a company to disclose information about its exit and disposal activities, the related costs, and changes in those costs in the notes to the interim and annual financial statements that include the period in which an exit activity is initiated and in any subsequent period until the activity is completed. SFAS No. 146 is effective prospectively for exit or disposal activities initiated after December 31, 2002, with earlier adoption encouraged. Under SFAS No. 146, a company may not restate its previously issued financial statements and the new statement grandfathers the accounting for liabilities that a company had previously recorded under EITF issue 94-3.

Inflation

We do not believe inflation has a significant effect on our operations at this time.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to certain market risks that are inherent in our financial instruments. These instruments arise from transactions in the normal course of business.

At June 30, 2004, the majority of our cash balances were held primarily in the form of a short-term highly liquid investment grade money market fund in a major financial institution. Due to the short-term nature of our investments, we believe that we are not subject to any material interest or market rate risks.

We are subject to interest rate risk on certain of our convertible notes payable and our short-term borrowings. Our exposure to interest rate risk is limited as a significant portion of our debt is at fixed interest rates. Of the approximate

$4.4 million debt balance as of June 30, 2004, only $0.8 million of this debt was variable. As such, we currently believe that our interest rate risk is fairly low.

We currently conduct a minimal portion of our business in currencies other than the United States dollar (approximately 4% of our revenues are denominated in foreign currencies). The foreign currencies are primarily the India Rupee and the SDR. The reporting currency for our financial statements is the United States dollar. The functional currency for all (except one) of our respective subsidiaries is the U.S. dollar. We have accounted for any adjustments resulting from foreign currency translations as an adjustment to “accumulated other comprehensive income” within the stockholders’ deficit section of the consolidated balance sheet. Based upon our current volume of activity in this country, foreign currency risk is considered minimal. However, in the future, we may conduct a larger percentage of our business in this currency or other foreign currencies that could have an adverse impact on our future results of operations.

BUSINESS

History And Corporate Information

Fusion was founded as a Delaware corporation in September 1997.

Overview

We seek to become a leading provider of VoIP and other Internet services to, from and within emerging markets in Asia, the Middle East, Africa, the Caribbean, and Latin America. With our lead product, VoIP, we provide a full suite of communications services to corporations, PTTs, other licensed carriers, ISPs, government entities, consumers and we intend to provide such services to cable operators. Our packet based network infrastructure includes the latest Softswitch technology. This technology allows us to deliver IP services around the world with quality and reliability.

Through our key assets of market knowledge, technical expertise and strategic relationships, we believe we are poised to:

•   Capitalize upon the growth in VoIP, a market that Insight Research Corporation expects to grow from $13 billion in 2002 to nearly $197 billion by 2007 and expand our international penetration of VoIP applications to consumers and corporations.

•   Establish our company as an “early mover” in emerging markets through our product suite, technology platform and relationships with our partners.

•   Continue to expand the number of international partnerships in key emerging markets to facilitate the distribution and local support of our product line and leverage our existing international partnerships to sell our additional services in targeted markets.

•   Expand our emerging market network connectivity by acquiring additional communications licenses through existing and new strategic relationships.

We target markets that we believe have: (i) barriers to entry, (ii) substantial growth prospects, (iii) an increasing number of corporations operating within them, and (iv) a substantial quantity of voice and data traffic between the developed world (e.g., the United States, United Kingdom) and other countries within our network. In select emerging markets, we will deploy network facilities in order to connect that country to the United States.

We currently provide services to customers in over 45 countries. We believe that by using local partners in select markets, we can best distribute our services while providing a high level of local customer support.

Growth Strategy

Strategy: Our strategy is to gain early entry in an emerging country and then market advanced communication services such as VoIP, private networks, Internet access, IP video conferencing, and other Internet services. In many cases, we will establish a foothold within an emerging market through a partnership with a local organization. We believe that working in conjunction with local partners enables us to offer global services with local support.

The details of our strategy include:

•	Establish Local Partners for In-Country Distribution and Support.

We believe that working with strong partners allows us to best distribute services and attract, retain and support customers. We seek to develop partnership arrangements in each of our markets. Local partners offer time to market advantages as their existing infrastructure, sales distribution channels, and technical support can be utilized, while simultaneously reducing capital needed to enter the market. Additionally, these partners typically provide last mile connectiv-

ity in their country required for the delivery of local Internet access and private networks. This last mile connectivity, which is the connection between the in-country telecommunications facility and the customer’s physical location, in combination with local support, expands the geographic coverage of our global service offering and helps differentiate us from our competitors.

We intend to work with our partners to enable them to distribute and support our products and services (either co-branded or private labeled). Our private label alternative enables our partners to market our products, technology platform and global reach under their own brand. This alternative is ideal for partners that do not have the capital, expertise and technology platform required to deliver our services but want to build their own brand. Local partners also offer critical insights into the regulatory environment and are familiar with the specific cultural nuances of their region. Additionally, we anticipate that our partners will work with us prior to the rollout of any new services, contributing market intelligence, to ensure a successful introduction of new products. This partnering approach allows the local infrastructure to progress to a more technologically advanced platform while positioning us to benefit from the rapid growth and reserves that these technologies enable.

•	Deploy IP infrastructure.

We deliver a broad array of IP based communication services, primarily VoIP, which require a lower capital investment than traditional strategies. This approach allows us to accomplish what we believe many of our partners in emerging markets are seeking a way to enhance existing in-country technology and service offerings at minimal cost. This allows the local infrastructure to progress to a more technologically advanced platform while positioning us to benefit from the rapid growth that these new technologies and under penetrated markets enable.

•	Establish Market Position in VoIP Business.

One of our key service offerings is VoIP, which allows us to offer Internet-based long distance services at competitive prices to any business, consumer or carrier with broadband or dial-up Internet access. Quality levels, which had once been a significant issue, are fast approaching those associated with traditional voice transmission. We typically market our VoIP services to corporations and consumers through an in-country distribution partner. Additionally, we seek to enter into relationships with in-country carriers to transport voice traffic to and/or from that country. We believe that we have established our presence in the voice markets due to (i) direct interconnections to PTTs, and other licensed carriers, which facilitate higher quality transmission than the services offered by gray market operators, and (ii) competitive pricing. We believe that carriers seeking to access these gray markets will increasingly want to work with companies that have established relationships with PTTs and other licensed carriers, as opposed to quasi-legal gray market operators who divert long distance traffic and revenue from those carriers. We believe gray market operators generally provide poorer quality and reliability. In several markets, we receive inbound traffic from the PTT and other licensed carriers that tend to produce higher margin than our outbound voice services. We believe this inbound traffic from PTTs and other licensed carriers strengthens our ability to ensure favorable contractual arrangements. We will use capacity on our international voice networks to carry our own retail traffic in addition to selling capacity to other carriers desiring termination to that specific destination. As we progress in the execution of our business plan, we intend to use a greater percentage of our network capacity to carry higher margin retail traffic.

•   Support Partners and Services with Advanced Packet Switched, Low Cost, Flexible Network.

We employ an IP network that consists of Company-owned and partner-owned PoPs and usage based or leased transmission facilities. Our network has several key attributes, including: open standard compliance; distributed architecture; centralized management; a wide array of signaling support; and policy based routing. With just one network PoP, our partners have acces to all of the products and services that we offer, as well as to certain back office systems required to manage services being delivered.

We believe that this strategy allows us to control the network intelligence critical to providing transmission quality and high quality customer support. At the same time, we are not burdened by large capital requirements and high fixed network costs in a market that has seen dramatic price reductions. The majority of our network operating costs are variable; that is, directly proportional to usage and revenue.

•	Target Enterprise, including Government Market Segment.

We intend to build upon our market position in the international VoIP business to market our managed private networks and other Internet-based services to multinational businesses. By utilizing our own direct sales force and local partner distribution channels, we are able to market our services to customers in the United States and abroad. Our engineering team works closely with both our sales team and customers to provide solutions to our clients. As part of our corporate service offerings, we provide a single point of contact, ensure active end-to-end management and guarantee service levels. As a result of our geographic coverage, we have been asked by several large communication carriers to potentially be their subcontractor for services in regions they do not otherwise cover.

We believe that the U.S. Federal Government provides an opportunity for us. By leveraging our relationships and experience in navigating international markets, we have been able to penetrate this sector. In 2003, we were approved by the U.S. Government as a prime contractor to provide services to the Department of Defense (“DoD”) and was awarded our first contract in this sector. Under this contract, we are providing a private network connecting two DoD facilities in the Persian Gulf. Although we are seeking to increase the amount of our government contracts, only 3% of our revenue is currently derived directly from them and arrangements whereby we act as a subcontractor on government contracts. Under one such arrangement, we provide Internet connectivity to 16 U.S. embassies and consulates in Asia and the Middle East, with another scheduled to be installed by the end of 2004. These contracts, however, often give the government the right to terminate at any time. Although we try to include liberal cancellation arrangements with our suppliers, we may make contractual commitments with third party vendors to fulfill portions of such contracts that do not contain similar termination provisions. In the event that the government terminates a contract that we have made third arrangements for we may have significant unrecouped costs.

•	Exploit Communication Patterns Among and Between Our Markets.

We look to provide connectivity to, from, in and between our emerging markets. We are seeing demand from our business customers for multi-country connectivity such as a U.S. corporation seeking connectivity to India, China and the Philippines from one provider. We recently began marketing this service. In addition, we are targeting connectivity between markets with significant traffic flows such as the traffic flows between India and multiple countries in the Middle East. In countries where we do not have facilities, we will work with other international communications providers to utilize their networks to deliver this service. In our VoIP business, we are seeing similar trends. We believe that traffic among emerging markets is less susceptible to price and margin erosion than traffic among developed countries.

Services

We have tailored our service offerings to meet the needs of our target customers requiring services to, from, in and between emerging markets.

•	VoIP: VoIP enables customers, typically for a lower cost than traditional telephony, to place voice calls anywhere in the world using their PC, IP phone or regular telephone when accompanied by a hardware device. VoIP services utilize the Internet as opposed to circuit switching (traditional telephony technology), thereby offering cost savings to customers. These services are offered directly to corporations around the world, on a private label, co-branded or wholesale basis to ISPs, PTTs and cable operators who wish to market to corporations and consumers under their own brand name, or through our retail services company, Efonica. Efonica offers PC-to-Phone and IP Phone-to-Phone services to customers located in Asia, the Middle East and Africa, and is currently expanding into Latin America. Advanced services that will shortly be available to customers include voicemail, call waiting and call forwarding.

•	Additionally, we enter into VoIP interconnect agreements with PTTs or other carriers in our target markets. These agreements enable us to terminate traffic into a country and in some cases originate traffic from that country through the PTT or other carrier. We use capacity on these networks to carry our own retail traffic in addition to selling capacity to other carriers desiring voice termination to that specific destination. As we grow, we intend to use an increasing percentage of our capacity for higher margin, retail traffic.

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•	Managed private networks: We offer managed end-to-end networks that typically connect multinational corporations or government facilities in emerging markets with locations in other countries. We also market this service to software developers, call centers, and telemarketing facilities, all of which rely on high quality, reliable service. In markets where we do not have network facilities deployed, we utilize other carriers’ networks, allowing us to provide an integrated global network that can connect a customer to virtually anywhere in the world. We also offer services on a private label basis as a subcontractor for other communication carriers that are seeking network connectivity to countries that they do not otherwise service.

•	Internet Access: We offer peering with multiple tier-one Internet backbone providers utilizing an intelligent routing capability. This ensures efficiency, speed and reliability. The tier-one providers we utilize own or control a national network that trades traffic with other national providers. This traffic trading is referred to as “peering.” A tier-one provider can carry its own Internet traffic across the country and hand it off at any one of the public or private hand-off locations known as “peering points,” metropolitan access points or national access points. In select locations such as India, we have established Internet PoPs that are then connected to our New York facility. This, in turn, provides interconnectivity with the Internet and peering with the top Internet backbone networks. In regions where we do not own network facilities, we utilize other carriers’ facilities. We also provide services on a private label basis as a subcontractor for other communication carriers that are seeking Internet access in countries that they do not otherwise service.

•	Internet video conferencing: We offer an Internet-based video conferencing service that can be initiated instantly on a personal computer (similar to popular instant messaging services) and can handle from two to two hundred participants per conference, of which six can be visually displayed. The service can be installed in a matter of minutes and only requires a standard camera and headset to operate. We are marketing our desktop video conferencing service directly to multinational corporations seeking to enhance face-to-face communications without the costly inefficiencies of business travel, and to our international partners to distribute within their country.

•	Co-location: We offer facility co-location services to other communication service providers, enabling them to co-locate their equipment within our facility, or lease a portion of our equipment. Often, we provide wholesale services to the parties who co-locate with us.

Marketing

We deliver multi-product communications solutions to targeted market segments requiring quality, reliability, flexibility and scalability. VoIP services are offered on a private label or co-branded basis to PTTs, other licensed carriers, ISPs, cable companies and wireless operators. VoIP is also marketed to corporations, government agencies and consumers through direct sale, in-country partners or third party distribution. Private Network solutions, including international point to point private lines, IPVPN, IP-IPLs, ATM and Frame Relay are offered directly or though in-country partners and third party distribution to PTTs, other licensed carriers, ISPs, government agencies and corporations. Internet Access is marketed through direct and alternate channels to PTTs and other licensed carriers, ISPs, cable companies, wireless operations, corporations and government agencies. Our IP videoconferencing services, InterView, is marketed to small, medium and large corporate customers through PTTs and other licensed carriers, ISPs, in-countrty partners and other distribution channels on a private lable or re-sale basis. InterView is also offered on a direct sale basis to corporations and government agencies.

For the years ended December 31, 2003 and 2002, the Telco Group accounted for 13.7% and 13.8%, respectively of our total revenues and for the year ended December 31, 2001, Qwest Communication accounted for 16.0% of our total revenues.

We market our services via a variety of distribution channels.
•	Direct Sales and Regional Management – We have a direct sales force that sells our products and services to corporations and carriers. We also have regional sales management that focus on Latin America, Asia, Africa, the Middle East and the Caribbean. The regional executives manage and grow existing revenue streams from partners and defined strategic accounts; identify and develop new partnerships; develop strategies for market penetration; identify new market opportunities; and coordinate internal support activities.

•	Agents – We use independent sales agents to sell our services. Our sales agents are compensated on a commission-based structure. We typically control the product, pricing, branding, technical and secondary level customer support, billing and collections.

•	Strategic Ventures – We enter into agreements with other companies to market and distribute each other’s products and services to the customer and prospect base of the other. The providing party usually will support and bill its own products. Depending on the strategic venture, we may pay or receive a commission, share revenue and/or profits with each other.

•	Joint Ventures – We enter into formal joint venture agreements with certain partners.

•	Certain joint venture arrangements are done on a private label basis in which we typically provide the service and technical support and the partner is responsible for marketing and sales, first line customer support and billing and collections. The parties mutually agree on pricing and product development and share revenue and/or profits.

•	Other joint ventures are based on an ownership model. We typically set up a legal entity that we control for purposes of introducing a set of products into a particular market or markets, either vertical and/or geographical with marketing, distribution, service delivery, technical and customer support, billing and collections are the responsibility of the entity.

Network Strategy

Our network strategy incorporates a packet switched platform capable of interfacing with IP protocols and Time Division Multiplexing (TDM) platforms. This is key to providing the flexibility needed to accommodate the many protocols used to transport voice and data today. We continually evaluate, and where appropriate, deploy additional communications technologies such as Multi-Label Protocol Switching (MPLS) and Any Transport over MPLS.

The core of our network design is a packet-based switching system that accommodates VoIP and traditional voice, Internet, data and video services. We believe that this design offers an extensible platform to support envisioned growth. The network design is intended to embrace emerging technologies as they become available. The network supports expansion outside of the United States and, if necessary, can deliver packet technology to every part of the network.

We are currently using a Veraz “Softswitch”, Nuera Orca equipment, and carrier class Cisco and Juniper routers to transport voice, data, video, and Internet traffic. This provides us with routing capabilities to further enhance services and performance available to our clients.

Key attributes of our soft switch include:

•	Open standards compliance: Our infrastructure interoperates with a wide range of third-party products, which gives us the ability to grow the network and expand service offerings with best of breed third-party elements. Additionally this ensures a cost efficient expansion path. There is no need to replace the entire switch once expansion opportunities have been exhausted as was required in the past.

•	Distributed Architecture: Call control and signaling are decoupled from the switching hardware which allows geographic distribution and enhanced reliability and redundancy.

•	Centralized Management: Web-based tools and reporting capabilities enable efficient management, including the troubleshooting and diagnostics of a global distributed network from a single location.

•	Wide Array of Signaling Support: An ability to support a large number of signaling systems or protocols, providing an integrated platform for both traditional and advanced products and services, including, but not limited to DS-O, T-1, E-1, DS-3, STM-1/CC3/(C), SS7/ISUP, ISDN, PRI, SIP, H323, MGCP, G.711, G.723 and G.729.

•	Policy Based Routing: An ability to create complex, multi-tiered routing policies based on an extensive set of static and dynamic parameters.

Benefits of the Fusion Distributed Network Architecture

Historically, most large international communications networks required investment and implementation of self-contained switching hardware that, in turn, could then be connected with other comparable equipment nodes via leased lines or other forms of networking. Examples of these would include equipment such as large traditional carrier switching equipment. All of the intelligence and functionality has to be replicated in each major location.

We, however, have implemented an environment that we believe is far more flexible, adaptable, and less costly than the legacy systems in use by some of our competition. Our Softswitch environment permits us to centrally control our network and service offerings from one location yet deploy gateways that interface with customers and vendors in remote locations. Each remote gateway is able to deliver our service suite even though the intelligence is centrally located in our New York facility. Instead of needing duplicative and expensive infrastructure in every location, we economize by allowing multiple disparate network equipment to be centrally managed. We believe that we can capitalize on market opportunities that would previously have been unadvisable due to the expense of deployment and associated marketplace risks.

Ease of Modular Service Creation

Traditional telecommunications switching systems are not easily modified to incorporate new features and functionality. Because our Softswitch environment is entirely computer driven, our systems are flexible and designed for the addition of features. We intend to expand our service offerings by integrating additional hardware and software systems. Our distributed architectures and flexible technology platform allows us to roll out new services in a shorter period of time than many traditional telecommunication companies.

Ease of Deployment

We have created a standard concept for the deployment of a PoP in a remote region. This regional “PoP” will enable our full feature set to be offered and delivered from this remote location while the intelligence and management of the services are in our New York facility.

This modular approach allows us to respond and deploy our services rapidly.

Dynamics of the Global Communications Market

Voice over Internet Protocol (VoIP)

VoIP has emerged from an obscure technological term into a major communications driver. Until recently, the traditional world of voice communications consisted of millions of circuit connections established between two points by the use of physical wires or wireless systems and a vast number of switching systems throughout the world. These circuits remain connected for the duration of a telephone call. VoIP, however, uses the Internet Protocol to break up communications, including voice, into small “packets.” These packets travel across Internet systems without having a dedicated point-to-point connection, and are thus much more efficient in the use of network transmission facilities. VoIP dramatically reduces the wasted capacity that is inherent within circuit-switched networks. This substantially enhanced efficiency, reduced overall cost, and ease of deployment are driving carriers to implement VoIP. The following data points evidence this:

•	According to Gartner Inc., the market for consumer VoIP is projected to increase from $517 million in 2004 to $1.92 billion in 2005 and to $9.5 billion by 2008.
•	According to the Radicati Group’s July 2004 report, the number of corporate telephone lines that use VoIP is expected to grow from 4 percent in July 2004 to 44 percent by 2008.
•	According to the Radicati Group’s July 2004 report, corporate spending on VoIP is projected to rise from an expected $1 billion in 2004 to $5.5 billion by 2008. By 2008, installation should cost corporations only about $75 to $600 per line, down from the current $375 to $1,000 per line.

According to Telegeography 2004, VoIP providers carried only 150 million minutes of international telephone calls in 1998, less than 0.2% percent of the world’s international traffic. By 2002, cross-border VoIP traffic had grown to just under 19 billion minutes, about 11 percent of the world’s international traffic.

International VoIP carriers have achieved growth by carrying traffic on behalf of other long-distance service providers. Consequently, most end-users are likely unaware that many of their phone calls are traversing the Internet, rather than traditional long-distance networks.

According to Telegeography 2004, a combination of aging regulations and new technology enabled these and other start-up carriers to capture significant market share in only a few years.
International VoIP and PSTN Traffic Summary, 1998 – 2003
	1998	1999	2000	2001	2002	2003 (est.)	CAGR
VoIP Traffic (millions of minutes)	150	1,655	5,954	10,147	18,045	24,519	177%
PSTN Traffic (millions of minutes)	93,000	108,000	132,027	146,095	155,165	166,615	12%
VoIP Share of International Traffic	0.2%	1.5%	4.3%	6.5%	10.4%	12.8%

From: TeleGeography 2004
Source: PriMetrica, Inc.

Private Networks and Virtual Private Networks (VPNs)

Private networks generally fall into two categories: leased line networks and virtual private networks (VPN). Leased line networks refer to point-to-point connectivity on satellite, fiber optic, or wireless facilities to interconnect various locations. These private networks are totally separate from the Internet or other networks, although some may permit interconnection with the Internet through stringent security methods such as firewalls. VPNs utilize shared network facilities such as the Internet, frame relay, ATM (Asynchronous Transfer Mode) or MPLS networks to carve out a secure portion of the network, thus making it a VPN. As carriers have become more technically adept, the use of leased lines has begun to decline. VPNs are more cost effective and can achieve similar levels of confidentiality.

According to Interactive Data Corporation (March 2004), carrier-based IP VPN growth is expected to outperform other data networking options, such as frame relay and ATM connectivity.

Revenue from worldwide VPN services was $18 billion last year and, driven by the quest for increased productivity and cost savings, is projected to reach over $30 billion in 2008. Demand for security services is also rising, with revenues growing from $3.1 billion in 2003 to $7.7 billion in 2008, according to Infonetics Research, August 2004.

Internet Access

Internet access services have rapidly moved from entertainment to a required tool for businesses and consumers alike. Although Internet connectivity has technically been available since the advent of the US Defense Advanced

Research Projects Agency (DARPA) network “ARPAnet” in the late 1960s, it did not begin to achieve widespread popularity and ubiquity until the mid-1990s. Since then, the Internet has changed the way people conduct business, entertain themselves, and communicate throughout the world. People can connect to the Internet in the following ways: using a modem and dialing into an Internet Service Provider (ISP hub), via a dedicated connection to the ISP such as a cable modem, Digital Subscriber Line (DSL), or leased circuit, or via a wireless connection.

The growth in number of Internet users between 2000 and 2004 and the percentage of global users in each region of the world is illustrated below:

As of September 30, 2004

		% of
Region	% Growth	Global Users

Middle East	227.8%	2.1%
Latin America/Caribbean	209.5%	6.9%
Africa	186.6%	1.6%
Europe	124.0%	28.4%
Asia	125.6%	31.7%
North America	105.5%	27.3%
Oceana	107.2%	1.9%

Source: www.internetworldstats.com

From a growth perspective, the greatest opportunities are represented internationally, especially from previously underserved markets.

•	The number of Internet users in Asia increased from 114 million as of December 2000 to 175 million in November 2002 (www.internetstats.com), and had been expected to rise to 188 million by 2004, according to Gartner Group Asia 2002. The actual number of users as of May 31, 2004 was 243.7 million users (www.internetstats.com). It is clear that these forecasts underestimated the actual demand.

•	The number of Internet users in Latin America was projected to reach 43.4 million by the end of 2003 and 60.6 million by the end of 2004, according to eMarketer, October 2002. As of May 2004, the number was estimated at 51.18 million (www.internetstats.com). In this instance, it is likely that the forecasts are on target, and perhaps slightly low.

•	The number of Internet users in the Middle East and Africa is expected to grow from approximately 13.9 million in November 2002 to approximately 34 million users in 2005 (www.internetstats.com). The estimated number of users as of May 2004 was 29 million (www.internetstats.com). We believe these forecasts appear to be accurate.

Video Conferencing

According to the Telecommunications Industry Association (February 2004), IP applications, revenues are also expected to grow at a rapid rate. IP revenues for audio conferencing, videoconferencing, Web conferencing, follow-me services (follow-me services permit incoming calls to a mobile device or Personal Data Assistant (PDA) to be routed to a service subscriber, giving them the ability to know the identity of the caller and to then decide whether to accept or defer the caller to voicemail), unified messaging and instant messaging totaled $1.5 billion in 2003, more than twice the $696 million of 2002. Revenues will increase to a projected $11.4 billion by 2007, a 66.5 percent compound annual growth rate.

There are a variety of video conferencing types available. These include full conference room video, requiring substantial bandwidth and significant investment in equipment, as well as free Internet-based services. The growth is likely to come from affordable, high quality integrated voice and video services that can be used with modest investment and with a reasonable amount of Internet bandwidth.

Regional Outlook

Deregulation

The deregulation of monopoly telecommunications and Internet environments in emerging markets has allowed carriers such as Fusion to deliver competitive and innovative IP communications services. Monopoly limitations on alternative international long distance carriers have historically constrained competition and provided little incentive or ability for competitors to build facilities in developing countries. Incumbent carriers in the country are suddenly having to compete in their markets by having to provide more Internet services and improved customer service. We believe deregulation and resultant competition from new entrants facilitate improved communications infrastructure, additional service offerings, lower prices, and increased demand. However, we also believe that to obtain the most profitable and enduring relationships, it is important to have an understanding of the sensitivities of the local PTTs, which have been the former monopoly carriers in their respective markets, and regulatory authorities in these countries. Accordingly, we seek to develop these relationships and gain expertise in these markets early in the deregulation process.

Emerging Market Dynamics

Growth of Multinational Businesses in Emerging Markets

The continued trend of multinational corporations to locate offices and factories in emerging markets is playing an increasingly important role in the economic development of these regions. Management believes that as the globalization of business increases, the need for high quality and cost effective data and voice IP services will grow. Many American and other developed country IT executives are believed by Management to be adjusting budgets to support international growth and reduce operating expenditures by deploying resources in developing countries in an attempt to improve customer service, upgrade Web-site performance, and enhance network security. At the same time, many countries, notably China, India, Pakistan, Philippines, Singapore, and Vietnam, are encouraging the development of IT and communications intensive industries to spur economic growth. Several emerging markets are focused on building themselves as centers for IT industries, such as software development, call centers and customer relationship management, where the relatively low cost but highly skilled labor force becomes extremely attractive to multinational corporations from the developed world.

Asia

According to BuddeCom, 2003 Information Highways in Asia, despite Asia’s rebound from the Economic Crisis of the late 1990s, the region has had to contend with the impact of a global economic slowdown. Through 2002 into 2003, the region’s telecommunications sector has continued to grow, but in a somewhat muted fashion. Despite this, the Internet has continued to develop, with spectacular growth in broadband access occurring in some of the developed Asian economies. According to BuddeCom, 2003 Information Highways in Asia, the giant telecommunications market in China has continued to grow in spectacular style and is expected to reach $US27 billion by 2006, or 20% of the total Asian market. Moreover, Asia had a total of over 870 million (fixed and mobile) telephone subscribers, according to BuddeCom, 2003 Information Highways in Asia.

According to Telecomasia.net, incumbent telecommunications carriers are experiencing the impact of five dynamics:

•	Fixed and, to a lesser extent, wireless markets are at saturation point
•	New technologies like IP and VoIP are eroding margins
•	Competition is increasing in scale and intensity
•	The lack of a strategy beyond broadband
•	The loss of wireline voice traffic to mobile operators.

Telecom Asia’s survey found likely areas of growth included broadband services. In addition to broadband are IP-based next-generation networks and DSL.

We believe that Asia represents an opportunity for us to work with incumbent as well as emerging competitive carriers to expand products, services, and pursue entrepreneurial opportunities that fit within our capabilities.

Middle East

In terms of communications development, the Middle East is one of the most diverse regions in the world. According to Telecommunications International 2 October 2003, fixed line teledensity ranges from almost 56% in Cyprus to just 2.7 percent in Yemen. The Israeli mobile market has reached the saturation point, with reported penetration of 99 percent. Despite variances among Middle Eastern markets, each is characterized by liberalization, except Iraq, where market regulation is secondary to rebuilding basic infrastructure after years of war and neglect.

Bahrain, Saudi Arabia and Lebanon have all passed new communications laws and have either established new independent regulatory bodies to oversee the development of the industry, or are in the process of doing so. The Syrian government has, to date, shown no inclination to open up the fixed line telecom sector to competition but in early 2003, the Ministry of Communications revealed plans for the creation of a new council to regulate and encourage investment in the telecom industry.

According to Telecommunications International 2 October 2003, the United Arab Emirates (34.2 percent teledensity) is reluctant to discuss liberalization, but is under pressure to introduce competition. The World Trade Organization (WTO) is interested in competition for Etisalat, the incumbent communications provider for the UAE. The private sector is anxious to see the government end the monopoly situation and create a competitive business environment.

Africa

Despite remarkable changes in Africa’s telecommunications market over the past few years, teledensities remain extremely low. According to Research and Markets (http://www.researchandmarkets.com) July 2004, with around 12% of the world’s population and less than 3% of the world’s telephone lines, Africa is a continent of substantial opportunity. Many governments are relinquishing their grip on telecommunications operators resulting in advancement in communications through the deployment of innovative technologies, which creates unprecedented growth. This trend is opening new frontiers and brings with it considerable possibilities for development and progress.

Many countries are undergoing communications reform, and foreign investment is being actively encouraged as privatization and liberalization are introduced. More than one-third of all state telephone companies (PTTs) have already privatized and several more are set to be privatized in the near future.

We believe that the convergence of fixed and mobile networks and services will continue to dominate the market with future licensees gaining combination licenses with the ability to operate both wired and wireless systems. The ability to offer wireless services should speed development of badly needed “last mile” services, such as broadband Internet access and VoIP.

According to Global Information, Inc. (2/2004), recent telecommunications sector reforms have had impressive results, especially in rolling out access to basic telecommunications services. However, the lack of telecommunications infrastructure is the most pressing economic issue currently holding back the continent’s development. Africa remains the least Internet connected continent in the world, both from a total bandwidth and Internet penetration perspective.

Africa’s data traffic is experiencing strong growth, according to Telecommunications in Asia 2004, Global Information, Inc., particularly in South Africa. Demand for value-added data services is driven by market forces and rarely as an initiative of service providers.

Another important development is the introduction of new entrants in the fixed-line market. SNO (Second National Operator) licenses have been issued to companies in Ghana, Nigeria, Tanzania, Seychelles, South Africa, Zimbabwe, and other countries are following this lead.

Caribbean

The Caribbean markets have gone through major transition over the past twenty-four months. The most significant changes have been instigated by the onset of deregulation of the Caribbean telecommunications industry, and the economic downturn in the U.S. after the September 11, 2001 terrorist attacks. According to Forrester Research, 2004, the Caribbean mainstay industries (tourism, hospitality, manufacturing and offshore finance) saw gross margins fall from the end of third quarter in 2001 through mid-second quarter 2002, with tourism experiencing the greatest decline. As a result many Caribbean governments began to seek economic diversification, and most turned to their technology and telecommunications sectors to make the shift. With the help of foreign regulatory agencies similar to the FCC, a number of Caribbean governments developed economic strategies that included the enacted legislative frameworks to regulate and ensure the security of e-business and e-commerce transactions; and some countries promoted significant tax exemptions to attract international service providers, and to raise additional revenue.

Unlike the initial stages of deregulation in the U.S., deregulations of the telecommunications industry in the Caribbean has proven to be an underlying stimulant for Caribbean economics. Forrester Research, 2004 predicts that telecommunications worldwide will grow from $901 billion in 2001, to $1.57 trillion by 2006. This represents a five-year compound annual growth rate of 11.7%. The Caribbean represents 4% of the growth.

Cable & Wireless (C&W), the incumbent operator in the Caribbean, still commands a significant portion of the telecommunications markets, approximately 95% of the PSTN market, and 48% of the Mobile market. With operations in more than 16 countries in the Caribbean, C&W has worked effectively to raise the barrier of entry into these markets by enforcing the establishment of costly interconnection fees for competitors. Although the opening of the Caribbean markets has allowed a number of telecom providers an opportunity to take advantage of the burgeoning voice traffic market, there is still little competition in the traditional PSTN and IP based voice services market across the Caribbean where C&W operates.

Latin America

Over the past few years, circumstances in Latin America have severely impacted communications growth. Consumer confidence is now returning to Latin America with communications spending on the rise. Not only have consumers and corporations begun signing up for value-added services, operators are once again making solid network investments. One of the areas expected to benefit the most from this renewed customer confidence is broadband, according to www.telecommagazine.com, Americas: Latin America, “Broadband and Wireless lead the way forward,” October 2003.

Broadband in Latin America, for the most part, means DSL, as indicated in an October 2003 Telecommagazine article. Throughout the region, ADSL services - in most cases provided by the incumbent providers - dominate, capturing 85 percent of broadband subscribers. Throughout Latin America, there were 685,000 cable modem subscribers in 2002, a number expected to grow to 805,000 by the end of 2003, and to 1.06 million by the end of 2004. Mexico, the largest cable modem market in Latin America, had only 141,000 cable modem subscribers in 2002, or 0.6 percent of households. By the end of 2003, that number was expected to grow to 218,000 subscribers, or one percent of households. Argentina, another cable modem stronghold, had about 110,000 cable modem subscribers by year-end 2002, compared to 55,000 residential DSL subscribers, according to the Yankee Group.

As a portion of overall communications, revenues from broadband remain very small. Broadband growth is high, but Latin America remains voice-centric and will likely continue to be so for the coming years as consumer based broadband connectivity increases as does the number of prospects for VoIP services. We are aggressively pursuing opportunities in this market.

Competition

The international communications industry is highly competitive and significantly affected by regulatory changes, technology evolution, marketing strategies, and pricing decisions of the larger industry participants. In addition, companies offering Internet, data and communications services are, in some circumstances, consolidating. We believe that service providers compete on the basis of price, customer service, product quality, brand recognition and breadth of services offered. Additionally, carriers may compete on the basis of technology. Recently, we have seen carriers competing on their ability to carry Voice over Internet Protocol (VoIP). As technology evolves and legacy systems become an encumbrance, we expect carriers to compete on the basis of technological agility, their ability to adapt to, and adopt, new technologies.

In the area of VoIP we compete with companies such as Net2Phone, Vonage, 8X8, Deltathree, Dialpad and Mediaring. This business segment is marketing-intensive and does not have high barriers to entry. While we believe our distribution relationships and marketing skills provide us with a competitive advantage, our competitors generally have more resources and more widely recognized brand names.

We compete with several emerging international carriers, many of whom are in or entering the VoIP market, among which are Primus Telecommunications Group, Teleglobe International Holdings Ltd (which completed its merger with

IP-telephony pioneer ITXC in May 2004), and IDT Corporation. We also compete with non-U.S. based emerging carriers. For example, in India, we compete with Bharti Tele-Ventures, Reliance Telecom and Data Access, all of which are larger, better capitalized and have broader name recognition than Fusion. Many of these competitors are becoming increasingly focused on emerging markets as they seek to find higher margin opportunities. Many of these carriers are also focused on voice carriage but may become increasingly focused on providing private networks and other IP services.

In each country where we operate, there are numerous competitors, including VoIP service providers, wireline, wireless and cable competitors. We believe that as international telecommunications markets continue to deregulate, competition in these markets will increase, similar to the competitive environment that has developed in the United States following the AT&T divestiture in 1984 and the Telecommunications Act of 1996. Prices for long distance voice calls in the markets in which we compete have been declining and are likely to continue to decrease. In addition, many of our competitors are significantly larger, have substantially greater financial, technical and marketing resources and larger networks.

We believe that the traditional distinctions between local, long distance, data transmission and Internet access markets are disappearing. We expect that new competitors, as well as gray market operators, are likely to join existing competitors in the communications industry, including the market for international VoIP, Internet and data services. While we believe that our strategy, relationships, partnerships and network are unique and that there is no one single carrier that provides our suite of service offerings aimed to serve all of our target markets, we do face significant pressures from various service providers throughout the world.

Most large-scale carriers have significant embedded legacy infrastructure. These investments create limits on how quickly they can migrate to new and more efficient systems like softswitch functionality. This in turn creates capital expenditure pressure on them and slows their ability to respond elegantly to rapidly changing market demands. Fusion is not burdened with these legacy limitations. We do not have a large number of physical installations with equipment that remains to be fully depreciated. Our equipment has not been surpassed in terms of functionality and flexibility by more modern offerings, and our network architecture provides us with agility into the future.

In the area of Internet conferencing, we compete with other Internet-based video or audio conferencing providers such as WebEx Communications, PlaceWare, Talkway Communications, and InterCall. We can be perceived as competitive with free services such as Yahoo video and Microsoft Netmeeting. Each of these competitors has their own strengths and weaknesses. Some are unable to do more than one-on-one conferencing or require use of free public servers and are therefore subject to varying levels of quality and usefulness. Others are designed solely for the corporate marketplace and require substantial up-front investment in servers and on-going management. We also expect that companies such as Microsoft and IBM will seek to integrate a video conferencing service directly into personal computers.

We compete with business-oriented Internet access providers, including AT&T, MCI, Qwest, and Cable & Wireless. These providers may offer both wholesale and retail Internet connectivity and are considerably larger than us and have greater brand recognition.

We have been unable to identify any direct and comprehensive competitors that deliver the same suite of services to the same markets with the same marketing strategy as our Company. We compete with many different providers in various aspects of our Business Plan, but have found none that directly offer the same breadth of services focused on emerging markets.

Government Regulation

General. In the United States, we are subject to varying degrees of federal, state and local regulation and licensing, including that of the Federal Communications Commission. Internationally we also encounter similar regulations from the governments and their telecommunications agencies. At each of these levels, there are significant regulations imposed on the provision of telecommunications services in our business.

We cannot assure you that the applicable U.S. and foreign regulatory agencies will grant required authority or refrain from taking action against us if we are found to have provided services without obtaining the necessary authori-

zations. If authority is not obtained or if our pricing, and/or terms or conditions of service, are not filed, or are not updated, or otherwise do not fully comply with the rules of these agencies, third parties or regulators could challenge these actions and we could be subject to forfeiture of our license, penalties, fines, fees and costs.

During July 2004, the United States Senate continued to consider how it might apply regulations to VoIP. The VoIP Regulatory Freedom Act of 2004 exempts VoIP service from state taxes and regulations and defines it as a lightly regulated information service for U.S. government regulators. This does not, however, remove the uncertainty of regulatory impact within the United States. For example, the bill reserves the ability for states to require VoIP to provide 911 services, to require VoIP providers to contribute to state universal service programs, and to pay intrastate access charges to other telecom providers.

On April 24, 2004, the FCC rendered a decision on the AT&T Petition for Declaratory Ruling (WC Docket No. 02-361) pending before them. The FCC determined that, where 1+ calls were made from regular telephones, converted into an Internet protocol (IP) format, transported over AT&T Internet backbone, and then converted back from IP format and delivered to the called party through the local exchange carrier (LEC) local business lines (not Feature Group D trunks), the service was a “telecommunications service” for which terminating access charges were due the LEC. In its decision, the Commission stated that, under the current rules, the service provided by AT&T is a “telecommunications service” upon which interstate access charges may be assessed against AT&T. The FCC limited its decision to the specific facts of the AT&T case where the type of service involved ordinary Customer Premise Equipment (CPE) with no enhanced functionality, the calls originated and terminated on the public switched telephone network (PSTN), and the calls underwent no net protocol conversion and provided no enhanced functionality to the end user due to the provider’s use of IP technology. In fact, in the AT&T case the customer was completely unaware of AT&T’s use of IP technology in transporting the call.

Although the FCC determined the services provided by AT&T to be a telecommunications service subject to interstate access charges rather than information services not subject to such charges, they did not make a determination regarding the regulatory status of phone-to-phone VoIP or its exposure to Universal Service Fund (USF), 911, Communications Assistance for Law Enforcement Act (CALEA) or any other public policy issues. The FCC further qualified the decision by stating that they “in no way intend to preclude the Commission from adopting a different approach when it resolves the IP-Enabled Services rulemaking proceeding or the Intercarrier Compensation rule making proceeding.” (Developing a Unified Intercarrier Compensation Regime, CC Docket No. 01-92, Notice of Proposed Rulemaking, 16 FCC Rcd 9610 (2001)(Intercarrier Compensation)).

As of August 2004, VoIP services of all types are not regulated by the FCC, and, as such, are not subject to USF charges or other public policy regulation such as 911/E911, CALEA, etc.

Some states have tried to directly regulate VoIP services on an intrastate basis, but these attempts, have, so far, not held up to court challenges. Many states are holding forums to research the issues surrounding VoIP, some are encouraging or even requesting that VoIP providers subject themselves to public service commission jurisdiction and obtain certification as telephone companies, most are hesitant to act until a final determination is made by the FCC, but some have voluntarily done so.

It is uncertain when or how the effects of such regulation would affect us, nor is it understood if other countries will seek to follow suit. If additional regulation does occur, the FCC, any state or any country may impose surcharges, taxes or additional regulations upon providers of VoIP. The imposition of any such additional fees, charges, taxes and regulations on IP service providers could materially increase our costs and may limit or eliminate the competitive pricing we currently enjoy.

Trademarks

We have several trademarks and service marks, all of which are of material importance to us.

The following trademarks and service marks are registered with the United States Patent Trademark Office:

1.	Fusion Telecommunications International
2.	FTI
3.	Diamond / Block Logo
4.	Diamond Logo

The following trademarks and service marks are filed with the United States Patent Trademark Office and are currently in registration process:

1.	O Efonica (logo)
2.	Efonica
3.	Fusion
4.	Fusion Tel
5.	Fusion Telecom

The telecommunications markets have been characterized by substantial litigation regarding patent and other intellectual property rights. Litigation, which could result in substantial cost to and diversion of our efforts, may be necessary to enforce trademarks issued to us or to determine the enforceability, scope and validity of the proprietary rights of others. Adverse determinations in any litigation or interference proceeding could subject us to costs related to changing names and a loss of established brand recognition.

Employees

As of September 30, 2004, we had 59 employees in Fusion Telecommunications International, Inc., Efonica F-Z LLC had 13 employees and Estel Communications Pvt. Ltd. had approximately 60 employees. None of our employees is represented by a labor union. We consider our employee relations to be good.

Properties

We are headquartered in New York, New York and lease offices and space in a number of locations. Below is a list of our leased offices and space as of September 30, 2004.

Location	Lease expiration	Purpose	Approx. sq. ft	Annual Rent

420 Lexington Avenue, Suite 518	January 2010	Lease of principal	8,100	$314,496 (1)
New York, New York 10170		executive offices

75 Broad Street	March 2010	Lease of network	15,000	$507,600 (2)
New York, New York 10007		facilities

1475 W. Cypress Creek Road,	April 2009	Lease of network	9,700	$111,734 (3)
Suite 204		facilities and office
Fort Lauderdale, Florida 33309		space

(1)	This lease is subject to increase to $330,624 for years 2006 to 2010.
(2)	This lease is subject to gradual increase to $672,702 from years 2005 to 2010.
(3)	This lease is subject to gradual increase to $130,712 from years 2005 to 2009.

We believe that our leased facilities are adequate to meet our current needs and that additional facilities are available to meet our development and expansion needs in existing and projected target markets.

LEGAL PROCEEDINGS

On May 8, 2002, Donna Marie Furlong, a former employee, filed a complaint against us with the Executive Department, Division of Human Rights, New York Office, State of New York (Donna Marie Furlong vs. Fusion Telecommunications International, Inc., Case No. IB-E-DS-02-1254784-D) seeking damages in an unspecified amount. This employee claims that she was discharged from her job in violation of Title VII and the New York State Human Rights Law. We are vigorously opposing these claims and have filed a position statement with the Department. We believe the claim to be without merit.

On April 15, 2003, World Access, Inc., a former customer of ours, brought an action against us for recovery of preferential transfers and other claims under the Bankruptcy Code in the United States Bankruptcy Court, Northern District of Illinois Eastern Division (In Re: World Access, Inc., et al vs. Fusion Telecommunications International, Inc., Adv. Pro. No. 03 A 00851). The suit seeks damages in the amount of $334,877 for our alleged Avoidance of Preferential Transfers, Recovery of Transfers, Setoff, Recovery Setoff, Payment of Improperly Setoff Debt, Turnover of Property, and Damages for Overdue Debt & Turnover of Property. We filed a Proof of Claim with the Court in the amount of $85,475.78 for amounts that were due us at the time this customer filed bankruptcy. We plan to defend this suit vigorously and do not expect the outcome to have an adverse effect on our financial condition.

On May 28, 2003, Jack Grynberg, et al., an investor in one of our private offerings; filed a complaint with the Denver District Court, State of Colorado (Jack Grynberg, et al v. Fusion Telecommunications International, Inc., et al, 03-CV-3912) seeking damages in the amount of $400,000 for the purchase of an interest in Fusion’s 1999 private placement offering of subordinated convertible notes through Joseph Stevens & Company, Inc., a registered broker dealer. This complaint asserted the following claims for relief against us: Breach of Fiduciary Duty, Civil Theft, Deceptive Trade Practices, Negligent Misrepresentation, Deceit Based on Fraud, Conversion, Exemplary Damages and Prejudgment Interest. On June 25, 2004, we filed with the Court our Motion to dismiss which was granted. The plaintiffs have filed an appeal of the motion which is pending.

In 1999, we guaranteed a real property lease on behalf of our joint venture, C&F Switching, LLC. The joint venture subsequently defaulted on the lease and on July 17, 2003, the landlord, NWT Partners, Ltd., brought an action in the Miami-Dade County Circuit Court, State of Florida. (NWT Partners, Ltd. v. C&F Switching L.L.C. et al., Case No. 03-16654 CA 01 (6)). We are being sued for back rent, interest, courts costs and attorney fees in the amount in excess of $96,931.48. In addition, the landlord is seeking to accelerate the balance of the lease, which would result in us owing approximately $1,005,000 in additional rent. We believe that this dispute will be resolved amicably, but if we are unable to resolve the action, we can make no assurance that the outcome will not have an adverse effect on our financial condition. We have filed a counterclaim and have asserted several affirmative defenses including, among other things, plaintiff's failure to mitigate damages. The action is currently in the discovery phase and the plaintiff filed an amended motion to dismiss and/or strike defendants’ second amended counterclaim and incorporated motion for sanctions on October 28, 2004. No bearing with respect to the motion has been set to date.

Due to the regulatory nature of the industry, we are periodically involved in various correspondence and inquiries from state and federal regulatory agencies. Management does not expect the outcome of these inquiries to have a material impact on the operations or the financial condition of the company.

MANAGEMENT

The following tables set forth information concerning our directors, executive officers, and other key members of senior management as of the date of this prospectus. Our directors are elected to serve for one-year terms at our annual meeting of stockholders.

Directors and executive officers:

Name	Age	Position

Marvin S. Rosen	64	Chief Executive Officer, Chairman of
		the Board of Directors
Matthew D. Rosen	32	President and Chief Operating Officer
Joel H. Maloff	54	Executive Vice President & Chief
		Technology Officer
Eric D. Ram	54	Executive Vice President
Barbara Hughes	51	Vice President of Finance
Jan Sarro	50	Vice President of Sales and Marketing
Philip D. Turits	71	Treasurer, Secretary and Director
Cesar A. Baez	49	Director
E. Alan Brumberger	64	Director
Julius Erving	54	Director
Evelyn Langlieb Greer	54	Director
Raymond E. Mabus	55	Director
Manuel D. Medina	52	Director
Paul C. O’Brien	65	Director
Kenneth I. Starr	55	Director
Michael J. Del Giudice	61	Director
Fred P. Hochberg	52	Director

Executive Officers and Senior Management

The following are our Executive Officers and Senior Management:

Marvin S. Rosen, co-founded the Company in 1997 and has served as our Chief Executive Officer since April 2000, the Chairman of our Board of Directors since November 2004, the Chairman of our Executive Committee since September 19, 1999, Vice Chairman of the Board of Directors since December 1998 and a member of our Board since March 1998. Since November 1983, Mr. Rosen has been a Shareholder of, and currently serves as “Of Counsel” to, the national law firm of Greenberg Traurig, P.A. where he also served on the Executive Committee until June 2000. Mr. Rosen was Finance Chairman for the Democratic National Committee from September 1995 until January 1997. Currently, he serves on the Board of Directors of the Robert F. Kennedy Memorial, and Terremark Worldwide, Inc. and previously was Budget and Finance Chairman for the Summit of the Americas and Chairman of the Florida Housing Finance Agency.

Matthew D. Rosen has served as our President and Chief Operating Officer since August 2003, Executive Vice President and Chief Operating Officer between February 2002 and August 2003, Executive Vice President and President of Global Operations between November 2000 and January 2002 and as President, US Operations between March 2000 and November 2000. From 1998 to 2000, he held various management positions including President of the Northwest and New England Operations for Expanets, a $1.3 billion integrated network communications service provider. From 1996 to 1998 he was Corporate Director of Operations for Oxford Health Plans, a $4 billion health care company, where he worked on developing and executing turnaround strategies. Prior to his role as Corporate Director of Operations, Mr. Rosen held an executive position in a start-up healthcare technology subsidiary of Oxford where he was an integral part in developing strategy and building its sales, finance and operations departments. Prior to Oxford, Mr. Rosen was an investment banker in Merrill Lynch’s corporate finance department. Mr. Rosen also serves as Chairman of our joint venture, Efonica, and he is the son of our Chief Executive Officer, Marvin Rosen.

Joel H. Maloff, Ph.D., has served as our Executive Vice President and Chief Technology Officer since March 2000. Dr. Maloff first became involved with the Internet in 1986 and has written four books and numerous articles on the Internet, business applications for the Internet, network security, and international Internet development. He has also served as advisor to former Senator Al Gore and Senator John Kyl on Internet-related issues. From September 1998 to September 1999 he served as Chief Operating Officer of Internet Operations Center. Acting as an advisor and “turn-around” expert for the Board of Directors, from May 1996 to May 1997, he served as Chief Technology Officer for VASCO Data Security, and from June 1997 to August 1998, he served as General Manager of CAI Wireless Internet. From November 1990 to December 1993, he served as Vice President-Client Services for Advanced Network & Services, which was acquired by America Online. From March 1989 to November 1990, Dr. Maloff served as the Executive Director of CICNet (the Big Ten universities research network).

Eric D. Ram, has served as our Executive Vice President - International since August 1999. Mr. Ram served as Chairman and Managing Director of The World Group of Companies, a group engaged in the development and management of communications businesses worldwide, which he founded in May 1995. From 1988 through 1995, Mr. Ram was an investor in international business ventures. From June 1986 to December 1988, he served as a Senior Vice President of US WEST Financial Services, Inc., the finance subsidiary of the Regional Bell Operating Company in the United States, which is now a subsidiary of Qwest Communications International Inc. Mr. Ram has engaged in business activities in more than 75 countries worldwide, including both developed and emerging countries in Africa, Asia, Australia, Europe and Latin America. In addition to his business background, Mr. Ram is a lawyer having graduated first in his class and Magna Cum Laude from law school. He also is a Certified Public Accountant.

Barbara Hughes has served as our Vice President of Finance since June of 2003, Vice President of Operations Finance between December of 2000 and June of 2003, and Finance Director from December 1999 until December of 2000. From 1996 to 1999, Ms. Hughes held various financial management positions within the international telecommunications industry including Director of Finance for TresCom International and Primus Telecommunications. Ms. Hughes also held several positions in Finance at Federal Express Corporation from 1980 to 1996, including Regional Finance Manager for Central Region Operations in the U.S. Domestic Operations and later as Finance Director of the Latin American Division.

Jan Sarro has served as the Vice President of Sales and Marketing since March 2002. Prior to joining us, Ms. Sarro was the President of the Americas for Viatel, Inc., a global, facilities-based communications carrier and has over 20 years of experience in developing telecommunications solutions for international businesses and carriers worldwide. At Viatel, Ms. Sarro grew annual carrier revenues from $20 million to $160 million in under two years, and built a $140 million sales organization to market Internet access, corporate networks and international voice services to multinational corporations in the United States and Latin America. Ms. Sarro has also held senior executive marketing and sales management positions at Argo Communications, the international record carriers FTC Communications and TRT Communications, and WorldCom.

Philip D. Turits has served as a director since September 1997 and as our Secretary since October 1997, Treasurer since March 1998, co-founded the Company in September 1997 and served as Vice Chairman from March 1998 to December 1998. From September 1991 to February 1996, Mr. Turits served as Treasurer and Chief Operating Officer for Larry Stuart, Ltd., a consumer products company and prior to 1991, he served as President and Chief Executive Officer of Continental Chemical Company.

BOARD OF DIRECTORS

Cesar A. Baez has served as a director since March 1998. Since January 2004, Mr. Baez has been serving as the head of alternative investments for the public employees retirement fund for the State of New Jersey, a $72 billion pension fund. From September 2001 to November 2003, Mr. Baez was a Partner of Momentum Media Capital. From April 1995 to July 2001, Mr. Baez was a Principal at Hicks, Muse, Tate & Furst Incorporated, an international private investment firm and responsible for much of the firm’s investment activities in Latin America. January 1994 to March 1995, he was President and Chief Executive Officer of Bancomer Securities International, the United States investment banking subsidiary of Grupo Financiero Bancomer, Mexico’s largest financial group. From September 1991 to January 1994, Mr. Baez was in charge of Smith Barney’s Investment Banking Group for Latin America and from February 1990 to August 1991, he was in charge of the Latin American Investment Banking Group of Nomura Securities International. Mr. Baez currently serves on the boards of Pan American Sports Partners Company, Pan American Sports Holdings Ltd., International Outdoor Advertising Holdings Company, Venezuela Cable Service Holdings Ltd., Hicks, Muse, Tate & Furst – LA Argentina Cable Company (Teledigital), and Seed Cayman L.L.C.

E. Alan Brumberger has served as a director since March 1998. He formerly was a partner in Andersen & Co. and its predecessor firms, from 1997 to 2004. From 1995 through 1997, he was a Managing Director of the Taylor Companies and from 1994 through 1995 a Managing Director of Brenner Securities, Inc. From 1983 through 1990, Mr. Brumberger was a Managing Director of Drexel Burnham Lambert and a member of the Underwriting and Commitment Committees. Prior to that, he was a Managing Director of Shearson American Express and a partner at Loeb, Rhoades & Co., a predecessor of Shearson American Express. Mr. Brumberger served for three years as President and Chief Executive Officer of Shearson American Express International Limited, the firm’s international investment banking business in London.

Julius Erving has served as a director since June 2003. Mr. Erving has been President of the Erving Group and Executive Vice President of RDV Sports/Orlando Magic since September 1997. Mr. Erving was employed by the National Broadcasting Company between December 1994 and June 1997, and by the National Basketball Association between 1987 and September 1997. Mr. Erving is a Trustee of the Basketball Hall of Fame and has served on the Board of Directors of Saks Incorporated since 1997.

Evelyn Langlieb Greer has served as a director since January 1999. Ms. Greer is the President of Greer Properties, Inc., a Florida-based real estate development company founded in 1976. She is also a partner in the law firm of Hogan, Greer & Shapiro, P.A. Ms. Greer has been a director of City National Bank of Florida, N.A. since 2000, a member of the Board of Trustees of Barnard College since 1994 and is Vice Chair of the Columbia Law School Board of Visitors. Since 1996 Ms. Greer has served as the elected Mayor of the Village of Pinecrest, Florida.

Raymond E. Mabus has served as a director since January 1999. Mr. Mabus is Chairman of the Board of Directors of Foamex International and also manages his family timber business. From 1998 to 2002, he served as the President of Frontline Global Resources and since 1996 he has served as Of Counsel to the law firm of Baker, Donelson, Bearman and Caldwell. From 1994 to 1996 he was the United States Ambassador to Saudi Arabia and from 1988 to 1992 he was the Governor of Mississippi.

Manuel D. Medina has served as a director since December 1998. Since 1982, Mr. Medina has served as the Chairman of the Board of Directors and Chief Executive Officer of Terremark Worldwide, Inc., a publicly held operator of Internet exchanges and provider of Internet infrastructure and managed services around the world. In addition, Mr. Medina is a managing partner of Communications Investors Group. Before founding Terramark, Mr. Medina worked with PricewaterhouseCoopers LLP.

Paul C. O’Brien has served as a director since August 1998. Since January 1995 Mr. O’Brien has served as the President of The O’Brien Group, Inc., a consulting and investment firm. From February 1988 until December 1994, he was the President and Chairman of New England Telephone (a subsidiary of NYNEX), a telecommunications company. Mr. O’Brien also serves on the Board of Directors for Cambridge NeuroScience, Inc., Merlot Communications, Renaissance Worldwide, Inc., Mangosoft, Inc., Essential.com, eYak.com, Spike Technologies, and Mind Grow (formerly Interactive Education).

Kenneth I. Starr has served as a director since March 1998. Since its founding in 1989, Mr. Starr has served as the Chairman and Chief Executive Officer of Starr & Company, a New York City-based accounting and business management firm. From April, 2000 to May, 2003, Mr. Starr served as a member of the board of directors of Terremark Worldwide, Inc.

Michael J. Del Giudice has served as a director since November 2004. He is a Senior Managing Director of Millennium Credit Markets LLC and Senior Managing Director of MCM Securities LLC, both of which he co-founded in 1996. Michael J. Del Giudice also serves as Chairman and Chief Executive Officer of Rockland Capital Energy Investments LLC, founded in April 2003. Mr. Del Giudice is a Member of the Board of Directors of Consolidated Edison Company of New York, Inc., and is currently Chairman of the Audit Committee and a Member of its Planning and Executive Compensation Committees. He is also a Member of the Board of Directors of Barnes & Noble, Inc., and a Member of the Board of Trustees of the New York Racing Association. He also serves as Chairman of the Governor’s Committee on Scholastic Achievement. Mr. Del Giudice was a General Partner and Managing Director at Lazard Frères & Co. LLC from 1985 to 1995. From 1983 to 1985, Mr. Del Giudice was Chief of Staff to New York Governor Mario M. Cuomo. He served from 1979 to 1981 as Deputy Chief of Staff to Governor Hugh L. Carey and from 1975 to 1979 as Chief of Staff to the Speaker of the Assembly.

Fred P. Hochberg has served as a director since November 2004. In 2004, he became Dean of the Robert J. Milano Graduate School of Management and Urban Policy of New School University and chief administrator of the graduate division. From 2001-2002, he was Senior Advisor to Mario Cuomo during his campaign for Governor of New York and has been a speaker on National Public Radio. From May 1998 to January 2001, Mr. Hochberg served as Deputy then Acting Administrator of the Small Business Administration, an agency elevated to Cabinet rank by President Clinton. Additionally, Mr. Hochberg served on the President Clinton’s Management Council. From 1994 to 1998, he was founder and President of Heyday Company, a private investment company managing real estate, stock market investment and venture capital projects. From 1975 to 1993, Mr. Hochberg served as president and chief operating officer of the Lillian Vernon Corporation, a publicly traded direct marketing corporation. Mr. Hochberg has served on numerous business and civic boards including the Democratic National Committee, the Young Presidents’ Organization, and as co-chair of the Human Rights Campaign. Mr. Hochberg is currently a trustee of New School University, The Citizens Budget Commission, FINCA, Lillian Vernon International House at New York University and the Wolfsonian Museum in Miami Beach, Florida.

ADVISORY BOARD

We have the benefit of an advisory board which provides us advice and general assistance concerning the business of the company. The advisory board may be compensated for the business they generate for the company and may be eligible to participate in the company’s stock option plan. Our advisory board members include:

John H. Sununu Mr. Sununu serves as Chairman. He is currently the President of JHS Associates, Ltd. and was formerly a partner in Trinity International Partners, a private financial firm. From 1989 through 1992, Governor Sununu served President Bush as Chief of Staff and as Counselor to the President. Prior to that, Governor Sununu served three consecutive terms as Governor of New Hampshire. Governor Sununu also serves on the Board of Directors of Kinark Corporation.

Patrick A. Bello Mr. Bello is the co-founder, President and CEO of Belldon Development, LLC, an oceanfront real estate development company. Prior to founding Belldon, Mr. Bello was co-founder, President and CEO of Topline Group, LLP, a professional services company. From February, 1998 to September 1999, Mr. Bello served as President and CEO of Fusion Telecommunications International, Inc. Mr. Bello has also provided consulting services to other telecommunications companies in both the United States and the Caribbean. He co-founded a telecommunications company that was sold to GE Capital Communications Services and then served as President and COO of the combined entity. Mr. Bello has also started companies in the systems integration field, one of which was sold to a NYSE listed company.

Alan M. Braverman Mr. Braverman is an executive advisor and merchant banker. He has been an Institutional Investor and Wall Street Journal ranked analyst and Managing Director in the Technology, Media and Telecommunications sectors for several investment banks, as well a Managing Director for US Trust where he was responsible for private equity investments in the communications industry. Previously, he served as President at NBC Internet, majority owned and later acquired by General Electric. Prior to that, Mr. Braverman was also a senior manager at US West (Qwest) where he founded and ran the company’s first Internet business and launched its Russian cellular telephone company.

Jack Rosen Mr. Rosen is the chief executive of several commercial and residential real estate firms. His business interests include investments in healthcare, cosmetics and telecommunications. Mr. Rosen is Chairman of the American Jewish Congress. He is very active in government and political affairs. Mr. Rosen has also served on numerous presidential commissions and delegations and has personal relationships with the leaders of numerous countries throughout the world. Jack Rosen is not related to Matthew Rosen or Marvin Rosen.

Joseph R. Wright, Jr. is President and Chief Executive Officer of PanAmSat, Inc., one of the largest providers of satellite/fiber communications services around the globe. Prior to becoming Chief Executive Officer in 2001, he was Chairman of GRC Intl., Inc., a public company that provided advanced IT technologies to government and commercial customers, and was sold to AT&T in 2000. He was also Co-Chairman of Baker & Taylor Holdings, Inc., an international book/video/software distribution company. From 1989-1994, he was Executive Vice President and Vice Chairman of W. R. Grace Company, a global chemicals and material company. In the 1980’s, he served in the U.S. Government under President Reagan as Deputy Secretary of Commerce, and then as Deputy Director and Director of the Office of Management and Budget in the Executive Office of the President and a member of the Cabinet. Prior to his time in Washington, he was President of two Citibank subsidiaries and was a partner of Booz, Allen and Hamilton. Mr. Wright currently serves on the Board of Advisors/Directors of AT&T Government Solutions, Titan Corporation, Proxim, Barington Capital, Terremark Worldwide, and Verso Technologies. He is a member of the Federal Communication Commission’s Network Reliability and Interoperability Council as well as the Media Security and Reliability Council, and was on former President Bush’s Export Council, and the current President Bush’s Commission on the U.S. Postal Service Reform. He is a member of the Council on Foreign Relations, Council for Excellence in Government, Chief Executives Organization, Committee for a Responsible Federal Budget and the New York Economic Club.

BOARD COMMITTEES

Audit Committee. Our audit committee’s main function will be to oversee our accounting and financial reporting processes, internal systems of control, independent auditor relationships and the audits of our financial statements. This committee’s responsibilities include, among other things:

•	annually reviewing and reassessing the adequacy of the committee’s formal charter;
•	reviewing our annual audited financial statements with our management and our independent auditors and the adequacy of our internal accounting controls;
•	reviewing analyses prepared by our management and independent auditors concerning significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•	reviewing the independence of the independent auditors;
•	reviewing our auditing and accounting principles and practices with the independent auditors and reviewing major changes to our auditing and accounting principles and practices as suggested by the independent auditor or our management;

•	selecting and recommending the appointment of the independent auditor to the board of directors, which firm is ultimately accountable to the audit committee and the board of directors; and
•	approving professional services provided by the independent auditors, including the range of audit and nonaudit fees.

The members of our audit committee are Paul C. O’Brien, Chairman; Evelyn Langlieb Greer, Raymond E. Mabus and Kenneth I. Starr, each of whom is a non-employee member of our board of directors. Kenneth I. Starr will be our audit committee financial expert as currently defined under SEC Rules. Our board has determined that each of the directors serving on our audit committee is independent within the meaning of the Rules of the SEC and the listing standards of AMEX. We intend to comply with future audit committee requirements as they become applicable to us.

Compensation and Nominating Committee. Our compensation and nominating committee’s main function will be (i) to review and recommend to our board compensation and equity plans, policies and programs and approve executive officer compensation, and (ii) to review and recommend to our board the nominees for election as directors of the company and to review related Board development issues including succession planning and evalualtion. The members of our compensation and nominating committee are Cesar A. Baez, E. Alan Brumberger and Manuel D. Medina, each of whom is a non-employee member of our board of directors. Our board has determined that each of the directors serving on our compensation and nominating committee is independent within the existing standards of AMEX.

Strategic and Investment Banking Committee. The members of our strategic and investment banking committee are E. Alan Brumberger, Chairman; Cesar A. Baez, Manuel D. Medina, Marvin S. Rosen, Kenneth I. Starr and Phillip D. Turits. Our strategic and investment banking committee evaluates and recommends investment strategies with investment banks and brokerage houses and assists in the evaluation of possible acquisitions and mergers.

Director Compensation

We have granted to each of our directors options to purchase 21,429 shares of our class A common stock, under our 1998 stock option plan. These options will have an exercise price per share of no less than the higher of the aggregate offering price of one share and warrant or market price of stock of a share of our common stock on the date of grant. These options will vest in four equal installments over a three-year period commencing on the date of grant. We also reimburse our directors for out-of-pocket expenses associated with their attendance at board of directors’ meetings.

Code of Ethics

We have adopted a Code of Ethics to apply to our directors, officers and employees. This code is intended to promote ethical conduct and compliance with laws and regulations, to provide guidance with respect to the handling of ethical issues, to implement mechanisms to report unethical conduct, to foster a culture of honesty and accountability, to deter wrongdoing and to ensure fair and accurate financial reporting.

Limitations on Liability and Indemnification Matters

We are a Delaware corporation and are governed by the Delaware General Corporation Law. Delaware law authorizes Delaware corporations to indemnify any person who was or is a party to any proceeding other than an action by, or in the right of, the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation. The indemnity authorized by Delaware law also applies to any person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity. Indemnification applies against liability incurred in connection with an indemnifiable proceeding, including any appeal, if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. To be eligible for indemnity with respect to any criminal action or proceeding, the person must have had no reasonable cause to believe his or her conduct was unlawful.

In the case of an action by or on behalf of a corporation, indemnification may not be made if the person seeking indemnification is found liable, unless the court in which the action was brought determines such person is fairly and reasonably entitled to indemnification.

The indemnification provisions of Delaware law require indemnification of a director, officer, employee or agent who has been successful in defending any action, suit or proceeding to which he or she was a party by reason of the corporation. The indemnity covers expenses actually and reasonably incurred in defending the action.

The indemnification authorized under Delaware law is not exclusive and is in addition to any other rights granted to officers and directors under the certificate of incorporation or bylaws of the corporation or any agreement between officers and directors and the corporation.

Our certificate of incorporation provides for the elimination, to the fullest extent permissible under Delaware law, of the liability of our directors to us for monetary damages. This limitation of liability does not affect the availability of equitable remedies such as injunctive relief. Our bylaws also provide that we shall indemnify our directors and officers against certain liabilities that may arise by reason of their status or service as a director or as an officer, other than liabilities arising from certain specified misconduct. We are required to advance all expenses incurred as a result of any proceeding against our directors for which they could be indemnified, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

Currently, we are not aware of any pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of ours based on the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable.

Summary Compensation Table

				Long-Term
		Annual Compensation		Compensation Awards

					All Other
			Bonus	Securities Underlying	Compen-
Name and Principal Position	Year	Salary ($)	($)	Option/SAR’s	sation ($)

Marvin S. Rosen, Chief Executive Officer	2003	0	0	7,143	0
	2002	0	0	0	0
	2001	0	0	0	0
Matthew D. Rosen, President and	2003	170,000	0	0	0
Chief Operating Officer	2002	170,000	0	85,715	0
	2001	170,000	0	0	0
Joel H. Maloff, Executive Vice President	2003	175,000	0	0	0
& Chief Technology Officer	2002	175,000	0	0	0
	2001	175,000	0	0	0
Eric D. Ram, Executive Vice President	2003	175,000	0	0	0
	2002	175,000	0	0	0
	2001	175,000	0	0	0
Jan Sarro, Vice President of Sales	2003	135,000	0	0	0
and Marketing	2002	135,000	0	35,715	0

Mr. Marvin Rosen has been reimbursed for certain expenses, including approximately $2,000 per month for a portion of the monthly rent for his apartment in Fort Lauderdale, Florida, which is used by certain of our executives in lieu of such executives having to incur hotel expenses.

We have entered into an employment agreement with Mr. Matthew Rosen, our President and Chief Operating Officer. This agreement is effective on November 11, 2004 and expires on January 31, 2007, provided that the term shall extend for an additional one year unless terminated by either side on 90 days notice. The agreement provides for an annual salary of not less than $250,000, with a minimum annual bonus equal to 25% of his annual salary. In the event that we achieve a positive EBITDA for two successive quarters, he will be paid a one-time bonus equal to 50% of his annual salary then in effect. In addition, he will be entitled to a bonus of $25,000 upon the successful completion of an initial public offering. The agreement also provides for a one year non-compete provision.

Option Grants in 2003

We did not grant any options to acquire common stock to our named executive officers during fiscal 2003. However, in connection with a loan made by Fusera, LLC, we granted certain warrants to all of the members. As two of the members, we granted Marvin S. Rosen and Philip D. Turits each 7,143 warrants to purchase our class A common stock at a price equal to $2.97 per share which expire on July 1, 2005. The per share value of these warrants was $0.11 on the date of grant using the Black Scholes option pricing model. Input variables used in the model included no expected dividend yield, an average risk free interest rate of 1.77% and an estimated life of 2 years. Because the company was non-public on the date of grant, no assumption as to the volatility of the stock price was made. No other warrants were granted to any executive officer.

Aggregated Options/SAR Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Values

The following table sets forth the information with respect to the named executive officers set forth in the Summary Compensation Table concerning the exercise of options during fiscal year 2003, the number of securities underlying company-granted options as of December 31, 2003 and the year-end value of all unexercised in-the-money options held by such individuals.

			Numbers of Securities Underlying
	Shares	Value	Unexercised Options/SARs	Value of Unexercised In The Money
	Acquired on	Realized	At Fiscal Year End	Options/SARs at Fiscal Year End ($)
Name	Exercise (#)	($)	Exercisable/Unexercisable	Exercisable/Unexercisable

Marvin S. Rosen	0	0	7,143/0	0/0
Matthew D. Rosen	0	0	50,358/73,929	0/0
Eric D. Ram	0	0	96,429/0	0/0
Joel H. Maloff	0	0	48,215/16,072	0/0
Jan Sarro	0	0	8,929/26,786	0/0

Stock Option Plan

Our Board of Directors adopted the 1998 Stock Option Plan in May 1998, re-approved the option plan in November 1999, and in February 2000, our stockholders approved the option plan. Currently 2,680,857 shares of our class A common stock have been reserved for issuance under the option plan. As of the date of this prospectus, options to purchase an aggregate of 3,365,122 shares have been granted (88,857 of these options have been exercised and 1,615,493 have been cancelled prior to the date of this Prospectus) under the option plan. Accordingly, an aggregate of 1,660,772 options are currently outstanding.

The purposes of the option plan are: i) to enable us to attract and retain qualified and competent employees and to enable such persons to participate in our long-term success and growth by giving them an equity interest in our company; ii) to enable us to use grants of stock options in lieu of all or part of cash fees for directors who are not officers or employees, thereby aligning the directors’ interests with that of the stockholders; and iii) to provide consultants and advisors with options, thereby increasing their proprietary interest in us. Employees and directors are eligible to be granted awards under the option plan. Consultants and advisors to Fusion are eligible to be granted awards under the option plan if their services are of a continuing nature or otherwise contribute to our long-term success and growth.

The option plan is administered by our compensation and nominating committee of the board of directors. The committee may adopt, alter, or repeal any administrative rules, guidelines, and practices for carrying out the purposes of the option plan, and its determination, interpretation, and construction of any provision of the option plan are final and conclusive. The committee has the right to determine, among other things, the persons to whom awards are granted, the terms and conditions of any awards granted, the number of shares of common stock covered by the awards, and the exercise prices and other terms thereof.

The exercise price, term, and exercise period of each stock option is fixed by the committee at the time of grant. No incentive stock option shall (i) have an exercise price that is less than 100% of the fair market value of the common stock on the date of the grant, (ii) be exercisable more than 10 years after the date such incentive stock option is granted, or (iii) be granted more than 10 years after the option plan is adopted by the Board.

Most options held by employees vest over four years. Options held by consultants and non-employee directors can vest immediately in some cases. In certain cases, we have agreed to extend the duration of options granted to non-employee directors. (In April 2002, the board of directors reduced the exercise price for all options to current employees with exercise prices above $8.75 per share to $8.75 per share and the vesting period from five years to four years.)

In July 2004, the Company’s stock option committee approved the issuance of 446,057 options to employees who had been previously granted stock options. Each employee would receive new options equal to 50% of their existing options priced at $3.15 per share and 50% at $4.38 per share, both with a four year vesting period and furthermore would receive credit for the vesting time on previously issued options, and the original options will be cancelled if not exer cised within six months and one day of the issuance of the new options. In addition, during July 2004, the Company’s stock option committee approved the issuance of 667,686 options to employees, consultants and Board members at a price of $4.38 per share.

We increased the amount of shares issuable under the option plan to an amount equal to 13% of the shares outstanding immediately prior to this offering. We have agreed with the representative of the underwriters that we will not increase the number of shares subject to the Option Plan or adopt any other stock award plan for two years after the date of this prospectus. The options presently held by each option holder who were issued new options will be cancelled or expire 6 months and one (1) day from July 14, 2004. The vesting schedule varies by individual depending on the number of years employed with us.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Officer and Director Loans to Company

Over the last five years, several of our senior officers and directors have made loans to us and our joint ventures to fund their operations. These loans have taken the form of demand notes, term notes and convertible notes. The interest rate on these notes has ranged from the prime rate to 15%. All current balances below are as of September 30, 2004.

Since April 1999, Marvin Rosen, our Chairman of the Board, has loaned us a total of $2,618,045. Of the aggregate amount loaned to us, $564,604 has been repaid, $901,000 has been converted into common stock at a conversion price of $2.28 per share, $100,000 was converted into shares of series A preferred stock at a conversion price of $10 per share, which was subsequently converted into 28,572 shares of common stock at a conversion price of $3.50 per share, and $300,000 was converted into shares of series C preferred stock at a conversion price of $90 per share. Currently, Mr. Rosen has total notes outstanding of $752,441 with interest calculated at 4.75% on all but one convertible subordinated note, which is for $125,000. That convertible note for $125,000 bears interest at an annual rate of 9.25% (was 7.25% prior to April 2004). As of September 30, 2004, the demand, promissory, and convertible notes have accrued unpaid interest in the amount of $312,520. Our indebtedness to Mr. Rosen will be repaid out of the proceeds of this offering. In April 2003, Mr. Rosen pledged 34,286 shares of his common stock as collateral for the performance of a settlement agreement between us and Compania De Telecommunications El Salvador S.A., D.E.C.V. We currently owe Compania De Telecommunications approximately $66,000 under the terms of the settlement agreement, which we expect to pay in full by February 2005.

Since April 1999, Philip Turits, our Treasurer, has loaned us a total of $4,181,449. Of the aggregate amount loaned to us, $779,604 has been repaid, $2,499,563 has been converted into common stock at a conversion price of $2.28 per share, $165,000 has been converted into series A preferred stock at a conversion price of $10 per share and subsequently converted into common stock at $8.75 per share, and $300,000 was converted into shares of series C preferred stock at a conversion price of $90 per share. Currently, Mr. Turits has total notes outstanding of $437,282. The weighted average interest rate of these demand notes is currently an interest rate of 4.75%, except for one $125,000 convertible note, which has an interest rate of 9.25% (was 7.25% prior to April 2004). As of September 30, 2004, these demand, promissory, and convertible notes had accrued unpaid interest of $124,490. Our indebtedness to Mr. Turits will be repaid out of the proceeds of this offering.

On January 25, 2001, a trust controlled by Evelyn Langlieb Greer, loaned us $1,000,000. This loan was due on July 15, 2001 and bears interest at the rate of 13% per annum. In addition, the Trust received 85,715 warrants to purchase our common stock in connection with this and other loans. As of September 30, 2004, this loan had accrued unpaid interest in the amount of $119,167. In November 2004, all principal and interest owing to the Trust was repaid. In addition, Ms. Greer personally loaned our Pakistan joint venture $250,000 which bears interest at the rate of 15% per annum. In January 2004, $148,000 of this note was converted into 1,644 shares of series C convertible Preferred stock at a conversion price of $90 per share. This loan is due on demand. As of September 30, 2004, this loan had accrued unpaid interest in the amount of $59,688. Our indebtedness to Ms. Greer will be repaid out of the proceeds of this offering.

On May 22, 2001, World Capital Corporation (“WCC”), of which Mr. Eric Ram, our Executive Vice President, International, is a managing director and principal shareholder loaned us $400,000 for use in meeting our funding obli-

gations in Estel. The loan was due on February 16, 2002 and accrues interest at 12% per annum. In December 2003, World Capital was paid $100,000 towards repayment of this loan and converted the remaining principal into 1,111 shares of the series C preferred stock at a conversion price of $90 per share.

In July 2002, Patrick Bello loaned our Pakistan joint venture $25,000. This loan, which was payable on demand, was converted into 277 shares of series C preferred stock at $90 per share. As security for repayment of the loans to the Pakistan joint venture, we granted the lenders a second priority lien on all of our equipment that was then owned. We also granted the lenders a lien on our receivables subordinate to other existing liens on our receivables.

From August through December, 2002, and again in April, 2003, Lisa Ornburg Turits, wife of Philip Turits, loaned us an aggregate of $265,000. Of these loans, $175,000 was secured by a portion of our Letter of Credit associated with the leasehold of our premises located at 75 Broad Street and the remainder, are demand loans. Of these notes, $53,897 has been repaid, and $9,313 was converted to a new note, transferred to Philip Turits and converted into 103 shares of series C preferred stock at $90 per share. In addition, Michael Turits, son of Philip Turits, loaned the company $80,000 in April of 2001. The loan was due on demand and bears interest at the rate of 12% per annum. In December 2001, Michael Turits converted $40,000 into 4,000 shares of series A Preferred stock at a conversion price of $10 per share and subsequently converted into 4,572 shares of common stock at $8.75 per share. In February 2003, $10,000 of that loan was repaid. In aggregate, the notes of Michael Turits had accrued interest of $17,510, and Lisa Turits had accrued interest of $799 as of September 30, 2004. The principal and interest balance of these loans that aggregated $250,399 as of September 30, 2004, will be repaid out of the proceeds of this offering.

Other Transactions

We have an informal verbal agreement with Mr. John H. Sununu, the Chairman of our Advisory Board, pursuant to which Mr. Sununu will be compensated for any international business relationships, which Mr. Sununu assists us in developing. The amount, form and terms of any such compensation will depend on the business relationship developed and will be negotiated at the time any such relationship is developed.

In January and February 2003, Mr. Sununu loaned us $25,000 and Patrick Bello, a member of our Advisory Board, loaned us $50,000 to fund working capital for our Efonica joint venture. This investment was structured in the form of 7 1/4% Convertible Notes which was expected to be paid back to these investors over 24 months from distributions from Efonica. In addition, these lenders were to receive a portion of our profits in Efonica. In February 2004, Mr. Sununu converted his entire loan to series C convertible preferred stock at a conversion price of $90 per share. In January 2004, Mr. Bello converted $25,000 of his loan to series C convertible preferred stock at $90 per share and in September 2004 converted the remaining $25,000 into a new note due the earlier of the closing of the offering or September 1, 2005, which bears interest at 4.5% and eliminated any right to participate in any profits of Efonica.

During the fourth quarter of 2002, Evelyn Greer loaned us $400,000, Patrick Bello loaned us $100,000 and Philip Turits loaned us $100,000 in connection with the development of an opportunity to provide VoIP services in Cambodia. These funds were intended to be used for license deposit fees and working capital for the Cambodian venture. These funds were held in an escrow account and have been repaid except for $10,000 from Patrick Bello which was converted to 111 shares of series C preferred stock at $90 per share.

In May 2003, we were awarded a subcontractor role to provide IP services for embassies and consulates of the U.S. Department of State and are providing service to 16 U.S. embassies and consulates in Asia and the Middle East with another one scheduled to be installed. Terremark Worldwide, Inc., is serving as the primary contractor. Our Chief Executive Officer, Marvin Rosen is a director of Terremark. Our Chairman, Joel Schleicher and Kenneth Starr, one of our directors, formerly served on Terremark’s board. Manuel Medina, Terremark’s Chairman and Chief Executive Officer, is one of our directors.

In July 2003, Marvin Rosen, Philip Turits and John Sununu loaned us an aggregate of $100,000 to purchase certain equipment and resolve a dispute with an equipment vendor. In exchange for this loan, they were issued a promissory note which bears interest at the rate of 8% per annum with monthly payments for 21 months followed by a balloon payment due in June of 2005. Messrs. Rosen, Turits and Sununu were part of a group which lent us an aggregate of $300,000. The group has a security interest in the equipment.

During July 2002, an entity controlled by Jose Vitienes Colubi, a member of our board, loaned our Pakistan joint venture $20,000. This loan was due on demand and provided for interest at the rate of 10% per annum. This loan, including interest, was subsequently converted into 9,242 shares of our common stock at a conversion rate of $2.28 per share.

PRINCIPAL STOCKHOLDERS

The following table presents information regarding the beneficial ownership of both classes of our common stock, treated as one, as of September 30, 2004 and as adjusted to reflect the sale of the new common stock in this offering:

•	each person who beneficially owns more than 5% of both classes of our common stock;
•	each of our directors and named executive officers; and
•	all current executive officers and directors as a group.

Beneficial ownership is determined under the rules of the SEC. These rules deem common stock subject to options currently exercisable, or exercisable within sixty (60) days, to be outstanding for purposes of computing the percentage ownership of the person holding the options or of a group of which the person is a member, but these rules do not deem the stock to be outstanding for purposes of computing the percentage ownership of any other person or group. To our knowledge, the persons named in the table have sole voting and sole investment control with regard to all shares beneficially owned.

	Number of Shares
	Beneficially	Percentage of outstanding shares to be owned
Name**	Owned	Before the offering	After the offering

Cesar A. Baez	29,908	*	*
E. Alan Brumberger(1)	237,524	1.1%	1.0%
Evelyn L. Greer(2)	203,086	*	*
Joel H. Maloff(3)	71,143	*	*
Manuel D. Medina(4)	469,303	2.2%	1.9%
Paul C. O’Brien(5)	65,715	*	*
Eric D. Ram(6)	96,429	*	*
Marvin S. Rosen(7)	2,251,188	10.4%	9.0%
Matthew D. Rosen(8)	138,000	*	*
Kenneth I. Starr(9)	194,858	*	*
Philip D. Turits(10)	1,940,388	9.0%	7.8%
Sandy Beach Investments	1,430,299	6.6%	5.7%
Executive Officers & Directors as a group (11 persons)	5,697,565	27.6%	23.9%

*	less than 1%
**	Unless otherwise indicated (i) all addresses are c/o Fusion Telecommunications International, Inc. 420 Lexington Avenue, Suite 518 New York, NY 10170, and (ii) all persons own class A common stock.
(1)	Includes (i) 10,715 shares of common stock held by trusts for which his wife serves as trustee; and (ii) 8,572 shares of common stock issuable upon conversion of 300 shares of series C preferred stock.
(2)	Includes (i) 70,400 of common stock held by a trust for which she serves as trustee; (ii) 46,972 shares of common stock held by same trust issuable upon conversion of 1,644 shares of series C preferred stock; and (iii) presently exercisable warrants to purchase 85,715 shares of stock.
(3)	Includes 64,286 shares of common stock issuable upon exercise of presently exerciseable options, which expire in January 2005. Does not include 71,429 shares of common stock issuable upon the exercise of options that are not exercisable in the next 60 days.
(4)	Represents 469,303 shares of common stock owned by Communications Investors Group, a partnership controlled by Mr. Medina.
(5)	Includes 21,429 shares of common stock issuable upon exercise of presently exerciseable options.

(6)	Includes 96,429 shares of common stock issuable upon exercise of presently exerciseable options, which expire in January 2005. Does not include 96,429 shares of common stock issuable upon the exercise of options that are not exercisable in the next 60 days. Does not include 178,572 options which Marvin Rosen granted Mr. Ram and does not include 42,857 options Philip Turits has granted Mr. Ram.
(7)	Includes (i) 6,701 shares of common stock issuable upon conversion of 91/4% Convertible Notes (interest rate was 71/4% prior to April 2004), which are convertible at the option of the holder at $18.66 per share; (ii) 95,229 shares of common stock issuable upon conversion of 3,333 shares of series C preferred stock; and (iii) 7,143 shares of common stock issuable upon exercise of a presently exercisable warrant. Mr. Rosen has granted certain individuals options to purchase an aggregate of 392,857 shares of the common stock.
(8)	Includes 81,429 shares of common stock issuable upon exercise of presently exerciseable underlying immediately exercisable options. Does not include 385,714 shares of common stock issuable upon the exercise of options that are not exercisable in the next 60 days, which expire in January 2005. Does not include a 37,143 stock option, which Philip Turits granted to Matthew Rosen.
(9)	Includes (i) 186,286 shares of common stock held by his wife; and (ii) 8,572 shares of common stock issuable upon conversion of 300 shares of series C preferred stock held by his wife.
(10)	Includes (i) 257,143 shares of common stock held by Sagaponack Group, L.P., of which Mr. Turits serves as general partner; (ii) 6,701 shares of common stock underlying 91/4% Convertible Notes (interest rate was 71/4% prior to April 2004), which are convertible at the option of the holder assuming such at $18.66 per share; (iii) 10,715 shares of common stock held by a trust for which he serves as trustee; (iv) 95,229 shares of common stock issuable upon conversion of 3,333 shares of series C preferred stock; and (v) 7,143 shares of common stock issuable upon exercise of presently exercisable warrants and (vi) 4,286 shares of common stock held by his wife. Mr. Turits has granted certain individuals options to purchase an aggregate of 157,143 shares of his common stock.

DESCRIPTION OF SECURITIES

Our authorized capital stock is 136,000,000 shares, consisting of 105,000,000 shares of common stock, $.01 par value; 21,000,000 shares of class A common stock, $.01 par value and; 10,000,000 shares of preferred stock, $.01 par value, of which 110,000 have been designated as series C preferred stock. The previously designated and issued series A preferred stock and series B preferred stock have been retired and the shares returned to the status of authorized and unissued preferred stock. Upon the closing of the offering, all shares of series C preferred stock currently outstanding will be converted into 3,141,838 shares of our common stock at the conversion price equal to the lesser of (i) 75% of the initial public offering price of the common stock, or (ii) $3.15 per share. Also, upon the closing of the offering, $2,508,333 in convertible notes (which were issued in a transaction that occurred during November 2004 whereby the Company received net cash proceeds of $1,330,000 and refinanced $1,108,333 of existing notes payable and accrued interest) will automatically convert into 651,515 shares of common stock based upon a conversion price of $3.85 per share.

Prior to the effective date of this offering, we effectuated a 3.5 for 1 reverse stock split and conversion of our outstanding common stock into class A common stock. As a result of this capital transaction, all of our outstanding common stock prior to this offering was reclassified as class A common stock.

The following summary of the terms and provisions of our capital stock does not purport to be complete. Reference should be made to our Amended and Restated Certificate of Incorporation, Bylaws and to applicable law, for the complete description of the terms and provisions of our securities.

Common stock

Subject to the rights of holders of preferred stock, if any, holders of shares of our common stock are entitled to share equally on a per share basis in such dividends as may be declared by the Board of Directors out of funds legally available. There are presently no plans to pay dividends with respect to the shares of common stock. Upon liquidation, dissolution or winding up, after payment of creditors and the holders of any senior securities, including preferred stock, if any, our assets will be divided pro rata on a per share basis among the holders of the shares of common stock. The common stock is not subject to any liability for further assessments. There are no conversion or redemption privileges or any sinking fund provisions with respect to the common stock and the common stock is not subject to call. The holders of common stock do not have any pre-emptive or other rights.

Holders of shares of common stock are entitled to cast one vote for each share held at all stockholders’ meetings, for all purposes, including the election of directors. The common stock does not have cumulative voting rights.

Class A common stock. Prior to the date of this prospectus, we converted our outstanding common stock into class A common stock. We are authorized to issue up to 21,000,000 shares of class A common stock, $.01 par value per share. The holders of the class A common stock have identical rights and privileges as our regular common stock, except that they will not be able to transfer shares of class A common stock until the first anniversary of the date of this prospectus. After the effective date of this prospectus, the class A common stock may be converted at the option of the holder if the holder executes and delivers a lock up agreement preventing the public sale of the common stock until the first anniversary of the date of this prospectus without the consent of the representative of the underwriters. The class A common stock automatically will convert into the common stock on the first anniversary of the date of this prospectus.

Preferred Stock

Our Board of Directors is authorized to issue up to 10,000,000 shares of preferred stock, par value $.01 per share, in one or more series and to fix, by resolution, conditional, full, limited or no voting powers, and the designations, preferences, the number of shares, dividend rates, conversion or exchange rights, redemption provisions or other special rights of the shares constituting any class or series as the board of directors may deem advisable without any further vote or action by the stockholders. Any shares of preferred stock issued by us could have priority over our common stock and class A common stock with respect to dividends or liquidation rights and could have voting and other rights of stockholders. Any issuance of our preferred stock, depending upon the rights, preferences and designations of these shares, may delay, deter or prevent a change in control or could result in the dilution of the voting power of any of our authorized but unissued shares of preferred stock and we have agreed not to issue any shares of preferred stock for one year after the offering without our underwriter’s prior written consent. In addition, certain “anti-takeover” provisions of Delaware law, among other things, may restrict the ability of our stockholders to effect a merger or business combination or to obtain control of us.

The Company has the following series of preferred stock currently outstanding:

Series C preferred stock. We have 109,962 shares of series C preferred stock outstanding with a stated value of $90.00 per share. The rights, designations, preferences, privileges, qualifications of our series C preferred stock are described in our certificate of designation. The document has been filed as an exhibit to the registration statement of which this prospectus is a part. Upon the closing of the offering, all shares of series C preferred stock currently outstanding will be converted into shares of our common stock at a conversion price equal to the lesser of (i) 75% of the initial public offering price of the common stock, or (ii) $3.15 per share. Holders of the series C preferred stock will also receive a purchase warrant for each share of common stock that they receive upon conversion.

9 1/4% Convertible Notes

On April 9, 1999, we issued $300,000 of our 7 1/4% Convertible Notes (the “Notes”) to Marvin Rosen, Philip Turits, and Patrick Bello, a former senior executive of Fusion. (See “CERTAIN TRANSACTIONS”.) The proceeds from the Notes were used by the Company to fund its operations. The principal of the Notes shall be converted into shares of our common stock, at the closing of this offering if the offering price equals or exceeds 125% of the conversion price, which is $18.66 per share. There is also an optional conversion clause that the noteholders shall have the right, at their option, at any time up to and including the maturity date, to convert the outstanding principal at $18.66 per share. These notes had a $250,000 remaining balance in April 2004 at which point the interest rate was modified to 9 1/4%.

Warrants

As part of various debt and other agreements, we have issued warrants to purchase our common stock. As of June 30, 2004, we have issued a total of 286,567 warrants with per share warrant prices of between $0.04 to $8.75. The exercise period for these warrants range between twenty months and 106 months. The weighted average exercise price of these warrants at June 30, 2004 was $3.19.

Purchase Warrant

Each purchase warrant will entitle you to purchase one share of our common stock for $6.00 at any time during the four-year period beginning on the first anniversary of the date of this prospectus. The purchase warrant exercise price will increase to $8.00 (133% of the offering price of one share of our common stock) on the eighteen month anniversary of the date of this prospectus, provided that the registration statement covering the shares, of common stock underlying the purchase warrants has been effective for at least sixty (60) days prior to the exercise price reset date.

Unless we extend the terms of the purchase warrants in our sole discretion, the purchase warrants will expire at 5:00 p.m., New York time, five years from the date of this prospectus.

We may redeem any outstanding purchase warrants you hold, once they become exercisable, at a price of $.01 per purchase warrant on not less than 30 days’ prior written notice to you if the last sale price of our common stock has been at least 200% of the then-current exercise price of the purchase warrants (initially $6.00) for the 20 consecutive trading days ending on the third day prior to the date on which we provide you with such notice. The purchase warrants will be exercisable until the redemption date.

The purchase warrants will be issued in registered form under a warrant agreement between us and Continental Stock Transfer & Trust Company, as warrant agent. Please refer to the warrant agreement (which has been filed as an exhibit to the registration statement of which this prospectus is a part) for a complete description of the terms and conditions of the purchase warrants, as this description is qualified in its entirety by our reference to such warrant agreement.

The exercise price and number of shares of our common stock or other securities issuable on exercise of the purchase warrants are subject to adjustment to protect against dilution if we issue a stock dividend, or we conduct a stock split, recapitalization, reorganization, merger or consolidation or other similar event. We cannot assure you that the market price of our common stock will exceed the exercise price of the purchase warrants at any time during the period in which they are exercisable.

You cannot exercise any of your purchase warrants unless at the time of exercise we have filed with the SEC a prospectus covering the shares of our common stock issuable upon exercise of the purchase warrants you wish to exercise and such shares have been registered or qualified to be exempt under the securities laws of your state of residence. Although we have undertaken and intend to have all shares of our common stock qualified for sale in the states where our securities are being offered and to maintain a current prospectus relating to our common stock until the expiration or redemption of the purchase warrants, subject to the terms of the warrant agreement, we cannot assure you that we will be able to do so.

The purchase warrants do not give you any dividend, voting, preemptive or any other rights our stockholders may have.

Upon conversion of the Class C preferred stock, we will issue an additional 3,141,838 purchase warrants. These warrants and the underlying common stock will be registered for resale by the holders thereof.

American Stock Exchange Listing

We have applied to list our common stock and purchase warrants on the American Stock Exchange under the trading symbols “FSN” and “FSNW”, respectively.

Transfer Agent, Warrant Agent & Registrar

Continental Stock Transfer & Trust Company will act as our transfer agent, our warrant agent and as registrar for our common stock and purchase warrants.

Delaware Anti-Takeover Law

The following discussion concerns certain provisions of Delaware law that may delay, deter or prevent a tender offer or takeover attempt that you might consider to be in your best interest, including offers or attempts that might result in a premium being paid to you over the market price of our securities.

Delaware Anti-Takeover Law. We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

—	prior to the business combination the corporation’s board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or

—	upon the consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced, excluding for the purpose of determining the number of shares outstanding those shares owned by the corporation’s officers and directors and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

—	at or subsequent to the time the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of its stockholders, and not by written consent, by the affirmative vote of at least 66 2/[3]% of its outstanding voting stock, which is not owned by the interested stockholder.

A business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the stockholder. An interested stockholder is a person who, together with affiliates and associates, owns (or within three years did own) 15% or more of the corporation’s vesting stock.

SHARES ELIGIBLE FOR FUTURE SALE

Shares Eligible and lock-ups of existing securityholders

After the offering, 24,598,686 shares of both classes of our common stock will be outstanding, including 17,480,333 shares of our class A common stock. All of the 3,325,000 shares of our common stock sold in the offering will be freely tradable, except for shares purchased by holders subject to lock-up agreements or by any of our existing “affiliates,” as that term is defined in Rule 144 under the Securities Act, which generally includes officers, directors or 10% stockholders. The class A common stock may not be converted into common stock until one year after the offering unless the holder executes and delivers, after the effective date of this prospectus, a one year lock up agreement from the effective date of the prospectus. The remaining 3,793,353 shares of of our common stock outstanding after the offering and the 17,480,333 shares of class A common stock outstanding will be restricted as a result of its terms or lock-up agreements from transfer for 12 months after the date of this prospectus. Our underwriter in its sole discretion, however, may waive or permit us to waive the lock-up at any time for common stockholders. Sales of a substantial number of shares of our common stock could cause the price of our securities to fall. The representative of the underwriters has advised us that in deciding whether to consent to any sale within the applicable lock-up period, it will consider whether the sale would have an adverse effect on the market for our common stock. The representative of the underwriter has advised us that it does not have any present intention or understanding to release any of the shares subject to the lock-up agreements prior to the expiration of the shares subject to lock-up agreements prior to the expiration of the lock-ups periods.

Rule 144

In general, under Rule 144 as currently in effect, a person who has owned restricted shares of common stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of the then average weekly trading volume or 1% of the total number of outstanding shares of the same class. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. A person who has not been one of our affiliates for at least the three months immediately preceding the sale and who has beneficially owned shares of common stock for at least two years is entitled to sell the shares under Rule 144 without regard to any of the limitations described above.

Effect Of Sales Of Shares

Before the offering, there has been no market for our common stock, and no precise prediction can be made about any effect that market sales of our common stock or the availability for sale of our common stock will have on the market price of the common stock. Nevertheless, sales of substantial amounts of our common stock in the public market could adversely affect the market price for our securities and could impair our future ability to raise additional capital through the sale of our securities.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, the underwriters named below, for which Kirlin Securities, Inc. is acting as the representative, are committed to severally take and pay for the respective number of our securities set forth opposite their names, if any are taken, other than the securities covered by the over-allotment option described below unless and until this option is exercised.

	Number	Number
Underwriters	of Shares	of Warrants

Kirlin Securities, Inc.
Total

Our underwriters have qualified their several obligations under the underwriting agreement to the approval of legal matters by our counsel and various other conditions, and subject to these conditions, our underwriters are obligated to severally purchase all of the shares of our common stock and purchase warrants offered by this prospectus (other than the shares of our common stock and purchase warrants covered by the over-allotment option described below).

The underwriters, through the representative, have advised us that they propose to offer our securities to the public at the initial public offering prices set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $_____ per share of our common stock and $______ per purchase warrant. The underwriters may allow, and such dealers may re-allow, a concession not in excess of $_____ per share of common stock and $_____ per purchase warrant to certain other dealers. After the offering, our underwriters may change the offering price and other selling terms without our consent.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. We also have agreed to pay to the underwriters an expense allowance on a non-accountable basis equal to 3% of the gross proceeds derived from the sale of the securities offered by this prospectus, $100,000 of which has been paid to date. We also have agreed to pay all expenses in connection with qualifying our securities offered hereby for sale under the laws of such states as our underwriters, through their representatives, may designate and registering the offering with the National Association of Securities Dealers, Inc., or NASD, including fees and expenses of counsel retained for these purposes by our underwriter in connection with this registration.

We have granted to the underwriters an option, exercisable within 45 business days from the date of this prospectus, to purchase at the offering price, less underwriting discounts and the non-accountable expense allowance, up to an aggregate of 498,750 additional shares of our common stock and/or 498,750 additional purchase warrants for the sole purpose of covering over allotments, if any.

We have engaged the representative of the underwriters on a non-exclusive basis as our agent for the solicitation of the exercise of the purchase warrants. To the extent consistent with NASD guidelines and SEC rules and regulations, we have agreed to pay the representative of the underwriters for bona fide services rendered a commission equal to 5% of the exercise price for each purchase warrant exercised after one year from the date of this prospectus if the exercise was solicited by the representative. In addition to soliciting, either orally or in writing, the exercise of the purchase warrants, these services also may include disseminating information, either orally or in writing, to our warrantholders about us or the market for our securities, and assisting in the processing of the exercise of the purchase warrants. We will not pay the representative any fee connection with the exercise of the purchase warrants if the purchase warrants are exercised within one year from the date of this prospectus, if the market price of the underlying shares of our common stock is lower than the exercise price, the purchase warrants are held in a discretionary account, the purchase warrants are exercised in an unsolicited transaction, the warrantholder has not confirmed in writing that the representative solicited such exercise or the arrangement to pay the commission is not disclosed in the prospectus provided to warrantholders at the time of exercise. In addition, unless granted an exemption by the SEC from Regulation M under the Exchange Act, while soliciting the exercise of the purchase warrants, the representative will be prohibited from engaging in any market-making activities or solicited brokerage activities with regard to our securities unless the representative has waived its right to receive a fee for the exercise of the purchase warrants.

In connection with the offering, we have agreed to sell to the representative for an aggregate of $100, a purchase option, consisting of the right to purchase up to an aggregate of 332,500 shares of our common stock and 332,500 purchase warrants. The representative purchase option is exercisable initially at a price of $7.20 per share and $.06 per warrant (120% of the per share offering price to investors) for a period of four years commencing one year from the date of this prospectus. The representative purchase option may not be transferred, sold assigned or hypothecated during the one-year period following the date of this prospectus except to officers or partners of the representative, underwriters and the selected dealers and their officers or partners. The representative purchase option grants to the holders thereof certain “piggyback” and demand rights for periods of seven and five years, respectively, from the date of this prospectus with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the underwriter purchase option.

Pursuant to the underwriting agreement, all of our officers and directors, and all holders of our capital stock immediately prior to this offering either by the terms of the class A common stock or by agreement may not to sell any shares of our common stock for either 12 or 18 months from the date of this prospectus without the consent of the representative of the underwriters. In addition, the underwriting agreement provides that, for a period of five years from the date of this prospectus, the representative will have the right to send a representative to observe each meeting of our board of directors.

If, within five years of the date of this prospectus, we complete a merger, acquisition, joint venture or other transaction with a party that the representative introduces to us, the representative will receive a finder’s fee equal to 5% of the consideration.

Prior to the offering, there has been no public market for any of our securities. Accordingly, the offering prices of our securities and the terms of the purchase warrants have been determined by negotiation between us and the underwriters and do not bear any relation to established valuation criteria. Factors considered in determining such prices and terms, in addition to prevailing market conditions, included an assessment of the prospects for the industry in which we will compete, our management and our capital structure.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.
•	Over-allotment involves sales by the underwriters of our securities in excess of the number of securities the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of our securities over-allotted by the underwriters is not greater than the number of our securities they may purchase in the over-allotment option. In a naked short position, the number of our securities involved is greater than the number of securities in the over-allotment option. Our underwriters may close out any covered short position by either exercising through their representative the over-allotment option and/or purchasing our securities in the open market.

•	Syndicate covering transactions involve purchases of our securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, our underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which it may purchase securities through the over-allotment option. If our underwriters sell more securities than could be covered by the over-allotment option, a naked short position, the position only can be closed out by buying our securities in the open market. A naked short position is more likely to be created if our underwriters are concerned that there could be downward pressure on the price of our securities in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit our underwriters to reclaim a selling concession from a selling group member when the securities originally sold by the selling group member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As a result, the price of our securities may be higher than the price that might otherwise exist in the open market.

On October 22, 2003, the representative loaned the Company $200,000. The loan did not bear interest and was repaid on December 11, 2003.

LEGAL MATTERS

Gersten, Savage, Kaplowitz, Wolf & Marcus LLP, New York, New York, will opine as to the validity of the common stock and purchase warrants offered by this prospectus and to certain legal matters for us. Certain members of Gersten, Savage, Kaplowitz, Wolf & Marcus LLP own an aggregate of 35,714 shares of our common stock. They did not receive such shares for legal services rendered. Graubard Miller, New York, New York, has served as counsel to the several underwriters in connection with this offering.

EXPERTS

Our consolidated financial statements as of December 31, 2002 and 2003, and for each of the three years in the period ended December 31, 2003, have been audited by Rothstein, Kass & Company, P.C., an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, are so included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 relating to the securities being offered through this prospectus. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information described in the registration statement. For further information about us and our securities, you should read our registration statement, including the exhibits and schedules. In addition, we will be subject to the requirements of the Securities Exchange Act of 1934, as amended, following the offering and thus will file annual, quarterly and special reports, proxy statements and other information with the SEC. These SEC filings and the registration statement are available to you over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room in 450 Fifth Street, N.W., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Statements contained in this prospectus as to the contents of any agreement or other document are not necessarily complete and, in each instance, you should review the agreement or document which has been filed as an exhibit to the registration statement.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
AND SUBSIDIARIES

Contents

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FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
AND SUBSIDIARIES

Consolidated Balance Sheet

June 30, 2004
(unaudited)

ASSETS
Current assets
Cash and cash equivalents	$ 4,017,260
Accounts receivable, net of allowance for doubtful accounts of approximately $804,000	4,510,958
Restricted cash	587,591
Prepaid expenses and other current assets	554,622

Total current assets	9,670,431

Property and equipment, net	4,736,828

Other assets
Security deposits	1,141,412
Restricted cash	470,275
Other	188,011

Total other assets	1,799,698

$16,206,957

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Long-term debt, related parties, current portion	$ 2,794,100
Long-term debt, current portion	150,000
Short-term borrowing obligations	536,450
Capital lease obligations, current portion	833,780
Accounts payable and accrued expenses	10,123,795
Liabilities of discontinued operations	1,653,650

Total current liabilities	16,091,775

Long-term liabilities
Capital lease obligations, net of current portion	135,000
Preferred stock, Series C, subject to mandatory redemption (liquidation preference in the aggregate of approximately $9,897,000)	9,368,249

Total long-term liabilities	9,503,249

Minority interests	29,447

Commitments and contingencies
Stockholders’ deficit
Common stock, $.01 par value, authorized 105,000,000 shares, 17,338,273 shares issued and outstanding	173,383
Capital in excess of par value	64,434,718
Stock dividend distributable	365,961
Accumulated other comprehensive income	100,825
Accumulated deficit	(74,492,401)

Total stockholders’ deficit	(9,417,514)

$16,206,957

See accompanying notes to consolidated financial statements.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
AND SUBSIDIARIES

Consolidated Statements of Operations

	Six months ended June 30,

	2004	2003
	(unaudited)	(unaudited)

Revenues	$26,978,042	$16,945,832
Operating expenses:
Cost of revenues	23,179,782	14,518,282
Depreciation and amortization	1,075,375	1,083,818
Loss on impairment		194,001
Selling, general and administrative expenses	4,887,042	4,672,800

Operating loss	(2,164,157)	(3,523,069)

Other income (expense)
Interest expense, net	(860,510)	(458,988)
Forgiveness of debt	1,976,595	1,196,294
Other	37,980
Minority interests	79,539	56,060

	1,233,604	793,366

Net loss	(930,553)	(2,729,703)
Preferred stock dividends	(385,918)	(82,016)

Net loss applicable to common stockholders	$(1,316,471)	$(2,811,719)

Basic and diluted net loss applicable to per common stockholders per common share:
Net loss	$ (0.08)	$ (0.22)

Weighted average shares outstanding
Basic and diluted	15,967,983	13,056,391

See accompanying notes to consolidated financial statements.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
AND SUBSIDIARIES

Consolidated Statement of Changes in Stockholders’ Deficit

	Six months ended June 30, 2004 (unaudited)

								Accumulated
	Redeemable						Compre-	Other
	Preferred	Preferred	Preferred		Capital in	Stock	hensive	Compre-
	Stock	Stock	Stock	Common	Excess of	Dividend	Income	hensive	Accumulated
	Series C	Series A	Series B	Stock	Par Value	Distributable	(Loss)	Income	Deficit	Total

Balances,
January 1, 2004	$3,466,538	$ 4,072	$ 735	$153,412	$62,597,546	$ 553,238		$ 92,925	$(73,175,930)	$(9,774,002)
Proceeds from sales of common stock, net of investment expenses				4,302	1,272,769					1,277,071
Proceeds from sales of Series C preferred stock, net of investment expenses	4,628,962
Conversion of long-term debt to Series C preferred stock	585,360
Conversion of long-term debt to common stock				7	2,063					2,070
Conversion of Series A & B preferred stock to common stock		(4,072)	(735)	13,735	(8,928)
Stock dividend declared						385,918			(385,918)
Stock dividend issued				1,927	571,268	(573,195)
Foreign currency translation adjustment							$ 7,900	7,900		7,900
Accretion of interest and dividends on Series C preferred stock	687,389
Net loss							(930,553)		(930,553)	(930,553)

Total comprehensive loss							$(922,653)

Balances, June 30, 2004	$9,368,249	$ —	$ —	$173,383	$64,434,718	$ 365,961		$100,825	$(74,492,401)	$(9,417,514)

See accompanying notes to consolidated financial statements.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Six months ended June 30,

	2004	2003
	(unaudited)	(unaudited)

Cash flows from operating activities
Net loss	$ (930,553)	$(2,729,703)
Adjustments to reconcile net loss to net cash
used in operating activities:
Loss on impairment		194,001
Gain from sale of property and equipment	(17,750)
Depreciation and amortization	1,075,375	1,083,818
Bad debt expense	138,599	59,121
Gain on forgiveness of debt	(1,976,595)	(1,196,294)
Minority interest	(79,539)	(56,060)
Interest and dividends accreted on Series C preferred stock	687,389
Increase (decrease) in cash attributable to
changes in operating assets and liabilities:
Accounts receivable	(2,633,910)	(862,864)
Prepaid expenses and other current assets	(223,951)	(331,820)
Other assets	11,514	101,000
Accounts payable and accrued expenses	(211,295)	177,738
Liabilities of discontinued operations	(25,067)	(158,791)

Net cash used in operating activities	(4,185,783)	(3,719,854)

Cash flows from investing activities
Purchase of property and equipment	(739,479)	(85,094)
Repayments of (payments for) security deposits	89,497	(293,181)
Repayments of restricted cash	(96,330)	256,561

Net cash used in investing activities	(746,312)	(121,714)

Cash flows from financing activities
Proceeds from sale of common stock, net	1,277,071	3,679,537
Proceeds from sale of Series C preferred stock, net	4,628,962
Proceeds from short-term borrowings	4,493	18,880
Proceeds from long-term debt	600,000	824,605
Payments of long-term debt and capital lease obligations	(788,071)	(238,325)
Repayments of escrow advances	(73,330)	(950,000)
Proceeds from contributions from minority stockholders of joint ventures	59,578	2,733

Net cash provided by financing activities	5,708,703	3,337,430

Net increase (decrease) in cash and cash equivalents	776,608	(504,138)
Cash and cash equivalents, beginning of period	3,240,652	768,898

Cash and cash equivalents, end of period	$ 4,017,260	$ 264,760

See accompanying notes to consolidated financial statements.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Continued)

	Six months ended June 30,

	2004	2003
	(unaudited)	(unaudited)

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$114,582	$ 94,138

Supplemental disclosure of noncash investing and financing activities:
Acquisition of capital lease	$ —	$180,279

Conversion of long-term debt to common stock	$ —	$251,000

Conversion of capital lease obligations to common stock	$ —	$ 32,500

Conversion of Series A and B preferred stock to common stock	$ 4,807	$ —

Conversion of long-term debt to Series C preferred stock	$585,360	$135,313

Stock dividends issued	$573,195	$724,568

Stock dividends declared	$385,918	$724,568

See accompanying notes to consolidated financial statements.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

1.   Nature of operations

Fusion Telecommunications International, Inc. and Subsidiaries (collectively the “Company”) is a Delaware corporation, incorporated in September 1997. The Company is an international communications carrier delivering Voice over Internet Protocol (“VoIP”), Private Networks, Internet Access, IP Video Conferencing and other advanced services to, from and within emerging markets in Asia, the Middle East, Africa, the Caribbean, and Latin America. With its lead product, VoIP, the Company provides a full suite of communications solutions to corporations, Postal Telephones and Telegraphs, Internet Service Providers, government entities, consumers and cable operators.

2.   Summary of significant accounting policies

Principles of Consolidation

The consolidated financial statements include the accounts of Fusion Telecommunications International, Inc. and its wholly owned, majority owned, and voting controlled subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

Revenue Recognition

The Company recognizes revenue and related costs at the time services are rendered. Revenue is derived from fees charged to terminate voice and data services over the Company’s network. Recurring charges received in advance are recorded as deferred revenue.

Cash and Cash Equivalents

The Company considers all highly-liquid debt instruments purchased with maturities of three months or less to be cash equivalents.

Accounts Receivable

The Company values its accounts receivable net of an allowance for doubtful accounts. On a periodic basis, the Company evaluates its accounts receivable and establishes an allowance for doubtful accounts, based on a history of past write-offs and collections and current credit conditions. Specific customer accounts are written off as uncollectible if the probability of a future loss has been established and payments are not expected to be received.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities which qualify as financial instruments under Statement of Financial Accounting Standards (“SFAS”) No. 107, “Disclosures About Fair Value of Financial Instruments,” approximate the carrying amounts presented in the accompanying consolidated balances sheets.

Impairment of Long-Lived Assets and Impairment Charges

The Company complies with Statement SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amount. The Company continually evaluates whether events and circumstances have occurred that indicates the remaining estimated useful life of long-lived assets, such as property, and equipment may warrant revision, or the remaining balance may not be recoverable.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

2.   Summary of significant accounting policies (continued)

Impairment of Long-Lived Assets and Impairment Charges (continued)

During the first six months of 2003, the Company recorded an impairment totaling approximately $194,000. The impairment is related to the adjustment of equipment being used by the Company’s joint venture in India (see Note 4) to its fair value based on estimated future cash flows from these assets in accordance with SFAS No. 144.

Property and Equipment

Property and equipment are stated at cost and are depreciated or amortized on the straight-line method over the estimated useful lives of the assets as follows:
Estimated
Asset	Useful Lives

Network equipment	5-7 Years
Furniture and fixtures	3-7 Years
Computer equipment and software	3-5 Years
Leasehold improvements	Lease terms

Maintenance and repairs are charged to operations, while betterments and improvements are capitalized.

Advertising

Advertising costs are charged to operations as incurred and were approximately $13,000, and $6,000 during the six months ended June 30, 2004 and 2003, respectively.

Income Taxes

The Company complies with SFAS No. 109, “Accounting for Income Taxes,” which requires an asset and liability approach to financial reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred income tax assets to the amount expected to be realized.

Comprehensive Income

The Company complies with SFAS No. 130, “Reporting Comprehensive Income”. SFAS No. 130 establishes rules for the reporting and display of comprehensive income and its components. SFAS No. 130 requires the Company’s change in the foreign currency translation adjustment to be included in other comprehensive income.

Earnings Per Share

SFAS No. 128, “Earnings Per Share” requires dual presentation of basic and diluted income per share for all periods presented. Basic income per share excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted income per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the income of the Company.

Unexercised stock options to purchase 631,486 and 931,743 shares of the Company’s common stock as of June 30, 2004 and 2003, respectively, were not included in the computation of diluted earnings per share because the exercise of the stock options would be anti-dilutive to earnings per share.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

2.   Summary of significant accounting policies (continued)

Earnings Per Share (continued)

Unexercised warrants to purchase 286,567, and 160,643 shares of the Company’s common stock as of June 30, 2004 and 2003, respectively, were not included in the computation of diluted earnings per share because the exercise of the warrants would be anti-dilutive to earnings per share.

Non-converted debt to purchase 10,714 and 39,286 shares of the Company’s common stock as of June 30, 2004 and 2003, respectively were not included in the computation of diluted earnings per share because the conversion of the debt would be anti-dilutive to earnings per share. Had the debt been converted interest expense would have been reduced by approximately $10,000 and $15,000 during the six months ended June 30, 2004 and 2003, respectively.

Stock-Based Compensation

The Company follows SFAS No. 123, “Accounting for Stock-Based Compensation”. The provisions of SFAS No. 123 allow companies to either expense the estimated fair value of stock options or to continue to follow the intrinsic value method set forth in Accounting Principles Board Opinion 25, “Accounting for Stock Issued to Employees” (“APB 25”) but disclose the pro forma effect on net income (loss) had the fair value of the options been expensed. The Company has elected to continue to apply APB 25 in accounting for its stock option incentive plans.

The Company provides the disclosure only requirements of SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123”. If compensation expense for the Company’s stock-based compensation plan had been determined based on the fair value at the grant dates as calculated in accordance with SFAS No. 123, the Company’s net loss attributable to common stockholders and net loss per common share would approximate the pro forma amounts below:

	June 30, 2004	June 30, 2003

Net loss applicable to common stockholders, as reported	$(1,316,471)	$(2,811,719)
Deduct: total stock-based compensation expense under fair value method for awards, net of related tax effect	(369,165)	(49,956)

Net loss applicable to common stockholders, pro forma	$(1,685,636)	$(2,861,675)

Earnings per share:
Basic and diluted net loss applicable to common
stockholders, as reported	$ (0.08)	$ (0.22)

Basic and diluted net loss applicable to common stockholders, pro forma	$ (0.11)	$ (0.22)

The Company calculated the fair value of each common stock option grant on the date of grant using the black scholes option pricing model method with the following assumptions: dividend yield of 0%; weighted average option term of four years; average risk free interest rate of 4.35% and 4.43% during the six months ended June 30, 2004 and 2003, respectively. The weighted average fair value of common stock options granted was $0.00 and $0.00 during the six months ended June 30, 2004 and 2003, respectively.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

2.   Summary of significant accounting policies (continued)

Recently Issued Accounting Pronouncements

In May 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. SFAS No. 150 requires that certain financial instruments, which under previous guidance were accounted for as equity, must now be accounted for as liabilities. The financial instruments affected include mandatory redeemable stock, certain financial instruments that require or may require the issuer to buy back some of its shares in exchange for cash or other assets and certain obligations that can be settled with shares of stock. SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003 and must be applied to existing financial instruments the beginning of the first fiscal period after June 15, 2003. At June 30, 2004, the Company’s Series C Preferred Stock qualifies under the provisions of SFAS 150 (see Note 13), and has accordingly been classified as a liability.

In the event the Company completes a successful qualified public offering for its stock, the Series C Preferred Stock will be converted into shares of the Company’s common stock and will be reclassified from a liability to equity.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. SFAS No. 149 amends and clarifies the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The Company does not have any such derivative instruments as of June 30, 2004.

In January 2003, the FASB issued Financial Interpretation Number (“FIN”) No. 46, “Consolidation of Variable Interest Entities” and in December 2003, issued FIN 46R, which superseded FIN 46 (collectively “FIN 46”). FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 was required to be applied to preexisting entities of the Company as of the beginning of the first quarter after June 15, 2003. FIN 46 was required to be applied to all new entities with which the Company became involved beginning February 1, 2003. Provisions of FIN 46R are applicable to all entities subject to the Interpretation no later than the end of the first quarter after March 15, 2004. The adoption of FIN 46 did not have a material impact on the Company’s consolidated financial statements.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates.

3.   Liquidity

At June 30, 2004, the Company has a working capital deficit of approximately $6,421,000 and a stockholders’ deficit of approximately $9,418,000. The Company has continued to sustain losses from operations and for the six months ended June 30, 2004 and 2003 has incurred a net loss of approximately $931,000 and $2,730,000, respectively. In addition, the Company has not generated positive cash flow from operations for the six months ended June 30, 2004 and 2003. During

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

3.   Liquidity (continued)

the six months ended June 30, 2004, the Company has raised approximately $4,629,000 of additional proceeds, net of offering costs, through the issuance of Series C Preferred Stock (see Note 15) and intends to raise additional future capital through equity financing. The Company also converted approximately $585,000 of long-term debt into shares of the Company’s Series C Preferred Stock. In addition, during the six months ended June 30, 2004, the Company has been able to increase its revenues and renegotiate and pay down certain obligations, which have resulted in reduced losses and reduced outstanding debt. While management believes that its current cash resources should be adequate to fund its operations for the year ending December 31, 2004, the Company’s long-term liquidity is dependent on its ability to attain future profitable operations. The Company cannot make any guarantees if and when it will be able to attain future profitability.

4.   Joint ventures, acquisitions and divestitures

In March, 2000, the Company entered into a joint venture agreement with Communications Ventures India Pvt. Ltd. to form an entity named Estel Communication Pvt. Ltd. (“Estel”). Estel is organized and exists under the laws of India and has its office in New Delhi, India. The Company directly owns 49% of the joint venture and has voting rights in another 1.01%, which in turn gives the Company a 50.01% voting control in the joint venture. Estel was established to engage in the business of selling and supporting internet service protocol operations. Basically, Estel is in business as an Internet service provider in India. The joint venture has been funded primarily by the Company which has also provided certain equipment for the establishment of the required technology platforms.

In July 2002, the Company acquired a 75% equity interest in a joint venture with Turner Hill Investments, L.P. (“Turner Hill”) to provide VoIP services for calls terminating in Pakistan. During 2003 and 2002, the Company contributed certain telecommunications equipment and advances to the joint venture in exchange for its equity interest in the new joint venture. This joint venture operates out of facilities provided by Turner Hill and began providing VoIP service in November 2002. In connection with this joint venture agreement, the Company entered into a service agreement with a Pakistan telecommunications company to provide termination services for calls terminating in Pakistan (see Note 12 for additional details).

In December 2002, the Company acquired a 50.2% equity interest in a joint venture with Karamco, Inc. (“Karamco”) to provide various VoIP services throughout the emerging markets. As of December 31, 2003 no capital has been contributed to the joint venture by either partner, but rather working capital loans have been provided for operating purposes. Operations of the joint venture began during 2003.

5.   Discontinued operations

During 2001, management of the Company decided to cease the operations of its domestic retail telecommunication services business lines. In connection with this decision, the Company opted out of a capital lease under which it was leasing switching equipment located in Miami, Florida and returned all of the switching equipment covered under the lease to the lessor. The Company also abandoned an office located in Miami, which was being used to house the switching equipment. The office was being leased under a non-cancelable operating lease agreement.

As of June 30, 2004, liabilities of discontinued operations included approximately $670,000 from the cancellation of the operating lease obligation and approximately $984,000 of trade payables reclassified from accounts payable and accrued expenses.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

6.   Property and equipment

At June 30, 2004, property and equipment is comprised of the following:

Network equipment, including $769,360 under capital leases	$ 9,460,995
Furniture and fixtures	112,016
Computer equipment and software	687,593
Leasehold improvements	2,679,381

12,939,985
Less accumulated depreciation and amortization, including $465,032 under capital leases	(8,203,157)

$ 4,736,828

7.   Restricted cash

As of June 30, 2004, the Company had approximately $1,058,000 of cash restricted from withdrawal and held by banks as certificates of deposit securing letters of credit (equal to the amount of the certificates of deposit). A significant portion of this restricted cash is required as security deposits for certain of the Company’s non-cancelable operating leases for office facilities.

8.   Accounts payable and accrued expenses

Accounts payable and accrued expenses consist of the following at June 30, 2004:

Trade accounts payable	$ 5,542,690
Accrued expenses	2,111,930
Interest payable	849,802
Deferred revenue	1,023,188
Other	596,185

$10,123,795

The deferred revenue balance at June 30, 2004 includes approximately $500,000 related to a debt settlement agreement with a domestic carrier. The provisions of the agreement noted $555,000 due to the carrier would be resolved with a service agreement whereby the carrier will receive a reduced rate for every minute of traffic that is passed through the Company’s network for a period of 24 months beginning in December 2003. During the six months ended June 30, 2004, approximately $55,000 of deferred revenue was recognized in connection with this service agreement.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

9.   Long-term debt and capital lease obligations

At June 30, 2004 components of long-term debt and capital lease obligations of the Company is comprised of the following:

Convertible notes payable	(a)	$ 250,000
Demand notes payable	(b)	898,931
Demand notes payable	(c)	260,688
Promissory notes payable	(d)	1,150,000
Promissory notes payable	(e)	25,000
Promissory notes payable	(f)	102,000
Promissory notes payable	(g)	257,481
Capital lease obligations	(h)	968,780

Total long-term debt and capital lease obligations		3,912,880
Less current portion		3,777,880

		$ 135,000

(a) Three stockholders of the Company each entered into convertible subordinated note agreements aggregating $300,000, which mature in five years (or April 9, 2004), at an interest rate of 7.25% per annum (modified to 9.25% in April 2004). Interest shall be paid semi-annually on January 31 and July 31. The principal of the note shall be converted into shares of common stock of the Company, at the closing of a qualified initial public offering (“IPO”), if the IPO price equals or exceeds 125% of the conversion price, which is $18.66 per share. There is also an optional conversion clause that the note holders shall have the right, at their option, at any time up to and including the maturity date, to convert the outstanding principal. In February 2004, one stockholder converted $33,750 of its notes into 375 shares of Preferred C Stock at $90 per share. The remaining $16,250 note balance was paid in April 2004. Consequently, the June 30, 2004 balance includes two convertible subordinated note agreements aggregating $250,000, both of which are covered under forbearance agreements (see below for further details).

(b) Two officers of the Company each entered into various loan agreements with the Company in exchange for demand notes payable. The outstanding balance of these notes were $898,931 as of June 30, 2004. The notes bear interest at rates ranging from 4%–4.75% per annum and are due on demand.

(c) Between March 2001 and September 2002, the Company issued promissory notes to three stockholders. The balance outstanding at June 30, 2004 was $110,688. The notes bear interest at rates ranging from 8% to 12% per annum and are due on demand. In addition, during February 2004, the Company entered into a settlement agreement for $600,000. In the same month the Company paid $450,000 and agreed to make 12 monthly payments for the remaining $150,000.

(d) In January 2001, the Company issued a promissory note in the amount of $1,000,000, with monthly payments of interest only at 13% per annum, with principal to be paid in full December 2001. This promissory note is secured by certain of the Company’s accounts receivables. At June 30, 2004, this note was in default and, accordingly, has been classified as currently due.

Between September 2002 and April 2003, the Company entered into various promissory note payable agreements for which $150,000 is outstanding as of June 30, 2004. Interest at 8% per annum was to be paid in full through May 2003. At June 30, 2004, these notes were in default and, accordingly, have been classified as currently due.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

9.   Long-term debt and capital lease obligations (continued)

(e) Between December 2002 and February 2003, the Company entered into loan agreements with various stockholders, for the purpose of generating funds to initiate a joint venture project in the United Arab Emirate (See Note 4). During January and February 2004, all but one stockholder converted the outstanding notes to 277 shares of Preferred C stock at $90 per share. The remaining stockholder converted his $25,000 note into a new promissory note, which bears interest at 4.5% per annum. Principal and interest are payable in one lump sum on the earlier of 15 days from the completion of an IPO or September 1, 2005.

(f) In July 2002, the Company entered into loan agreements with various stockholders, aggregating $500,000 for the purpose of generating funds to initiate the Pakistan service project with Pakistan Telecommunications Company Limited (“Pakistan”) (See Note 12). The loans were to be repaid by the Company with funds it receives from PTCL in equal monthly installments, immediately upon available funds or February 2003, and continuing through August 2003, bearing interest at 15% per annum. In 2003, a portion of these loan agreements, aggregating $250,000, was converted into shares of the Company’s Series C Preferred and common stock. During January 2004, $148,000 of the loans were converted to 1,644 shares of Series C Preferred stock at $90 per share.

(g) In September 2003, the Company issued promissory notes payable aggregating $300,000 to various stockholders for the purpose of resolving the Company’s capital lease debt service contract with the lessor of the equipment. The notes were to accrue interest at 8% per annum and be paid in equal monthly installments of approximately $500 to $2,000 per month with the outstanding principal due on October 31, 2004. The Company also issued warrants to these investors to purchase the aggregate of 85,714 shares of the Company’s common stock at a purchase price of $2.98 per share. The warrants are to expire July 1, 2005. At the date of grant, these warrants had a nominal value assigned to them that was immaterial to the consolidated financial statements. As of June 30, 2004, the outstanding balance of the various note payables aggregated $257,481.

(h) During the six months ended June 30, 2004, approximately $193,000 of capital lease obligations had been forgiven and recorded to forgiveness of debt (See Note 16).

At June 30, 2004, approximately $720,000 of the capital lease obligations were in default and accordingly have been classified as currently due.

The following summarizes additional debt activity during the six months ended June 30, 2004:

Between October and November 2003, the Company issued two convertible notes payables, aggregating $140,000, to two stockholders for the purposes of an Asian venture. The notes were to accrue interest at prime rate, were payable monthly on the first of every month, and were due on January 15, 2004 and October 31, 2004, respectively. In the event, the Asian venture materialized, the principal of the notes, at the option of the stockholders, could have been converted into shares of common stock of the Company. The conversion price per share would be in proportion to the overall initial capitalization. During the six months ended June 30, 2003, the Asian venture had not materialized. Consequently one of the notes was repaid in full and the other was converted to 1,111 shares of Preferred C Stock.

In December 2000, the Company entered into a promissory note payable agreement of $200,000 with a stockholder, calling for monthly payments of approximately $4,500, including interest at 12% per annum, through January 2006. On September 1, 2002, the Company added an additional agreement for the option to convert a portion of the promissory note into 28,571 shares of the Company’s common stock at $2.28 per share. In September 2003, the Company revised the promissory note agreement for an additional principal amount of $100,000 with monthly payments of approximately $2,500, including interest at 12% per annum. During the six months ended June 30, 2004, the remaining promissory note of $159,079 was repaid in full.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

9.   Long-term debt and capital lease obligations (continued)

In May 2001, the Company issued a promissory note payable agreement for the sum of $400,000, including interest at 12% per annum, and due in full February 2002. In connection with the private placement offering for Series C Preferred Stock (see Note 14), the Company provided the stockholder with the option to convert the promissory note into 3,334 shares of the Company’s Series C preferred stock at an exchange price of $90 per share. As of June 30, 2004, the stockholder was paid a portion of the remaining balance and exercised his option to convert the remaining promissory note payable balance into the Company’s Series C preferred stock.

Future aggregate principal payments on long-term debt and capital leases in the years subsequent to June 30, 2004 are as follows:

2005	$ 3,985,645
2006	108,000
2007	27,000

Total minimum payments	4,120,645
Less amount representing interest	(207,765)

Present value of minumum payments	3,912,880
Less current portion	(3,777,880)

$ 135,000

In December 2003, two officers of the Company signed forbearance agreements, providing the officers would not call due approximately $1,829,000 of long-term debt and accrued interest until such time the Company completed a successful IPO, or December 19, 2004, whichever occurs first.

10.   Short-term borrowing obligations

Short-term borrowing obligations of the Company represent a revolving line of credit agreement between an Indian bank and the Company’s Estel joint venture. The line of credit provides for borrowings up to $600,000 at an interest rate at the bank’s prime rate (approximately 2% at June 30, 2004) and was initially due in August 2004, but was extended to August 2005. The line of credit is collateralized by substantially all of the assets of the Estel joint venture. As of June 30, 2004, drawings on the line of credit amounted to approximately $536,000.

11.   Income taxes

Due to the operating losses incurred, the Company has no current income tax provision for the six months ended June 30, 2004 and 2003. The provision for income taxes consists of the following:
	2004	2003

Deferred
Federal	$(316,000)	$(925,000)
State	(44,000)	(11,000)

	(360,000)	(936,000)
Change in valuation allowance	360,000	936,000

	$ —	$ —

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

11.   Income taxes (continued)

The following reconciles the Federal statutory tax rate to the effective income tax rate for the six months ended June 30, 2004 and 2003:
	2004	2003
	%	%

Federal statutory rate	34.0	34.0
State, net of federal tax	3.1	0.3
Other	1.6
Change in valuation allowance	(38.7)	(34.3)

Effective income tax rate	—	—

The components of the Company’s deferred tax assets and liability consist of approximately the following at June 30, 2004:
Deferred tax assets
Net operating losses	$ 23,637,000
Allowance for doubtful accounts	308,000
Accrued liabilities and other	664,000

24,609,000

Deferred tax liability
Property and equipment	(285,000)

Deferred tax asset, net	24,324,000
Less valuation allowance	(24,324,000)

$ —

The Company has available at June 30, 2004, approximately $69,522,000, of unused net operating loss carryforwards that may be applied against future taxable income, which expire in various years from 2013 to 2024. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss carryforwards and credits may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50%, as defined, over a three year period. The amount of such limitation, if any, has not been determined.

Management of the Company had decided to fully reserve for its net deferred tax assets, as it is more likely than not that the Company will not be able to utilize these deferred tax assets against future taxable income, coupled with certain limitations on the utilization of the net operating losses due to various changes in ownership over the past several years.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

12.   Commitments and contingencies

The Company has various non-cancelable operating lease agreements for office facilities. A summary of the lease commitments under non-cancelable leases at June 30, 2004 is approximately as follows:

Year ending June 30,
2005	$1,040,000
2006	1,060,000
2007	1,083,000
2008	1,107,000
2009	999,000
Thereafter	790,000

$6,079,000

Rent expense for all operating leases was approximately $645,000 and $626,000 during the six months ended June 30, 2004 and 2003, respectively.

In May 2002, the Company entered into a Service Agreement (the “Agreement”) with Pakistan Telecommunications Company, Ltd (“PTCL”), under which PTCL would provide for the termination of incoming international traffic into Pakistan focusing on VoIP services from the United States and Europe. The Agreement provides for an initial term of one year, with additional one year extensions terms. The Company has exercised its option to extend the agreement, which is in effect through May 2005. The Agreement provides for the Company to place all necessary switching equipment in Pakistan, the United States and Europe (which it has done so through the Pakistan joint venture formed with Turner Hill–See Note 4). Under the terms of the Agreement PTCL will provide the Company with voice termination services within Pakistan, for which the Company will pay PTCL a maximum service charge of $0.19 per minute for all calls terminating in Pakistan using the Company’s VolP platform. The Agreement also requires the Company to guarantee a minimum of three million minutes a month to terminate to Pakistan.

The Company is required to keep on deposit with PTCL, a one month rolling advance equal to the number of minutes terminated during the preceding month, times the prevailing termination rate charged by PTCL to the Company. For the six months ended June 30, 2004 and 2003, the Company has incurred approximately $4,971,000 and $4,513,000, respectively of termination charges under this agreement.

In connection with the joint venture agreement with Turner Hill (See Note 4), the joint venture entity is required to pay a management fee to Turner Hill equal to the number of minutes terminating in Pakistan on a monthly basis times a fixed rate per minute. During the six months ended June 30, 2004 and 2003, the joint venture incurred management fees to Turner Hill for approximately $169,000 and $164,000, respectively.

Legal Matters

The Company is a defendant in an employment claim that management believes has no merit. The claim is filed in the State of New York before an administrative agency. The administrative department is currently reviewing the case and management believes it will be dismissed. Regardless, management believes that this claim will not have a material effect on the Company’s business or results of operations.

In April 2003, a former customer of the Company brought an action against the Company for recovery of preferential transfers and other claims under the Bankruptcy Code. The suit, brought in the United States Bankruptcy Court for the Northern District of Illinois Eastern Division, seeks damages in the amount of approximately $335,000. The Company and management plan to defend this suit vigorously and do not expect the outcome to have an adverse effect on the Company’s financial condition.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

12.   Commitments and contingencies (continued)

Legal Matters (continued)

In May 2003, a shareholder of the Company brought an action in the District Court in and for the City and County of Denver and the State of Colorado. The action is seeking damages in the amount of $400,000. The Company and management plan to defend this suit vigorously and do not expect the outcome to have an adverse effect on the Company’s financial condition. This action was dismissed in August 2004. The plaintiff has filed an appeal for the motion, which is pending.

In 1999, the Company guaranteed a real property lease on behalf of a joint venture. The joint venture subsequently defaulted on the lease and in July 2003 the landlord brought an action in the Circuit Court, Miami, Florida. The Company is also being sued for back rent and costs. The Company believes that this dispute will be resolved amicably, but if the Company and management are unable to amicably resolve the action, the Company can make no assurance that the outcome will not have an adverse effect on the Company’s financial condition.

The Company is involved in other claims and legal actions arising in the normal course of business. Management does not expect that the outcome of these cases will have a material effect on the Company’s financial position or results of operations. Due to the regulatory nature of the industry, the Company is periodically involved in various correspondence and inquiries from state and federal regulatory agencies. Management does not expect the outcome of these inquiries to have a material impact on the operations or the financial condition of the Company.

13.   Preferred stock

The Company has authorized 10,000,000 shares of its stock for the issuance of Preferred Stock. The Company has designated 1,100,000, 1,500,000 and 110,000 shares of $10 Series A Convertible Redeemable Preferred Stock (“Series A Preferred Stock”), $10 Series B Convertible Redeemable Preferred Stock (“Series B Preferred Stock”) and $90 Series C Convertible Redeemable Preferred Stock (“Series C Preferred Stock”), respectively (collectively “Preferred Stock”).

During May 2004, each outstanding share of Series A and Series B Preferred Stock was converted to common stock at a conversion rate of $3.50 per share, consequently as of June 30, 1004, there were no outstanding shares of Series A and B Preferred Stock.

Dividends

The holders of Series A Preferred Stock were entitled to receive cumulative dividends of 12% per share per annum, which were payable annually in arrears beginning on August 31, 2002 and were payable (at the Company’s option) in cash or shares of the Company’s common stock at a rate equal to the conversion rate in effect at the date of declaration of the dividend. The holders of Series B Preferred Stock were entitled to a cumulative dividend of 11.5% per share per annum, which was payable annually in arrears beginning on March 31, 2003 and was payable (at the Company’s option) in cash or shares of the Company’s common stock at a rate equal to the conversion rate in effect at the date of declaration of the dividend. The holders of Series C Preferred Stock are entitled to receive cumulative dividends of 8% per share per annum which are payable annually beginning on December 18, 2004 and are payable in cash, unless the Company completes a successful IPO before December 18, 2004.

No dividends can be paid on any outstanding shares of common stock, or Series A and B Preferred Stock, unless all then accrued, but unpaid dividends have been paid with respect to all outstanding shares of Series C Preferred Stock.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

13.   Preferred stock (continued)

Dividends (continued)

In December 2003, the Company’s Board of Directors (the “Board”) declared a stock dividend payable on the outstanding shares of Series A and B Preferred Stock (due on August 31, 2003 and March 31, 2004, respectively). The Board elected to issue shares of the Company’s common stock in lieu of cash at a conversion rate equal to $2.98 per share times the aggregate dividends due to the holders of both Series A and B Preferred Stock at date of record (August 15, 2003 and March 15, 2004, respectively). At December 31, 2003, the Company recorded a stock dividend distributable of approximately $553,000 for the issuance of 185,962 shares of common stock to the holders of the Company’s Series A and Series B Preferred Stock. These shares were issued during the six months ended June 30, 2004, along with an additional 6,708 shares of common stock for unredeemed dividends on Series B Preferred Stock totaling approximately $20,000.

In connection with the conversion of the Series A and Series B Preferred Stock into common stock, accrued dividends from September 1, 2003 and April 1, 2004 to the date of the respective conversions will be issued in the form of common stock. These common stock dividends aggregated 121,500 additional shares of common stock and were issued subsequent to June 30, 2004. The stock dividend distributable balance related to these dividends, for which common stock was not yet issued at June 30, 2004, is approximately $366,000.

Liquidation

In the event of any liquidation, dissolution, or winding up of the Company either voluntary or involuntary or a merger or consolidation with any other corporation, or a sale or other transfer of substantially all the assets of the Company, the holders of Series C Preferred Stock shall be entitled to receive, in preference to holders of common stock, an amount equal to $90 per each outstanding share plus an amount equal to all accrued but unpaid dividends.

Following the Series C Preferred Stock liquidation payment, the remaining assets and funds of the Company legally available for distribution, if any, shall be distributed ratably among the holders of common stock and Series C Preferred Stock in proportion to the number of shares of common stock held on as as-if converted basis.

Redemption

The Company had the right to redeem the outstanding shares of Series A and B Preferred Stock at any time (with 30 days prior notice) for a redemption price of $10 per share plus accrued, but unpaid dividends. As discussed previously, this right was exercised during the first six months of June 30, 2004. The Company has the right to redeem the outstanding shares of Series C Preferred Stock, commencing on the first anniversary of the first issuance of Series C Preferred Stock, at a price per share equal to 115% of the stated value, plus pro rata accrued and unpaid dividends due through the date of redemption.

After the second anniversary of the first issuance of the Company’s Series C Preferred Stock and so long as all classes of the Company’s stock are not publicly traded and a liquidation has not occurred, each holder of Series C Preferred Stock may, at its option, require the Company to redeem its shares at a price equal to 112% of the stated value of the stock, plus pro rata accrued and unpaid dividends due. In accordance with SFAS 150, the Series C Preferred Stock has been classified as a liability and the initial carrying amount of this stock has been recorded at is fair value at the date of issuance. The carrying amount is being increased by periodic accretions, using the interest method, so that the carrying amount will equal the mandatory redemption amount at the mandatory redemption date. Accretion during the six months ended June 30, 2004 was approximately $687,000 which is included in interest expense for the six months ended June 30, 2004 in the accompanying statement of operations. At June 30, 2004, the redemption value of the Series C Preferred Stock was approximately $10,584,000.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

13.   Preferred stock (continued)

Conversion

Each share of Series A and B Preferred Stock was convertible, at the option of the stockholder, at any time after the issuance date of such share into a number of shares of common stock as determined by the conversion rate in effect at the time of conversion, plus all accrued and unpaid dividends payable in either cash or common stock (at the Company’s option). Each share of Series C Preferred Stock is convertible, at the option of the stockholder, at any time after the issuance date of such shares into a number of shares of common stock, based upon a conversion price of $3.15 per common share.

Upon the closing of an IPO, all Preferred Stock will be converted into shares of common stock at the conversion rates in effect at the time of the offering, as adjusted for stock splits, stock dividends, recapitalizations and the like.

Voting

No holders of Preferred Stock have voting rights, except as provided by law.

14.   Stock options and warrants

Under the Company’s 1998 stock option plan (as amended), the Company has reserved 1,714,286 shares of common stock for issuance to employees at exercise prices determined by the Board. Options under the plan vest in annual increments over a four year period, expire ten years from the date of grant and are issued at exercise prices no less than 100% of the fair market value at the time of grant. As reported in Note 2, the Company has elected to adopt the disclosure–only provisions of SFAS No. 123 and will account for stock-based employee compensation plans in accordance with APB 25. As a result, no compensation cost for its stock option plan has been recognized in the periods presented. In November 2004, the Board approved an increase in the number options available for grant under the Company’s 1998 stock option plan to 2,680,857.

A summary of the Company’s stock option plan as of June 30, 2004 and 2003 and changes during the six months then ended on those dates is as follows:

				Weighted
	Number			Average
	of	Per Share		Option
	Shares	Option Price		Price

Shares under options at January 1, 2003	1,009,771	$2.35 –	$14.00	$ 8.96
Granted in 2003	13,543	8.75 –	8.85	8.75
Expired in 2003	(91,571)	8.75 –	8.75	8.75

Shares under options at June 30, 2003	931,743	2.35 –	14.00	7.18
Shares under options at January 1, 2004	656,207	2.35 –	11.66	8.72
Granted in 2004	18,143	8.75 –	8.75	8.75
Expired in 2004	(42,864)	8.75 –	11.66	10.19

Shares under options at June 30, 2004	631,486	$2.35 –	$11.66	$ 8.61

Options exercisable at June 30, 2004	505,279	$2.35 –	$11.66	$ 8.58

Options exercisable at June 30, 2003	608,032	$2.35 –	$11.66	$ 6.55

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

14.   Stock options and warrants (continued)

The following table summarizes information about stock options outstanding at June 30, 2004:

	Options Outstanding			Options Exercisable

	Number	Weighted-Average		Number
	Outstanding	Remaining	Weighted-Average	Exercisable	Weighted-Average
Exercise Prices	at 6/30/04	Contractual Life	Exercise Price	at 12/31/03	Exercise Price

$ 2.35	42,857	4.5 years	$ 2.35	42,857	$ 2.35
8.23 – 8.75	524,343	7.7 years	8.75	398,136	8.75
11.66	64,286	5.4 years	11.66	64,286	11.66

	631,486			505,279

The Company, as part of various debt and other agreements, have issued warrants to purchase the Company’s common stock. The following summarizes the information relating to warrants issued and the activity during the first six months of 2004 and 2003:

All warrants are fully exercisable upon issuance.

15.   Equity transactions

				Weighted
	Number			Average
	of	Per Share		Warrant
	Shares	Warrant Price		Price

Shares under warrants at January 1, 2003	159,214	$0.04 –	$8.75	$3.57
Issued in 2003	1,429	2.98 –	2.98	2.98

Shares under warrants at June 30, 2003	160,643	0.04 –	8.75	3.57

Shares under warrants at January 1, 2004	252,752	0.04 –	8.75	3.92
Issued in 2004	33,815	2.28 –	3.57	2.66

Shares under warrants at June 30, 2004	286,567	$0.04 –	$8.75	$3.19

In June 2003, the Company commenced a private placement for the purpose of raising working capital for the Company’s operations. The private placement provided for the issuance of a maximum of 5,714,286 shares of the Company’s $0.01 par value common stock at $2.98 per share. The private placement was valid through September 15, 2003, but was extended for an additional 90 days. The total number of shares of common stock issued in this private placement in 2003 was 1,342,844 shares for which proceeds of approximately $3,763,000 were received, net of expenses of approximately $247,000.

During the six months ended June 30, 2004, an additional 430,252 shares were issued in this private placement for which proceeds of approximately $1,277,000 were received, net of expenses of approximately $3,000.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

15.   Equity transactions (continued)

In November 2003, the Company commenced a private placement for the purpose of raising working capital for the Company’s operations. The private placement provided for the issuance of a maximum of 110,000 shares of the Company’s Series C Preferred Stock at $90 per share. The private placement was valid through December 15, 2003, but was extended for an additional 107 days. The total number of shares of Series C Preferred Stock issued in this private placement during 2003 was 33,542 shares for which proceeds of approximately $2,526,000 were received, net of expenses of approximately $492,000. During the first quarter of 2004, an additional 59,492 shares of Series C Preferred Stock were issued in this private placement. The proceeds were approximately $4,629,000, net of expenses of approximately $723,000.

During March 2004, certain note holders elected to convert approximately $585,000 of their notes into shares of the Company’s Series C Preferred Stock at a conversion rate of $90 a share. The conversion resulted in the issuance of 6,504 additional shares of Series C Preferred Stock.

In May 2004, the shareholders of all the outstanding series A and B Preferred Stock, elected to convert all their shares into shares of the Company’s common stock at a conversion rate of $3.50 per share. This resulted in the issuance of 1,373,546 shares of common stock.

16.   Forgiveness of debt

During the six months ended June 30, 2004, the Company recorded approximately $1,977,000 related to forgiveness of debt. As of December 31, 2003, the Company had an outstanding capital lease obligation aggregating approximately $238,000. In January 2004, the Company entered into an agreement whereas the Company agreed to pay the sum of $45,000 resulting in a $193,000 forgiveness of debt. In addition, during the six months ended June 2004, the Company recorded approximately $1,784,000 of additional forgiveness of debt primarily related to settled accounts payable disputes.

17.   Profit sharing plan

The Company has a defined contribution profit sharing plan, which covers all employees who meet certain eligibility requirements. Contributions to the plan are made at the discretion of the Board. No contributions to the profit sharing plan were made during the six months ended June 30, 2004 and 2003.

18.   Concentrations

Major Customers

During the six months ended June 30, 2004, six customers of the Company accounted for revenues exceeding 47% in total and at least 5% individually of the Company’s total revenues during this period. During the six months ended June 30, 2003 seven customers of the Company accounted for revenues exceeding 51% in total and at least 5% individually of the Company’s total revenues during this period. Revenues earned from these customers were approximately $12,785,000 and $8,569,000 during the six months ended June 30, 2004 and 2003, respectively. At June 30, 2004 the amounts owed to the Company by these customers were approximately $2,759,000.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

18.   Concentrations (continued)

Geographic Concentrations

The Company’s operations are significantly influenced by economic factors and risks inherent in conducting business in foreign countries, including government regulations, currency restrictions and other factors that may significantly affect management’s estimates and the Company’s performance.

During the six months ended June 30, 2004 and 2003, the Company generated revenue from customers in the following countries.

	2004	2003

India	$ 982,900	$ 1,141,000
United States	25,303,200	15,771,000
Other	691,900	34,000

	$26,978,000	$16,946,000

At June 30, 2004, the Company had foreign long lived assets as follows:

2004

India	$1,183,030
Pakistan	174,281
United Arab Emirates	110,990

$1,468,301

Revenues by geographic area are based upon the location of the Company’s customers. The foreign long lived assets by geographic area represent those assets physically used in the operations in each geographic area.

19.   Subsequent events

In July 2004, the Company’s Stock Option Committee approved a recommendation to issue 446,057 options to its employees who had been previously granted stock options. Each employee would receive new options equal to 50% of their existing options priced at $3.15 per share and 50% at $4.38 per share, both with a four year vesting period and furthermore would receive credit for the vesting time on previously issued options, and the original options will be cancelled if not exercised within six months and one day of the issuance of the new options. In addition, during July 2004, the Stock Option Committee also approved the issuance of 667,686 options to employees, consultants and Board members at a price of $4.38 per share.

On November 1, 2004, the Board of Directors, upon approval of the stockholders, authorized the increase of the amount of eligible stock under the Company’s employee stock option plan from 1,714,286 to 2,680,857.

On November 1, 2004, the Board of Directors, upon approval of the stockholders, authorized a 3.5 to 1 reverse stock-split applicable to all outstanding shares of the Company’s common stock. All transactions and disclosures in the consolidated financial statements, related to the Company’s common stock have been restated to reflect the effect of the reverse stock-split.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

19.   Subsequent events (continued)

On November 1, 2004, the Board of Directors, upon approval of the stockholders, increased the authorized number of shares to 136,000,000 which includes 105,000,000 shares of common stock, 10,000,00 shares of preferred stock and 21,000,000 shares of Class A common stock. On or about December 15, 2004, each share of the Company’s outstanding common stock will automatically be converted into one share of Class A common stock. The Class A common stock may not be converted into common stock until one year after the successful completion of an initial public offering unless the holder agrees to exercise a one year lock up agreement.

In November 2004, the Company received net cash proceeds of $1,330,000 ($1,400,000 for a convertible note net of a $70,000 advisory fee) and refinanced $1,108,333 of existing notes payable and accrued interest in exchange for a convertible promissory note. These two notes aggregate $2,508,333 bear interest at 6.5% per annum and are due in November 2006. The notes would automatically convert into common shares at a conversion price of $3.85 per share upon successful registration from an initial public offering. The common stock is subject to a one year lock up provision.

INDEPENDENT AUDITORS’ REPORT

Board of Directors and Stockholders of
Fusion Telecommunications International, Inc.

We have audited the accompanying consolidated balance sheets of Fusion Telecommunications International, Inc. and Subsidiaries (the “Company”) as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the three years ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.

/s/ Rothstein, Kass & Company, P.C.
Roseland, New Jersey
April 23, 2004, except for paragraph 3
of Note 12 which is as of August 24, 2004 and Note 21
as to which the date is November 10, 2004

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31,

	2003	2002

ASSETS
Current assets
Cash and cash equivalents	$ 3,240,652	$ 768,898
Accounts receivable, net of allowance for doubtful accounts of approximately $688,000 and $517,000, in 2003 and 2002, respectively	2,015,647	1,356,374
Restricted cash	611,261	199,611
Prepaid expenses and other current assets	330,671	421,677

Total current assets	6,198,231	2,746,560

Property and equipment, net	5,054,973	7,429,433

Other assets
Security deposits	1,230,909	959,357
Restricted cash	350,275	1,051,182
Other	199,525	101,000

Total other assets	1,780,709	2,111,539

	$ 13,033,913	$ 12,287,532

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Long-term debt, related parties, current portion	$ 3,423,452	$ 4,468,371
Long-term debt, current portion		1,028,000
Short-term borrowing obligations	531,957	489,030
Capital lease obligations, related party, current portion		110,000
Capital lease obligations, current portion	1,011,280	2,615,554
Accounts payable and accrued expenses	12,428,492	15,256,072
Liabilities of discontinued operations	1,686,617	2,088,618

Total current liabilities	19,081,798	26,055,645

Long-term liabilities
Long-term debt, related parties, net of current portion	18,750	375,000
Long-term debt, net of current portion		555,000
Capital lease obligations, net of current portion	191,422
Preferred stock, Series C, subject to mandatory redemption (liquidation preference in the aggregate of approximately $3,959,000)	3,466,538

Total long-term liabilities	3,676,710	930,000

Minority interests	49,407	102,868
Commitments and contingencies
Stockholders’ deficit
Preferred stock, Series A, $.01 par value, authorized 1,100,000 shares, 407,225 shares issued and outstanding	4,072	4,072
Preferred stock, Series B, $.01 par value, authorized 1,500,000 shares, 73,500 shares issued and outstanding (liquidation preference, in the aggregate, of approximately $1,167,000 and $1,163,000 in 2003 and 2002, respectively)	735	735
Common stock, $.01 par value, authorized 105,000,000 shares, issued and outstanding 15,341,193 shares and 11,686,309 shares in 2003 and 2002, respectively	153,412	116,863
Capital in excess of par value	62,597,546	52,732,476
Stock dividend distributable	553,238
Accumulated other comprehensive income	92,925	66,426
Accumulated deficit	(73,175,930)	(67,721,553)

Total stockholders’ deficit	(9,774,002)	(14,800,981)

	$ 13,033,913	$ 12,287,532

See accompanying notes to consolidated financial statements.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
AND SUBSIDIARIES

Consolidated Statements of Operations

	Years Ended December 31,
	2003	2002	2001

Revenues	$33,725,275	$ 28,422,149	$ 29,614,565

Operating expenses:
Cost of revenues	29,246,014	25,443,863	24,591,188
Depreciation and amortization	2,128,610	2,546,869	2,069,361
Loss on impairment	735,354	467,765	2,825,149
Selling, general and administrative expenses	9,156,810	9,977,994	11,758,451

Operating loss	(7,541,513)	(10,014,342)	(11,629,584)

Other income (expense)
Interest expense, net	(919,590)	(1,175,714)	(595,116)
Forgiveness of debt	3,918,295	1,812,092
Minority interests	157,617	19,440	112,472

	3,156,322	655,818	(482,644)

Loss from continuing operations	(4,385,191)	(9,358,524)	(12,112,228)
Discontinued operations:
Income (loss) from discontinued operations	208,620		(7,029,511)

Net loss	$ (4,176,571)	$ (9,358,524)	$(19,141,739)

Losses applicable to common stockholders:
Loss from continuing operations	$ (4,385,191)	$ (9,358,524)	$(12,112,228)
Preferred stock dividends	(635,254)	(642,552)

Net loss applicable to common stockholders from continuing operations	(5,020,445)	(10,001,076)	(12,112,228)
Income (loss) from discontinued operations	208,620		(7,029,511)

Net loss applicable to common stockholders	$ (4,811,825)	$(10,001,076)	$(19,141,739)

Basic and diluted net loss per common share:
Loss from continuing operations	$ (0.37)	$ (1.01)	$ (1.30)
Income (loss) from discontinued operations	0.02		(0.76)

Net loss applicable to common stockholders	$ (0.35)	$ (1.01)	$ (2.06)

Weighted average shares outstanding
Basic and diluted	13,616,803	9,885,901	9,305,857

See accompanying notes to consolidated financial statements.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
AND SUBSIDIARIES

Consolidated Statement of Changes in Stockholders’ Deficit

	Years Ended December 31, 2003, 2002, and 2001

								Accumulated
	Redeemable						Compre-	Other
	Preferred	Preferred	Preferred		Capital in	Stock	hensive	Compre-
	Stock	Stock	Stock	Common	Excess of	Dividend	Income	hensive	Accumulated
	Series C	Series A	Series B	Stock	Par Value	Distributable	(Loss)	Income	Deficit	Total

Balances, January 1, 2001	$ —	$ —	$ —	$ 93,097	$38,462,863	$ —		$ —	$(39,221,290)	$ (665,330)
Proceeds from sale of common stock					810,000					810,000
Proceeds from sale of Series A preferred stock, net of investment expenses		4,432			4,238,952					4,243,384
Common stock issued for the acquisition of C&F Switching					2,500,000					2,500,000
Conversion of common stock to Series A
preferred stock		133		(129)	(4)
Conversion of long-term debt to Series A
preferred stock		630			629,370					630,000
Proceeds from the exercise of stock options					42,680					42,680
Foreign currency translation adjustment							$ 43,346	43,346		43,346
Net loss							(19,141,739)		(19,141,739)	(19,141,739)

Total comprehensive loss							$(19,098,393)

Balances, December 31, 2001		5,195		92,968	46,683,861			43,346	(58,363,029)	(11,537,659)
Proceeds from sale of common stock				7,188	1,628,779					1,635,967
Proceeds from sale of Series B preferred stock, net of investment expenses			835		704,662					705,497
Conversion of Series A & B preferred stock to
common stock		(1,123)	(100)	1,405	(182)
Conversion of long-term debt to common stock				15,302	3,715,356					3,730,658
Foreign currency translation adjustment							$ 23,080	23,080		23,080
Net loss							(9,358,524)		(9,358,524)	(9,358,524)

Total comprehensive loss							$ (9,335,444)

Balances, December 31, 2002		4,072	735	116,863	52,732,476			66,426	(67,721,553)	(14,800,981)
Proceeds from sale of common stock, net of investment expenses				26,964	6,819,923					6,846,887
Proceeds from sale of Series C preferred stock, net of investment expenses	2,526,299
Conversion of long-term debt to common stock				6,232	2,273,932					2,280,164
Conversion of long-term debt to Series C preferred stock	930,239
Common stock issued for the assumption of letter of credit				168	49,832					50,000
Conversion of advances to Series C preferred stock	10,000
Stock dividends declared						1,277,806			(1,277,806)
Stock dividends issued				3,185	721,383	(724,568)
Foreign currency translation adjustment							$26,499	26,499		26,499
Net loss							(4,176,571)		(4,176,571)	(4,176,571)

Total comprehensive loss							$ (4,150,072)

Balances, December 31, 2003	$3,466,538	$4,072	$ 735	$153,412	$62,597,546	$ 553,238		$92,925	$(73,175,930)	$(9,774,002)

See accompanying notes to consolidated financial statements.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Years ended December 31,

	2003	2002	2001

Cash flows from operating activities
Net loss	$(4,176,571)	$(9,358,524)	$(19,141,739)
Adjustments to reconcile net loss to net cash
used in operating activities:
Loss on impairment	735,354	467,765	2,825,149
Loss (gain) from sale of assets	125,836	(98,627)
Depreciation and amortization	2,128,610	2,546,869	2,493,429
Bad debt expense	183,735	231,088	1,526,927
Gain on forgiveness of debt	(3,918,295)	(1,812,092)
Minority interest	(157,617)	(19,440)	(112,472)
Increase (decrease) in cash attributable to
changes in operating assets and liabilities:
Accounts receivable	(843,008)	98,403	182,986
Prepaid expenses and other current assets	91,006	(121,479)	(1,543)
Other assets	(98,525)	1,198,439	279,276
Accounts payable and accrued expenses	1,248,607	2,864,007	2,490,207
Liabilities of discontinued operations	(375,502)	(318,640)	(103,419)

Net cash used in operating activities	(5,056,370)	(4,322,231)	(9,561,199)

Cash flows from investing activities
Purchase of property and equipment	(645,340)	(533,610)	(501,882)
Proceeds from sale of property and equipment	15,000	215,570
Repayments of (payments for) security deposits	(271,552)	(116,223)	14,250
Repayments of (payments for) restricted cash	289,257	(466,793)	(784,000)

Net cash used in investing activities	(612,635)	(901,056)	(1,271,632)

Cash flows from financing activities
Proceeds from sale of common stock, net	6,846,887	1,635,967	810,000
Proceeds from sale of Series A preferred stock, net			4,243,384
Proceeds from sale of Series B preferred stock, net		705,497
Proceeds from sale of Series C preferred stock, net	2,526,299
Proceeds from exercise of stock options			42,680
Proceeds from (repayments of) escrow advances	(1,130,500)	1,380,500
Proceeds from short-term borrowings	42,927	6,805	421,969
Proceeds from long-term debt	2,091,696	3,854,749	6,724,470
Payments of long-term debt and capital lease obligations	(2,340,706)	(1,713,641)	(1,736,129)
Proceeds from contributions from minority
stockholders of joint ventures	104,156	122,308	112,472

Net cash provided by financing activities	8,140,759	5,992,185	10,618,846

Net increase (decrease) in cash and cash equivalents	2,471,754	768,898	(213,985)
Cash and cash equivalents, beginning of year	768,898		213,985

Cash and cash equivalents, end of year	$ 3,240,652	$ 768,898	$ —

See accompanying notes to consolidated financial statements.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
AND SUBSIDIARIES

Consolidated Statements of Cash Flows (continued)

Years ended December 31,

	2003	2002	2001

Supplemental disclosure of cash flow information:
Cash paid during the years for interest	$ 187,600	$ 250,932	$ 462,888

Supplemental disclosure of noncash investing and financing activities:
Acquistion of capital leases	$ 373,200	$ 193,963	$ 1,070,952

Credits received from sale of property and equipment	$ 15,000	$ —	$ —

Common stock issued for the acquisition of C&F Switching	$ —	$ —	$ 2,500,000

Conversion of long-term debt to common stock	$ 2,280,164	$ 3,730,658	$ —

Common stock issued for the assumption of a letter of credit	$ 50,000	$ —	$ —

Conversion of long-term debt to Series A preferred stock	$ —	$ —	$ 630,000

Conversion of long-term debt to Series C preferred stock	$ 930,239	$ —	$ —

Conversion of escrow advances to Series C preferred stock	$ 10,000	$ —	$ —

Stock dividends issued	$ 724,568	$ —	$ —

Stock dividends declared	$ 1,277,806	$ —	$ —

Conversion of long-term debt to deferred revenue	$ 555,000	$ —	$ —

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

1.   Nature of operations

Fusion Telecommunications International, Inc. and Subsidiaries (collectively the “Company”) is a Delaware corporation, incorporated in September 1997. The Company is an international communications carrier delivering Voice over Internet Protocol (“VoIP”), Private Networks, Internet Access, IP Video Conferencing and other advanced services to, from and within emerging markets in Asia, the Middle East, Africa, the Caribbean, and Latin America. With its lead product, VoIP, the Company provides a full suite of communications solutions to corporations, Postal Telephones and Telegraphs, Internet Service Providers, government entities, consumers and cable operators.

2.   Summary of significant accounting policies

Principles of Consolidation

The consolidated financial statements include the accounts of Fusion Telecommunications International, Inc. and its wholly owned, majority owned, and voting controlled subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

Revenue Recognition

The Company recognizes revenue and related costs at the time services are rendered. Revenue is derived from fees charged to terminate voice and data services over the Company’s network. Recurring charges received in advance are recorded as deferred revenue.

Cash and Cash Equivalents

The Company considers all highly-liquid debt instruments purchased with maturities of three months or less to be cash equivalents.

Accounts Receivable

The Company values its accounts receivable net of an allowance for doubtful accounts. On a periodic basis, the Company evaluates its accounts receivable and establishes an allowance for doubtful accounts, based on a history of past write-offs and collections and current credit conditions. Specific customer accounts are written off as uncollectible if the probability of a future loss has been established and payments are not expected to be received.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities which qualify as financial instruments under Statement of Financial Accounting Standards (“SFAS”) No. 107, “Disclosures About Fair Value of Financial Instruments,” approximate the carrying amounts presented in the accompanying consolidated balance sheets.

Impairment of Long-Lived Assets and Impairment Charges

The Company complies with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amount. The Company continually evaluates whether events and circumstances have occurred that indicates the remaining estimated useful life of long-lived assets, such as property and equipment may warrant revision, or the remaining balance may not be recoverable.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

2.   Summary of significant accounting policies (continued)

Impairment of Long-Lived Assets and Impairment Charges (continued)

During 2003, the Company recorded two impairments totaling approximately $735,000. The first impairment of $375,000 related to management’s decision to sell (to a third-party) certain switching equipment, which will be replaced by upgraded equipment. The Company continued to utilize the switching equipment in 2003, and in 2004, the Company entered into an agreement to sell the equipment under a sales-type capital lease. In accordance with the provisions of SFAS No. 144, the Company evaluated the present value of the future cash flows to be generated from this lease and determined that the present value of the future cash flows were less than the carrying value of the equipment, thus there was an impairment on the switching equipment. The remaining impairment of approximately $360,000 was related to the adjustment of equipment being used by the Company’s joint venture in India (see Note 4) to their fair value based on estimated future cash flows from these assets in accordance with SFAS No. 144.

During 2002, the Company recorded an impairment on equipment for approximately $468,000. This impairment was due to the termination and abandonment of a voice network to a route in the Caribbean, which during 2002, was deactivated and no longer generating revenues for the Company. The impairment was equal to the net book value of the equipment at the date this Caribbean voice network was deactivated.

During 2001, the Company recorded three impairments totaling approximately $2,825,000, primarily relating to goodwill acquired through various joint ventures (see Note 4). These joint ventures could not sustain profitable operations and based upon the fair value of estimated future cash flows, the Company determined that the goodwill relating to these joint ventures had no value.

Property and Equipment

Property and equipment are stated at cost and are depreciated or amortized on the straight-line method over the estimated useful lives of the assets as follows:

Estimated
Asset	Useful Lives

Network equipment	5-7 Years
Furniture and fixtures	3-7 Years
Computer equipment and software	3-5 Years
Leasehold improvements	Lease terms

Maintenance and repairs are charged to operations, while betterments and improvements are capitalized.

Advertising

Advertising costs are charged to operations as incurred and were approximately $32,000, $19,000 and $5,000, for 2003, 2002 and 2001, respectively.

Income Taxes

The Company complies with SFAS No. 109, “Accounting for Income Taxes,” which requires an asset and liability approach to financial reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred income tax assets to the amount expected to be realized.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

2.   Summary of significant accounting policies (continued)

Comprehensive Income

The Company complies with SFAS No. 130, “Reporting Comprehensive Income”. SFAS No. 130 establishes rules for the reporting and display of comprehensive income and its components. SFAS No. 130 requires the Company’s change in the foreign currency translation adjustment to be included in other comprehensive income.

Earnings Per Share

SFAS No. 128, “Earnings Per Share,” requires dual presentation of basic and diluted income per share for all periods presented. Basic income per share excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted income per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the income of the Company.

Unexercised stock options to purchase 656,207, 1,009,771 and 937,314 shares of the Company’s common stock as of December 31, 2003, 2002 and 2001, respectively, were not included in the computation of diluted earnings per share because the exercise of the stock options would be anti-dilutive to earnings per share.

Unexercised warrants to purchase 252,751, 159,214, and 59,214 shares of the Company’s common stock as of December 31, 2003, 2002 and 2001, respectively, were not included in the computation of diluted earnings per share because the exercise of the warrants would be anti-dilutive to earnings per share.

Non-converted debt to purchase 47,215, 39,286 and 39,286 shares of the Company’s common stock as of December 31, 2003, 2002 and 2001, respectively were not included in the computation of diluted earnings per share because the conversion of the debt would be anti-dilutive to earnings per share. Had the debt been converted interest expense would have been reduced by approximately $30,000 in each of the years ended December 31, 2003, 2002 and 2001.

Stock-Based Compensation

The Company follows SFAS No. 123, “Accounting for Stock-Based Compensation”. The provisions of SFAS No. 123 allow companies to either expense the estimated fair value of stock options or to continue to follow the intrinsic value method set forth in Accounting Principles Board Opinion 25, “Accounting for Stock Issued to Employees” (“APB 25”) but disclose the pro forma effect on net income (loss) had the fair value of the options been expensed. The Company has elected to continue to apply APB 25 in accounting for its stock option incentive plans.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

2.   Summary of significant accounting policies (continued)

Stock-Based Compensation (continued)

The Company provides the disclosure only requirements of SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123”. If compensation expense for the Company’s stock-based compensation plan had been determined based on the fair value at the grant dates as calculated in accordance with SFAS No. 123, the Company’s net loss attributable to common stockholders and net loss per common share would approximate the pro forma amounts below:

	2003	2002	2001

Net loss applicable to common stockholders, as reported	$(4,811,825)	$(10,001,076)	$(19,141,739)
Deduct: total stock-based compensation expense under fair value method for awards, net of related tax effect	(99,911)	(345,221)	(521,069)

Net loss applicable to common stockholders, pro forma	$(4,911,736)	$(10,346,297)	$(19,662,808)

Earnings per share:
Basic and diluted net loss applicable to common stockholders, as reported	$ (0.35)	$ (1.01)	$ (2.06)

Basic and diluted net loss applicable to common stockholders, pro forma	$ (0.36)	$ (1.05)	$ (2.11)

The Company calculated the fair value of each common stock option grant on the date of grant using the black scholes option pricing model method with the following assumptions: dividend yield of 0%; weighted average option term of four years; average risk free interest rate of 4.43%, 5.61%, and 5.81%, in 2003, 2002, and 2001, respectively. The weighted-average fair value of common stock options granted was $0.00, $0.00 and $1.24 in 2003, 2002 and 2001, respectively.

Recently Issued Accounting Pronouncements

In May 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. SFAS No. 150 requires that certain financial instruments, which under previous guidance were accounted for as equity, must now be accounted for as liabilities. The financial instruments affected include mandatory redeemable stock, certain financial instruments that require or may require the issuer to buy back some of its shares in exchange for cash or other assets and certain obligations that can be settled with shares of stock. SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003 and must be applied to existing financial instruments the beginning of the first fiscal period after June 15, 2003. At December 31, 2003, the Company’s Series C Preferred Stock qualifies under the provisions of SFAS No. 150 (see Note 13), and has accordingly been classified as a liability. In the event the Company completes a successful qualified public offering for its stock, the Series C Preferred Stock will be converted into shares of the Company’s common stock and will be reclassified from a liability to equity.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. SFAS No. 149 amends and clarifies the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The Company does not have any such derivative instruments as of December 31, 2003.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

2.   Summary of significant accounting policies (continued)

Recently Issued Accounting Pronouncements (continued)

In January 2003, the FASB issued Financial Interpretation Number (“FIN”) No. 46, “Consolidation of Variable Interest Entities” and in December 2003, issued FIN 46R, which superseded FIN 46 (collectively “FIN 46”). FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 was required to be applied to preexisting entities of the Company as of the beginning of the first quarter after June 15, 2003. FIN 46 was required to be applied to all new entities with which the Company became involved beginning February 1, 2003. Provisions of FIN 46R are applicable to all entities subject to the Interpretation no later than the end of the first quarter after March 15, 2004. The adoption of FIN 46 did not have a material impact on the Company’s consolidated financial statements.

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, (Reporting Gains and Losses from Extinguishment of Debt), No. 44 (Accounting for Intangible Assets of Motor Carriers), No. 64, (Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements), Amendment of FASB Statement No. 13 (Accounting for Leases) and Technical Corrections.” This statement eliminates the current requirement that gains and losses on debt extinguishment must be classified as extraordinary items in the income statement.

In July 2002, the FASB issued SFAS No. 146 “Accounting for Costs Associated with Exit or Disposal Activities”. SFAS No. 146 applies to costs associated with an exit activity (including restructuring). Those activities can include eliminating or reducing product lines, terminating employees and contracts, and relocating plant facilities or personnel. Under SFAS No. 146, a company will record a liability for a cost associated with an exit or disposal activity when that liability is incurred and can be measured at fair value. SFAS No. 146 will require a company to disclose information about its exit and disposal activities, the related costs, and changes in those costs in the notes to the interim and annual financial statements that include the period in which an exit activity is initiated and in any subsequent period until the activity is completed. SFAS No. 146 is effective prospectively for exit or disposal activities initiated after December 31, 2002, with earlier adoption encouraged. Under SFAS No. 146, a company may not restate its previously issued financial statements and the new Statement grandfathers the accounting for liabilities that a company had previously recorded under EITF Issue 94-3.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates.

3.   Liquidity

At December 31, 2003, the Company has a working capital deficit of approximately $12,884,000 and a stockholders’ deficit of approximately $9,774,000. The Company has continued to sustain losses from operations and for the years ended December 31, 2003, 2002 and 2001 has incurred a net loss of approximately $4,177,000, $9,359,000 and $19,142,000, respectively. In addition, the Company has not generated positive cash flow from operations for the years ended December 31, 2003, 2002 and 2001. Subsequent to December 31, 2003, the Company has raised approximately $4,629,000 of additional proceeds, net of offering costs, through the issuance of Series C Preferred Stock (see Note 21) and intends to raise additional future capital through equity financing. The Company also converted approximately $585,000 of long-term debt into shares of the Company’s Series C Preferred Stock. In addition, subsequent to December 31, 2003, the Company has been able to increase its revenues and renegotiate and pay down certain obligations, which

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

3.   Liquidity (continued)

have resulted in reduced losses and reduced outstanding debt. While management believes that its current cash resources should be adequate to fund its operations for the year ending December 31, 2004, the Company’s long-term liquidity is dependent on its ability to attain future profitable operations. The Company cannot make any guarantees if and when it will be able to attain future profitability.

4.   Joint ventures, acquisitions and divestitures

In April 1999, the Company entered into a joint venture agreement with Terremark World Wide Corporation to form an entity named IP.Com to engage in the international long distance telecommunications business, initially to and from Asia. The Company owned 50% of the joint venture and was the controlling party. This joint venture was terminated in 2000 due to recurring losses.

In June 1999, the Company entered into a joint venture agreement with Clarion Global Network, Inc. (“Clarion”) to form an entity named C&F Switching to combine their efforts in building gateway telecommunications switches in New York City, Miami, Florida and Los Angeles, California. The Company owned 50% of the joint venture and was the controlling party. The Company and Clarion contributed $1,000 each to the capital account. In February 2001, the Company purchased Clarion’s half of the joint venture for $2,500,000. Payment was made to Clarion by the Company issuing 142,857 shares of common stock of the Company at a price of $17.50 per share. The Company accounted for the transaction under the purchase method of accounting, whereby the Company allocated the purchase price of $2,500,000 to goodwill and property and equipment. At December 31, 2001, the Company recorded an impairment for the full amount of the goodwill (see Note 2).

In March 2000, the Company entered into a joint venture agreement with Communications Ventures India Pvt. Ltd. to form an entity named Estel Communication Pvt. Ltd. (“Estel”). Estel is organized and exists under the laws of India and has its office in New Delhi, India. The Company directly owns 49% of the joint venture and has voting rights in another 1.01%, which in turn gives the Company a 50.01% voting control in the joint venture. Estel was established to engage in the business of selling and supporting internet service protocol operations. Basically, Estel is in business as an Internet service provider in India. The joint venture has been funded primarily by the Company, which has also provided certain equipment for the establishment of the required technology platforms.

In May 2000, the Company acquired 100% of the outstanding stock of Integrated Telemanagement Solutions, Inc. (“ITS”), which was a Georgia corporation. The transaction was recorded under the purchase method of accounting. ITS was a consulting and management service company that specialized in the global hospitality market. In November 2001, the Company sold its interest in ITS. The operations of ITS are reflected in loss from discontinued operations for the year ended December 31, 2001. In addition, the Company accrued for 50% of the Atlanta location five year lease which the Company was still obligated under, which was settled in October 2003.

In July 2002, the Company acquired a 75% equity interest in a joint venture with Turner Hill Investments, L.P. (“Turner Hill”) to provide VoIP services for calls terminating in Pakistan. During 2003 and 2002, the Company contributed certain telecommunications equipment and advances to the joint venture in exchange for its equity interest in the new joint venture. This joint venture operates out of facilities provided by Turner Hill and began providing VoIP service in November 2002. In connection with this joint venture agreement, the Company entered into a service agreement with a Pakistan telecommunications company to provide termination services for calls terminating in Pakistan (see Note 12 for additional details).

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

4.   Joint ventures, acquisitions and divestitures (continued)

In December 2002, the Company acquired a 50.2% equity interest in a joint venture with Karamco, Inc. (“Karamco”) to provide various VoIP services throughout the emerging markets. As of December 31, 2003 no capital has been contributed to the joint venture by either partner, but rather working capital loans have been provided for operating purposes. Operations of the joint venture began during 2003.

5.   Discontinued operations

During 2001, management of the Company decided to cease the operations of its domestic retail telecommunication services business lines. In connection with this decision, the Company opted out of a capital lease under which it was leasing switching equipment located in Miami, Florida and returned all of the switching equipment covered under the lease to the lessor. The Company also abandoned an office located in Miami, which was being used to house the switching equipment. The office was being leased under a non-cancelable operating lease agreement.

The principal costs of the discontinuation of the retail services includes the remaining unpaid operating lease obligations on the Miami office space, which aggregated approximately $811,000 (this amount includes a draw down application on a letter of credit securing the lease of approximately $111,000). The costs also include the write-off of the remaining net book value of leasehold improvements made to the Miami location of approximately $291,000. In accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company has not included the results of operations of its retail telecommunication services in the results from continuing operations. The results of operations for these services have been reflected in discontinued operations for the year ended December 31, 2001.

The loss from discontinued operations, representing retail telecommunication services, as well as the operations of ITS (See Note 4) for the year ended December 31, 2001, consists of approximately the following:

Revenues	$ 4,274,000
Cost of revenues	(4,407,000)
Depreciation and amortization	(424,000)
Selling, general and administrative expenses	(5,049,000)
Interest expense	(60,000)
Accrual of office lease expenses	(1,073,000)
Write-off of leasehold improvements	(291,000)

Net loss	$(7,030,000)

During the year ended December 31, 2003, certain trade payables, associated with the discontinuation of the Company’s retail services, were determined to be not payable to a vendor, which resulted in a gain on trade payable reductions of approximately $209,000.

As of December 31, 2002, liabilities of discontinued operations included the approximate $831,000 from the cancellation of the operating lease obligations and approximately $1,258,000 of trade payables reclassified from accounts payable and accrued expenses.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

6.   Property and equipment

At December 31, 2003 and 2002, property and equipment is comprised of the following:

	2003	2002

Network equipment, including $982,852 and $3,966,805 under capital leases in 2003 and 2002, respectively	$ 8,539,925	$ 8,873,921
Furniture and fixtures	101,991	82,273
Computer equipment and software	579,815	1,157,913
Leasehold improvements	2,637,200	2,586,290

	11,858,931	12,700,397
Less accumulated depreciation and amortization, including $721,158
and $1,478,338 under capital leases in 2003 and 2002, respectively	6,803,958	5,270,964

	$5,054,973	$7,429,433

7.   Restricted cash

As of December 31, 2003 and 2002, the Company had approximately $962,000 and $1,251,000, respectively, of cash restricted from withdrawal and held by banks as certificates of deposit securing letters of credit (equal to the amount of the certificates of deposit). A significant portion of this restricted cash is required as security deposits for certain of the Company’s non-cancelable operating leases for office facilities.

8.   Accounts payable and accrued expenses

Accounts payable and accrued expenses consist of the following at December 31, 2003 and 2002:

	2003	2002

Trade accounts payable	$ 6,643,313	$ 9,791,968
Accrued expenses	3,155,552	2,585,440
Interest payable	795,662	836,028
Deferred revenue	1,135,896	308,007
Amounts due to investors	250,000	1,380,500
Other	448,069	354,129

	$12,428,492	$15,256,072

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

9.   Long-term debt and capital lease obligations

At December 31, 2003 and 2002 components of long-term debt and capital lease obligations of the Company is comprised of the following:

		2003	2002

Convertible notes payable	(a)	$ 300,000	$ 300,000
Demand notes payable	(b)	898,931	1,830,749
Convertible notes payable	(c)	299,079	832,622
Promissory notes payable	(d)		1,515,000
Demand notes payable	(e)	110,688	180,000
Promissory notes payable	(f)	1,150,000	1,218,000
Promissory notes payable	(g)	150,000	50,000
Promissory notes payable	(h)	250,000	500,000
Promissory notes payable	(i)	283,504
Capital lease obligations	(j)	1,202,702	2,725,554

Total long-term debt and capital lease obligations		4,644,904	9,151,925
Less current portion		4,434,732	8,221,925

		$ 210,172	$ 930,000

(a) Three stockholders of the Company each entered into convertible subordinated note agreements aggregating $300,000, which mature in five years (or April 9, 2004), at an interest rate of 7.25% per annum (modified to 9.25% in April 2004). Interest shall be paid semi-annually on January 31 and July 31. The principal of the note shall be converted into shares of common stock of the Company, at the closing of a qualified initial public offering (“IPO”) if the IPO price equals or exceeds 125% of the conversion price, which is $18.66 per share. There is also an optional conversion clause that the note holders shall have the right, at their option, at any time up to and including the maturity date, to convert the outstanding principal. In 2004, $50,000 of these notes were settled, with the payment of the remaining $250,000 of the notes being deferred under forbearance agreements (see below for further detail).

(b) Two officers of the Company each entered into various loan agreements with the Company in exchange for demand notes payable aggregating $898,931 and $1,830,749 in 2003 and 2002, respectively. In 2003, a portion of these demand notes, aggregating $761,313, were converted into 6,677 shares and 70,467 shares, respectively of the Company’s Series C Preferred stock and common stock at conversion rates of $90 and $2.28, respectively, which approximated the fair market value of the stock at the conversion date. The notes bear interest at rates ranging from 4%–4.75% per annum and are due on demand.

(c) In connection with the development of an Asian venture opportunity to provide VoIP services, the Company raised $1,675,000 from certain existing shareholders, officers and directors during the months of October, November and December 2002. During August and November 2003, the Company issued two convertible notes payable, aggregating $140,000, related to a portion of these funds (the remaining portion of $1,535,000 was either held in escrow at December 31, 2003, repaid to investors, or converted to Series C Convertible Preferred Stock). The notes accrue interest at the prime rate, are payable monthly on the first of every month, and were and are due on January 15, 2004 and October 31, 2004, respectively. In the event this Asian venture materialized, the principal of the notes, at the option of the stockholders, are convertible into shares of common stock of the Company. The conversion price per share would be in proportion to the overall initial capitalization. As of December 31, 2003, the Asian venture had not materialized and these convertible notes remain outstanding.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

9.   Long-term debt and capital lease obligations (continued)

In December 2000, the Company issued a promissory note in the principal amount of $200,000, to a stockholder, calling for monthly payments of approximately $4,500, including interest at 12% per annum, through January 2006. On September 1, 2002, the Company added an additional agreement providing for the option to convert a portion of the promissory note into 28,571 shares of the Company’s common stock at $2.28 per share. In September 2003, the Company revised the promissory note agreement for an additional principal amount of $100,000 with monthly payments of approximately $2,500, including interest at 12% per annum. At December 31, 2003 and 2002, the outstanding promissory note payable balance aggregated $159,079 and $82,622, respectively.

In May 2001, the Company issued a promissory note in the principal amount of $400,000 to a stockholder. The promissory note was due in full February 2002, with interest at 12% per annum. In connection with the private placement offering of Series C Preferred Stock (see Note 15), the Company provided the stockholder with the option to convert the promissory note into 3,334 shares of the Company’s Series C Preferred Stock at an exchange price of $90 per share. As of December 31, 2003, the stockholder was paid $100,000 of the remaining balance and exercised his option to convert the remaining promissory note payable balance of $300,000 into the Company’s Series C Preferred Stock.

In October 2002, the Company issued a promissory note in the principal amount of $350,000, with interest at 8% per annum with principal and interest due June 30, 2003. In December 2003, the Company entered into an agreement for the purpose of disposing the October 2002 note, which had not been paid at maturity. The agreement called for a payoff of $150,000 with monthly payments of approximately $20,000, including interest of 4.75% through December 2004. There was also an option to the stockholder to convert the remaining portion of $200,000 of the note into 67,227 shares of the Company’s common stock at an exchange price of $2.98 per share. At December 31, 2003, the stockholder exercised his option to convert the remaining portion of the note, which resulted in a zero outstanding note payable balance.

(d) On September 20, 2001, the Company issued a promissory note to a telecommunications company for the sum of $1,750,000, with monthly payments of approximately $55,000, including interest of 9% per annum, through September 2004. In December 2003, the Company entered into a new promissory note and settlement agreement, whereas both parties would satisfy and resolve all claims they may have against each other. The Company made available to the note holder, 246,667 shares of the Company’s common stock at a price of $5.25 per share in lieu of a portion of the outstanding note payable. The remaining indebtedness of $555,000 shall be resolved with a service agreement, where the note holder will receive a reduced rate for every minute of traffic that is passed through the Company’s network for a period of 24 months through December 2005. At December 31, 2003, the $555,000, related to the service agreement, is no longer classified as debt, but reclassified to deferred revenue. As of December 31, 2003 and 2002, the outstanding promissory note payable balance aggregated nil and $1,515,000, respectively.

(e) Between March 2001 and September 2002, the Company issued promissory notes to three stockholders, aggregating $110,688 and $180,000 in 2003 and 2002, respectively. The notes bear interest at rates ranging from 8% to 12% per annum and are due on demand.

(f) In January 2001, the Company issued a promissory note in the amount of $1,000,000, with monthly payments of interest only at 13% per annum, with principal to be paid in full December 2001. This promissory note is secured by certain of the Company’s accounts receivables. At December 31, 2003, this note was in default and, accordingly, has been classified as currently due.

Between September 2002 and April 2003, the Company issued various promissory notes aggregating $150,000 and $218,000 in 2003 and 2002, respectively. Interest at 8% per annum is to be paid in full through May 2003. At December 31, 2003, these notes were in default and, accordingly, have been classified as currently due.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

9.   Long-term debt and capital lease obligations (continued)

(g) Between December 2002 and February 2003, the Company entered into loan agreements with various stockholders, for the purpose of generating funds to initiate a joint venture project in the United Arab Emirates (see Note 4), aggregating $100,000 and $50,000 in 2003 and 2002, respectively. The Company, a 50.2% equity interest holder in the joint venture, agreed as consideration, to give these stockholders 2% of the 50% profit distributions that the Company receives from the joint venture for a period of three years. The loans are to be repaid by the Company with funds it receives from the joint venture in twenty-four equal monthly installments, starting on the earlier of the first business day following the first month the joint venture generates a profit or July 1, 2003. As of December 31, 2003 and 2002, these loans have not been paid and remain outstanding. During January and February 2004, all but one stockholder converted the outstanding notes to 277 shares of Preferred C stock at $90 per share. During September 2004, the remaining stockholder converted his $25,000 note into a new promissory note, which bears interest at 4.5% per annum. Principal and interest are payable in one lump sum on the earlier of 15 days from the completion of an IPO or September 1, 2005.

(h) In July 2002, the Company entered into loan agreements with various stockholders, aggregating $500,000 for the purpose of generating funds to initiate the Pakistan service project with Pakistan Telecommunications Company Limited (“PTCL”) (See Note 12). The loans were to be repaid by the Company with funds it receives from PTCL in equal monthly installments, immediately upon available funds or February 2003, and continuing through August 2003, bearing interest at 15% per annum. In 2003, a portion of these loan agreements, aggregating $250,000, was converted into shares of the Company’s Series C Preferred Stock and common stock. As of December 31, 2003 and 2002, these loan agreements have outstanding balances of $250,000 and $500,000, respectively.

(i) In September 2003, the Company issued promissory notes aggregating $300,000 to various stockholders for the purpose of resolving the Company’s capital lease debt service contract with the lessor of the equipment under lease. The notes were to accrue interest at 8% per annum and be paid in equal monthly installments of approximately $500 to $2,000 per month with the outstanding principal due on October 31, 2004. The Company also issued warrants to these investors to purchase the aggregate of 85,714 shares of the Company’s common stock at a purchase price of $2.98 per share. The warrants are to expire July 1, 2005. At the date of grant, these warrants had a nominal value assigned to them that was immaterial to the consolidated financial statements. As of December 31, 2003 the outstanding balance of the various notes payable aggregated $283,504.

(j) As of December 31, 2003 and 2002, approximately $1,247,000 and $1,260,000, respectively of capital lease obligations had been forgiven and recorded to forgiveness of debt (see Note 16).

In June 2002, the Company issued warrants to one of the capital lease note holders to purchase 14,286 shares of the Company’s common stock at a purchase price of $0.04 per share. At the date of grant, these warrants had a nominal value assigned to them that was immaterial to the consolidated financial statements.

At December 31, 2003 and 2002, approximately $900,000 and $2,700,000 of the capital lease obligations were in default and accordingly have been classified as currently due.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

9.   Long-term debt and capital lease obligations (continued)

Future aggregate principal payments on long-term debt and capital leases in the years subsequent to December 31, 2003 are as follows:

Year ending December 31,
2004	$4,667,315
2005	129,220
2006	81,000

Total minimum payments	4,877,535
Less amount representing interest	232,631

Present value of minumum payments	4,644,904
Less current portion	4,434,732

$ 210,172

In December 2003, two officers of the Company signed forbearance agreements, providing the officers would not call due approximately $1,829,000 of long-term debt and accrued interest until such time the Company completed a successful IPO, or December 19, 2004, whichever occurs first.

10.   Short-term borrowing obligations

Short-term borrowing obligations of the Company represent a revolving line of credit agreement between an Indian bank and the Company’s Estel joint venture. The line of credit provides for borrowings up to $600,000 at an interest rate at the bank’s prime rate (approximately 2% at December 31, 2003 and 2002, respectively) and was initially due in August 2003, but was extended to August 2005. The line of credit is collateralized by substantially all of the assets of the Estel joint venture. As of December 31, 2003 and 2002 drawings on the line of credit amounted to approximately $532,000 and $489,000, respectively.

11.   Income taxes

Due to the operating losses incurred, the Company has no current income tax provision for the years ended December 31, 2003, 2002 and 2001. The provision for income taxes consists of the following:

	2003	2002	2001

Deferred
Federal	$(1,728,000)	$(3,174,000)	$(6,485,000)
State	(19,000)	20,000	(97,000)

	(1,747,000)	(3,154,000)	(6,582,000)
Change in valuation allowance	1,747,000	3,154,000	6,582,000

	$ —	$ —	$ —

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

11.   Income taxes (continued)

The following reconciles the Federal statutory tax rate to the effective income tax rate:

	2003	2002	2001
	%	%	%

Federal statutory rate	34.0	34.0	34.0
State, net of federal tax	0.3	(0.2)	0.3
Other	7.5	(0.1)	0.1
Change in valuation allowance	(41.8)	(33.7)	(34.4)

Effective income tax rate	—	—	—

The components of the Company’s deferred tax assets and liability consist of approximately the following at December 31, 2003 and 2002, respectively:

	2003	2002

Deferred tax assets
Net operating losses	$ 23,569,000	$ 21,950,000
Allowance for doubtful accounts	257,000	207,000
Accrued liabilities and other	677,000	951,000

	24,503,000	23,108,000
Deferred tax liability
Property and equipment	(539,000)	(891,000)

Deferred tax asset, net	23,964,000	22,217,000
Less valuation allowance	(23,964,000)	(22,217,000)

	$ —	$ —

The Company has available at December 31, 2003 and 2002, approximately $69,320,000 and $64,559,000, respectively, of unused net operating loss carryforwards that may be applied against future taxable income, which expire in various years from 2012 to 2023. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss carryforwards and credits may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50%, as defined, over a three year period. The amount of such limitation, if any, has not been determined.

Management of the Company had decided to fully reserve for its net deferred tax assets, as it is more likely than not that the Company will not be able to utilize these deferred tax assets against future taxable income, coupled with certain limitations on the utilization of the net operating losses due to various changes in ownership over the past several years.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

12.   Commitments and contingencies

The Company has various non-cancelable operating lease agreements for office facilities. A summary of the lease commitments under non-cancelable leases at December 31, 2003 is approximately as follows:

Year ending December 31,
2004	$1,030,000
2005	1,049,000
2006	1,072,000
2007	1,095,000
2008	1,119,000
Thereafter	1,230,000

$6,595,000

Rent expense for all operating leases was approximately $1,238,000, $1,033,000 and $1,189,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

In May 2002, the Company entered into a Service Agreement (the “Agreement”) with Pakistan Telecommunications Company, Ltd (“PTCL”), under which PTCL would provide for the termination of incoming international traffic into Pakistan focusing on VoIP services from the United States and Europe. The Agreement provides for an initial term of one year, with additional one year extensions terms. The Company has exercised it’s option to extend the agreement, which is in effect through May 2005. The Agreement provides for the Company to place all necessary switching equipment in Pakistan, the United States and Europe (which it has done so through the Pakistan joint venture formed with Turner Hill–see Note 4). Under the terms of the Agreement PTCL will provide the Company with voice termination services within Pakistan, for which the Company will pay PTCL a maximum service charge of $0.19 per minute for all calls terminating in Pakistan using the Company’s VolP platform. The Agreement also requires the Company to guarantee a minimum of three million minutes a month to terminate to Pakistan. The Company is required to keep on deposit with PTCL, a one month rolling advance equal to the number of minutes terminated during the preceding month, times the prevailing termination rate charged by PTCL to the Company. For the years ended December 31, 2003 and 2002 the Company has incurred approximately $9,327,000 and $783,000, respectively of termination charges under this agreement.

In connection with the joint venture agreement with Turner Hill (See Note 4), the joint venture entity is required to pay a management fee to Turner Hill equal to the number of minutes terminating in Pakistan on a monthly basis times a fixed rate per minute. For the years ended December 31, 2003 and 2002, the joint venture incurred management fees to Turner Hill for approximately $361,000 and $36,000, respectively.

Legal Matters

The Company is a defendant in an employment claim that management believes has no merit. The claim is filed in the State of New York before an administrative agency. The administrative department is currently reviewing the case and management believes it will be dismissed. Regardless, management believes that this claim will not have a material effect on the Company’s business or results of operations.

In April 2003, a former customer of the Company brought an action against the Company for recovery of preferential transfers and other claims under the Bankruptcy Code. The suit, brought in the United States Bankruptcy Court for the Northern District of Illinois Eastern Division, seeks damages in the amount of approximately $335,000. The Company and management plan to defend this suit vigorously and do not expect the outcome to have an adverse effect on the Company’s financial condition.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

12.   Commitments and contingencies (continued)

Legal Matters (continued)

In May 2003, a shareholder of the Company brought an action in the District Court in and for the City and County of Denver and the State of Colorado. The action is seeking damages in the amount of $400,000. The Company and management plan to defend this suit vigorously and do not expect the outcome to have an adverse effect on the Company’s financial condition. This action was dismissed in August 2004. The plaintiff has filed an appeal for the motion, which is pending.

In 1999, the Company guaranteed a real property lease on behalf of a joint venture. The joint venture subsequently defaulted on the lease and in July 2003 the landlord brought an action in the Circuit Court, Miami, Florida. The Company is also being sued for back rent and costs. The Company believes that this dispute will be resolved amicably, but if the Company and management are unable to amicably resolve the action, the Company believes it can sustain the impact of the judgement.

The Company is involved in other claims and legal actions arising in the normal course of business. Management does not expect that the outcome of these cases will have a material effect on the Company’s financial position or results of operations. Due to the regulatory nature of the industry, the Company is periodically involved in various correspondence and inquiries from state and federal regulatory agencies. Management does not expect the outcome of these inquiries to have a material impact on the operations or the financial condition of the Company.

13.   Preferred stock

The Company has authorized 10,000,000 shares of its stock for the issuance of Preferred Stock. The Company has designated 1,100,000, 1,500,000 and 110,000 shares of $10 Series A Convertible Redeemable Preferred Stock (“Series A Preferred Stock”), $10 Series B Convertible Redeemable Preferred Stock (“Series B Preferred Stock”) and $90 Series C Convertible Redeemable Preferred Stock (“Series C Preferred Stock”), respectively (collectively “Preferred Stock”).

Dividends

The holders of Series A Preferred Stock are entitled to receive cumulative dividends of 12% per share per annum, which are payable annually in arrears beginning on August 31, 2002 and are payable (at the Company’s option) in cash or shares of the Company’s common stock at a rate equal to the conversion rate in effect at the date of declaration of the dividend. The holders of Series B Preferred Stock are entitled to a cumulative dividend of 11.5% per share per annum, which are payable annually in arrears beginning on March 31, 2003 and are payable (at the Company’s option) in cash or shares of the Company’s common stock at a rate equal to the conversion rate in effect at the date of declaration of the dividend. The holders of Series C Preferred Stock are entitled to receive cumulative dividends of 8% per share per annum which are payable annually beginning on December 18, 2004 and are payable in cash, unless the Company completes a successful IPO before December 18, 2004.

No dividends shall be paid on any outstanding shares of common stock, or Series A and B Preferred Stock, unless all then accrued, but unpaid dividends have been paid with respect to all outstanding shares of Series C Preferred Stock.

Dividends in arrears at December 31, 2002 on the Company’s Series A Preferred Stock were approximately $643,000.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

13.   Preferred stock (continued)

Dividends (continued)

In January 2003, the Company’s Board of Directors (the “Board”) declared a stock dividend payable on the outstanding shares of Series A and B Preferred Stock (due on August 31, 2002 and March 31, 2003, respectively). The Board elected to issue shares of the Company’s common stock in lieu of cash at a conversion rate equal to $2.28 per share times the aggregate dividends due to the holders of both Series A and B preferred Stock at the date of record (August 15, 2002 and March 15, 2003, respectively). During the year ended December 31, 2003, 318,491 shares of the Company’s common stock valued at approximately $725,000 have been recorded and issued as a dividend to the Series A and Series B Preferred shareholders.

In December 2003, the Board declared a stock dividend payable on the outstanding shares of Series A and B Preferred Stock (due on August 31, 2003 and March 31, 2004, respectively). The Board elected to issue shares of the Company’s common stock in lieu of cash at a conversion rate equal to $2.98 per share times the aggregate dividends due to the holders of both Series A and B Preferred Stock at date of record (August 15, 2003 and March 15, 2004, respectively). At December 31, 2003, the Company recorded a stock dividend distributable of approximately $553,000 for the issuance of 185,962 shares of common stock to the holders of the Company’s Series A and Series B Preferred Stock.

Liquidation

In the event of any liquidation, dissolution, or winding up of the Company either voluntary or involuntary or a merger or consolidation with any other corporation, or a sale or other transfer of substantially all the assets of the Company, the holders of Series C Preferred Stock shall be entitled to receive, in preference to holders of Series A and B Preferred Stock and common stock, an amount equal to $90 per each outstanding share plus an amount equal to all accrued but unpaid dividends. Upon completion of the required distribution for Series C Preferred Stock, the holders of Series B Preferred Stock shall be entitled to receive, in preference to Series A Preferred Stock and common stock an amount equal to one and one half (11/2) times their initial investment, plus accrued and unpaid dividends.

If the assets and funds of the Company available for payment to the holders of the Series B and C Preferred Stock are insufficient to pay the liquidation preference described above, the entire remaining assets and property of the Company will be paid ratably to the holders of the Series B and C Preferred Stock in proportion to their aggregate liquidation preferences. Following the above payments, the remaining assets and funds of the Company legally available for distribution, if any, shall be distributed ratably among the holders of common stock, Series A, B and C Preferred Stock in proportion to the number of shares of common stock held on an as-if converted basis.

Redemption

The Company has the right to redeem the outstanding shares of Series A and B Preferred Stock at any time (with 30 days prior notice) for a redemption price of $10 per share plus accrued, but unpaid dividends. The Company has the right to redeem the outstanding shares of Series C Preferred Stock, commencing on the first anniversary of the first issuance of Series C Preferred Stock, at a price per share equal to 115% of the stated value of $90, plus pro rata accrued and unpaid dividends due through the date of redemption.

After the second anniversary of the first issuance of the Company’s Series C Preferred Stock and so long as all classes of the Company’s stock are not publicly traded and a liquidation has not occurred, each holder of Series C Preferred Stock may, at its option, require the Company to redeem its shares at a price equal to 112% of the stated value of the stock, plus pro rata accrued and unpaid dividends due through the date of redemption. At December 31, 2003, the redemption value of the Series C Preferred Stock was approximately $4,434,000.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

13.   Preferred stock (continued)

Conversion

Each share of Series A and B Preferred Stock is convertible, at the option of the stockholder, at any time after the issuance date of such share into a number of shares of common stock as determined by the conversion rate in effect at the time of conversion, plus all accrued and unpaid dividends payable in either cash or common stock (at the Company’s option). Each share of Series C Preferred Stock is convertible, at the option of the stockholder, at any time after the issuance date of such shares into a number of shares of common stock, based upon a conversion price of $3.15 per common share.

Upon the closing of an IPO, all Preferred Stock will be converted into shares of common stock at the conversion rates in effect at the time of the offering, as adjusted for stock splits, stock dividends, recapitalizations and the like.

At various times through the first six months of 2004, all the holders of the Company’s Series A & B Preferred Stock, elected to convert their shares into common stock (See Note 21).

Voting

No holders of Preferred Stock have voting rights, except as provided by law.

14.   Stock options and warrants

Under the Company’s 1998 stock option plan (as amended), the Company has reserved 1,714,286 shares of common stock for issuance to employees at exercise prices determined by the Board. Options under the plan vest in annual increments over a four year period, expire ten years from the date of grant and are issued at exercise prices no less than 100% of the fair market value at the time of grant. As reported in Note 2, the Company has elected to adopt the disclosure-only provisions of SFAS No. 123 and will account for stock-based employee compensation plans in accordance with APB 25. As a result, no compensation cost for its stock option plan has been recognized in the periods presented. In November 2004, the Board approved an increase in the number options available for grant under the Company’s 1998 stock option plan to 2,680,857.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

14.   Stock options and warrants (continued)

A summary of the Company’s stock option plan as of December 31, 2003, 2002 and 2001 and changes during the years ended on those dates is as follows:

			Weighted
	Number		Average
	of	Per Share	Option
	Shares	Option Price	Price

Shares under options at January 1, 2001	1,127,814	$2.35 – 14.00	$ 8.54
Granted in 2001	148,186	8.75 – 17.50	10.57
Exercised in 2001	(1,143)	2.35 – 2.35	2.35
Expired in 2001	(337,543)	2.35 – 17.50	6.55

Shares under options at December 31, 2001	937,314	2.35 – 14.00	10.15
Granted in 2002	184,757	8.23 – 17.50	8.96
Expired in 2002	(112,300)	2.35 – 17.50	10.50

Shares under options at December 31, 2002	1,009,771	2.35 – 14.00	7.39
Granted in 2003	9,771	8.75 – 8.75	8.75
Expired in 2003	(363,335)	2.35 – 14.00	5.11

Shares under options at December 31, 2003	656,207	$2.35 – $11.66	$ 8.72

Options exercisable at December 31, 2003	452,316	$2.35 – $11.66	$ 8.58

Options exercisable at December 31, 2002	573,743	$3.35 – $14.00	$ 6.44

Options exercisable at December 31, 2001	402,510	$2.35 – $14.00	$ 6.76

The following table summarizes information about stock options outstanding at December 31, 2003:

	Options Outstanding			Options Exercisable

	Number	Weighted-Average		Number
	Outstanding	Remaining	Weighted-Average	Exercisable	Weighted-Average
Exercise Prices	at 12/31/03	Contractual Life	Exercise Price	at 12/31/03	Exercise Price

$ 2.35	42,857	4.8 years	$ 2.35	42,857	$ 2.35
8.23 – 8.75	527,636	7.7 years	8.75	340,887	8.75
11.66	85,714	5.8 years	11.66	68,571	11.66

	656,207			452,315

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

14.   Stock options and warrants (continued)

The Company, as part of various debt and other agreements, have issued warrants to purchase the Company’s common stock. The following summarizes the information relating to warrants issued and the activity during 2003, 2002 and 2001:

			Weighted
	Number		Average
	of	Per Share	Warrant
	Shares	Warrant Price	Price

Shares under warrants at January 1, 2001	43,500	$2.98 – $2.98	$2.98
Issued in 2001	15,714	8.75 – 8.75	8.75

Shares under warrants at December 31, 2001	59,214	2.98 – 8.75	4.52
Issued in 2002	100,000	0.04 – 3.50	3.01

Shares under warrants at December 31, 2002	159,214	0.04 – 8.75	3.57
Issued in 2003	93,537	2.98 – 3.57	3.01

Shares under warrants at December 31, 2003	252,751	$0.04 – $8.75	$3.33

All warrants are fully exercisable upon issuance.

15.   Equity transactions

In November 2000, the Company commenced a private placement for the purpose of raising working capital for the Company’s operations. The private placement provided for the issuance of a maximum of 2,571,429 shares of the Company’s $0.01 par value common stock at a purchase price of $17.50 per share. The private placement was open through March 1, 2001, but was extended for an additional 90 days. The total number of shares of common stock issued in this private placement during 2001 was 46,286 (189,143 in the aggregate between 2001 and 2000) shares for which proceeds of $810,000 (approximately $3,310,000 in the aggregate between 2001 and 2000) were received.

In June 2001, the Company commenced a private placement for the purpose of raising working capital for the Company’s operations. The private placement provided for the issuance of a maximum of 1,100,000 shares of the Company’s Series A Preferred Stock at a purchase price of $10 per share. The private placement was valid through September 30, 2001, but was extended for an additional 60 days. The total number of shares of Series A Preferred Stock issued in this private placement was 443,225 shares for which proceeds of approximately $4,243,000 were received, net of expenses of approximately $189,000.

In March 2002, the Company commenced a private placement for the purpose of raising working capital for the Company’s operations. The private placement provided for the issuance of a maximum of 1,500,000 shares of Series B Preferred Stock at $10 per share. The private placement was valid through June 30, 2002, but was extended for an additional 90 days. The total number of shares of Series B Preferred Stock issued in this private placement was 83,500 shares for which proceeds of approximately $705,000 were received, net of expenses of approximately $130,000.

In July 2002, the Company commenced a private placement for the purpose of raising working capital for the Company’s operations. The private placement provided for the issuance of a maximum of 8,000,000 shares of common stock at $2.28 per share. The private placement was valid through September 21, 2002 but was extended for an additional 135 days. The total number of shares of common stock issued in this private placement during 2002 was 719,106 shares for which proceeds of approximately $1,636,000 were received. The total number of shares of common stock issued in this private placement during 2003 was 1,353,508 shares for which proceeds of approximately $3,084,000 were received.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

15.   Equity transactions (continued)

In June 2003, the Company commenced a private placement for the purpose of raising working capital for the Company’s operations. The private placement provided for the issuance of a maximum of 5,714,286 shares of the Company’s $0.01 par value common stock at $2.98 per share. The private placement was valid through September 15, 2003, but was extended for an additional 90 days. The total number of shares of common stock issued in this private placement was 1,342,844 shares for which proceeds of approximately $3,763,000 were received, net of expenses of approximately $232,000.

In November 2003, the Company commenced a private placement for the purpose of raising working capital for the Company’s operations. The private placement provided for the issuance of a maximum of 110,000 shares of the Company’s Series C Preferred Stock at $90 per share. The private placement was valid through December 15, 2003, but was extended for an additional 107 days. The total number of shares of Series C Preferred Stock issued in this private placement during 2003 was 33,542 shares for which proceeds of approximately $2,526,000 were received, net of expenses of approximately $492,000.

In December 2003, certain note holders elected to convert their notes and related accrued interest, totaling approximately $930,000, into shares of the Company’s Series C Preferred Stock at a conversion rate of $90 per share, resulting in the issuance of 10,336 shares of Series C Preferred Stock. Also during December 2003, a $10,000 advance from a potential investor in a proposed Asian joint venture (which did not materialize) was converted into 111 shares of Series C Preferred Stock at a conversion rate of $90 per share.

At various times during the year ended December 31, 2003, certain note holders elected to convert approximately $2,280,000 (in the aggregate) of their notes and accrued interest into common stock at conversion rates ranging between $2.28 and $5.25 per share. The conversions resulted in the issuance of an additional 623,234 shares of common stock. Also during 2003, the Company issued 16,807 shares of its common stock, at $2.98 per share for the assumption of a $50,000 letter of credit in the name of and secured by a shareholder of the Company.

At various times during the year ended December 31, 2002, certain note holders elected to convert approximately $3,731,000 (in the aggregate) of their notes into common stock at a conversion rate of $2.28. The conversion resulted in the issuance of an additional 1,639,850 shares of common stock.

During 2002 holders of Series A and B Preferred Stock elected to convert 112,250 and 10,000 shares, respectively, of their stock into common stock at conversion rates of $8.75 and $8.23, respectively. The conversion resulted in the issuance of 140,444 shares of common stock.

During 2001, a shareholder of common stock elected to convert 12,857 shares of common stock to Series A Preferred Stock at a conversion rate of $35 per Series A Preferred Stock. The conversion resulted in the issuance of 13,250 additional shares of Series A Preferred Stock valued at approximately $133,000.

At various times during the year ended December 31, 2001, certain note holders elected to convert $630,000 (in the aggregate) of their notes into Series A Preferred Stock at a conversion rate of $10 per share. The conversions resulted in the issuance of 63,000 additional shares of Series A Preferred Stock for a total of $630,000.

During the year ended December 31, 2000, an officer of the Company relinquished 371,429 shares of his common stock back to the Company (at no cost) for the purpose of the Company utilizing this stock for reissuance in subsequent private placements and the settlement of certain debt. During the years ended December 31, 2000 and 2001, the Company reissued 42,857 and 218,857 shares, respectively. During the year ended December 31, 2002, the Company issued the remaining 109,714 shares of this stock in connection with the conversion of long-term debt into common stock.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

16.   Forgiveness of debt

During 2002, the Company had an outstanding capital lease obligation with a lessor, aggregating approximately $1,814,000. In June 2002, the Company entered into a settlement agreement with the lessor whereas the Company agreed to pay the sum of $175,000, and the lessor would receive 166,571 shares of the Company’s common stock at $2.28 per share, resulting in a $1,260,000 forgiveness of debt. The settlement agreement also granted the lessor warrants to purchase 14,286 shares of the Company’s common stock at a purchase price of $.04 per share (See Note 9). For the year ended December 31, 2002, the Company recorded approximately $1,812,000 forgiveness of debt, including approximately $552,000 of settled accounts payable disputes.

During 2003, the Company had three outstanding capital lease obligations with lessors, aggregating approximately $1,974,000. During 2003, the Company entered into settlement agreements whereas the Company agreed to pay the sum of $695,000 and agreed to issue 14,286 shares of common stock at $2.28 per share, resulting in approximately $1,247,000 forgiveness of debt. For the year ended December 31, 2003, the Company recorded approximately $3,918,000 of forgiveness of debt, including approximately $2,671,000 of settled accounts payable disputes.

17.   Profit sharing plan

The Company has a defined contribution profit sharing plan, which covers all employees who meet certain eligibility requirements. Contributions to the plan are made at the discretion of the Board. No contributions to the profit sharing plan were made for the years ended December 31, 2003, 2002 and 2001, respectively.

18.   Related party transactions

During 2003 and 2002, the Company generated funds from certain investors for the purposes of potential joint ventures and projects. These funds were put into escrow accounts, whereby if the projects are successful, the investors receive additional issuances of stock at the prevailing fair value of the stock or if unsuccessful are to be refunded to these investors. For the years ended December 31, 2003 and 2002, accounts payable and accrued expenses included $250,000 and $1,380,500, respectively, of amounts due to investors (See Note 8).

19.   Concentrations

Major Customers

During 2003, eight customers of the Company accounted for revenues exceeding 56% in total and at least 5% individually of the Company’s total revenues for 2003. During 2002, five customers of the Company accounted for revenues exceeding 43% in total and at least 5% individually of the Company’s total revenues for 2002. During 2001, five customers of the Company accounted for revenues exceeding 38% in total and at least 5% individually of the Company’s total revenues for 2001. Revenues earned from these customers were approximately $18,816,000 in 2003, $12,169,000 in 2002 and $11,228,000 in 2001. At December 31, 2003, 2002 and 2001, the amounts owed to the Company by these customers were approximately $1,004,000, $474,000 and $661,000, respectively.

Geographic Concentrations

The Company’s operations are significantly influenced by economic factors and risks inherent in conducting business in foreign countries, including government regulations, currency restrictions and other factors that may significantly affect management’s estimates and the Company’s performance.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

19.   Concentrations (continued)

Geographic Concentrations (continued)

During 2003, 2002 and 2001, the Company generated revenue from continuing operations from customers in the following countries.

	2003	2002	2001

India	$ 2,119,000	$ 3,290,000	$ 1,472,000
United States	31,350,000	25,132,000	28,143,000
Other	256,000

	$33,725,000	$28,422,000	$29,615,000

At December 31, 2003 and 2002, the Company had foreign long-lived assets as follows:

	2003	2002

India	$1,311,680	$1,779,646
Pakistan	229,522	286,648

	$1,541,202	$2,066,294

Revenues by geographic area are based upon the location of the customers. The foreign long lived assets by geographic area represent those assets physically used in the operations in each geographic area

20.   Selected quarterly results (unaudited)

	2003

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Net sales	$ 9,373,375	$ 7,572,457	$ 7,894,724	$ 8,884,719

Operating loss	$(1,644,047)	$(1,879,022)	$(1,766,786)	$(2,251,658)
Forgiveness of debt	12,206	1,184,088	582,739	2,139,262

Net loss	$(1,825,083)	$ (904,620)	$(1,375,533)	$ (71,335)

Preferred stock dividends	$ (82,015)	$ —	$ (488,670)	$ (64,569)

Net loss applicable to common stockholders	$(1,907,098)	$ (904,620)	$(1,864,203)	$ (135,904)

Basic and diluted net loss per common share applicable to common stockholders	$ (0.14)	$ (0.07)	$ (0.14)	$ —

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

20.   Selected quarterly results (unaudited) (continued)

	2002

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Net sales	$ 9,104,339	$ 7,444,119	$ 5,517,079	$ 6,356,612

Operating loss	$(2,433,700)	$(2,634,745)	$(2,597,212)	$(2,348,685)
Forgiveness of debt	—	1,611,094	2,460	198,538

Net loss	$(2,754,896)	$(1,339,780)	$(2,897,655)	$(2,366,193)

Preferred stock dividends	$ —	$ —	$ (642,552)	$ —

Net loss applicable to common
stockholders	$(2,754,896)	$(1,339,780)	$(3,540,207)	$(2,366,193)

Basic and diluted net loss per
common share applicable to
common stockholders	$ (0.28)	$ (0.14)	$ (0.39)	$ (0.21)

21.   Subsequent events

At various times through the first six months of 2004, all the shareholders of the Company’s Series A Preferred Stock, elected to convert their shares into common stock at a conversion rate of $3.50 per share. This conversion resulted in the issuance of 1,163,500 shares of common stock. In connection with this conversion accrued dividends from September 1, 2003 to the date of the respective conversions were issued in the form of common stock. These common stock dividends resulted in the issuance of 119,479 additional shares of common stock.

At various times through the first six months of 2004, all the shareholders of the Company’s Series B Preferred Stock, elected to convert their shares into common stock at a conversion rate of $3.50 per share. This conversion resulted in the issuance of 210,000 shares of common stock. In connection with this conversion accrued dividends from April 1, 2004 to the date of the respective conversions were issued in the form of common stock. These common stock dividends resulted in the issuance of 3,533 additional shares of common stock.

In March 2004, certain note holders elected to convert approximately $585,000 of their notes into shares of the Company’s Series C Preferred Stock at a conversion rate of $90 a share. The conversion resulted in the issuance of 6,504 additional shares of Series C Preferred Stock.

In March 2004, the Company issued 59,470 shares of its Series C Preferred Stock in a final closing of the private placement commenced in November 2003. The total proceeds received from the issuance of these shares amounted to approximately $4,629,000, net of investment expense of approximately $723,000.

In March 2004, the Board of Directors approved an increase of the authorized number of shares of the Company’s stock to be issued to 40,000,000. Of the total shares authorized to be issued, 30,000,000 are designated for the issuance of common stock and 10,000,000 are designated for the issuance of preferred stock.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

21.   Subsequent events (continued)

In July 2004, the Company’s Stock Option Committee approved a recommendation to issue 446,057 options to its employees who had been previously granted stock options. Each employee would receive new options equal to 50% of their existing options priced at $3.15 per share and 50% at $4.38 per share, both with a four year vesting period and furthermore would receive credit for the vesting time on previously issued options, and the original options will be cancelled if not exercised within six months and one day of the issuance of the new options. In addition, during July 2004, the Stock Option Committee also approved the issuance of 667,686 options to employees, consultants and Board members at a price of $4.38 per share.

On November 1, 2004, the Board of Directors, upon approval of the stockholders, authorized the increase of the amount of eligible stock under the Company’s employee stock option plan from 1,714,286 to 2,680,857.

On November 1, 2004, the Board of Directors, upon approval of the stockholders, authorized a 3.5 to 1 reverse stock-split applicable to all outstanding shares of the Company’s common stock. All transactions and disclosures in the consolidated financial statements, related to the Company’s common stock have been restated to reflect the effect of the reverse stock-split.

On November 1, 2004, the Board of Directors, upon approval of the stockholders, increased the authorized number of shares to 136,000,000 which includes 105,000,000 shares of common stock, 10,000,000 shares of preferred stock and 21,000,000 shares of Class A common stock. On or about December 15, 2004, each share of the Company’s outstanding common stock will automatically be converted into one share of Class A common stock. The Class A common stock may not be converted into common stock until one year after the successful completion of an initial public offering unless the holder agrees to exercise a one year lock up agreement.

In November 2004, the Company received net cash proceeds of $1,330,000 ($1,400,000 for a convertible note net with a $70,000 advisory fee) and refinanced $1,108,333 of existing notes payable and accrued interest in exchange for a convertible promissory note. These two notes aggregate $2,508,333, bear interest at 6.5% per annum and are due in November 2006. The notes would automatically convert into common shares at a conversion price of $3.85 per share upon successful registration from an initial public offering. The common stock is subject to a one year lock up provision.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
SCHEDULE II
VALUATION AND QUALIFYING ACCOUNTS

	Balance at	Additions
	beginning of	charged to	Deductions	Balance at end
	period	expense	from Reserves	of period

Allowance for Doubtful Accounts for the Years Ended:
December 31, 2003	$ 517,409	$ 183,735	$ 13,654	$ 687,490
December 31, 2002	972,073	231,088	685,752	517,409
December 31, 2001	1,196,584	1,526,927	1,751,438	972,073
Tax Valuation Account for the Years Ended:
December 31, 2003	$22,217,000	$1,747,000	$ –	$23,964,000
December 31, 2002	19,063,000	3,154,000	–	22,217,000
December 31, 2001	12,481,000	6,582,000	–	19,063,000

[Alternate Page for Selling Securityholder Prospectus]

PROSPECTUS

SUBJECT TO COMPLETION DATED NOVEMBER ___, 2004
FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
3,141,838 PURCHASE WARRANTS

This Prospectus relates to 3,141,838 redeemable common stock purchase warrants (the “Selling Securityholders’ Warrants”), of Fusion Telecommunications International, Inc., which are being offered for sale by certain selling Securityholders (the “Selling Securityholders”). Each Selling Securityholders’ Warrant expires on ___________, 2009, five years after the date of Prospectus, and entitles the holder thereof, commencing one year from the date of this Prospectus, to purchase one share of common stock at an exercise price of $6.00 (100% of the offering price of our common stock) during the four-year period beginning on the first anniversary of the date of our Prospectus. The warrant exercise price will increase to 133% of the then current exercise price (initially $8.00) of the purchase warrants on the eighteen month anniversary of the date of the prospectus provided that the registration statement covering the shares of common stock underlying the purchase warrants has been effective for at least sixty (60) days prior to the exercise price reset date. The Selling Securityholders’ Warrants are redeemable by the company, at a price of $.01 per Selling Securityholders’ Warrant, with the prior written consent of Kirlin Securities, Inc., at any time once they become exercisable, for $.01 per purchase warrant, on not less than thirty (30) days prior written notice if the last sale price of the common stock has been at least 200% of the then-current exercise price of the purchase warrants (initially $12.00) for twenty (20) consecutive trading days ending on the third day prior to the date on which notice is given. The Purchase Warrants shall be exercisable until the close of the business day preceding the date fixed for redemption. The Selling Securityholders’ Warrants are sometimes hereinafter referred to as the “Selling Securityholders’ Securities.” See “SELLING SECURITY HOLDERS AND PLAN OF DISTRIBUTION.”

We will not receive any of the proceeds from the sales of the Selling Securityholders’ Securities by the Selling Securityholders. The Selling Securityholders’ Securities may be offered from time to time by the Selling Securityholders, their pledgees and/or their donees, through ordinary brokerage transactions in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices.

The Selling Securityholders, their pledgees and/or their donees, may be deemed to be “underwriters” as defined in the Securities Act of 1933, as amended (the “Securities Act”). If any broker-dealers are used by the Selling Securityholders, their pledgees and/or their donees, any commissions paid to broker-dealers and, if broker-dealers purchase any Selling Securityholders’ Securities as principals, any profits received by such broker-dealers on the resale of the Selling Securityholders’ Securities may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Securityholders, their pledgees and/or their donees, may be deemed to be underwriting commissions. All costs, expenses and fees in connection with the registration of the Selling Securityholders’ Securities offered by Selling Securityholders will be borne by the Company. Brokerage commission, if any, attributable to the sale of the Selling Securityholders’ Securities will be borne by the Selling Securityholders, their pledgees and/or their donees.

The Selling Securityholders’ Securities offered by this Prospectus may be sold from time to time by the Selling Securityholders, their pledgees and/or their donees. No underwriting arrangements have been entered into by the Selling Securityholders. The distribution of the Selling Securityholders’ Securities by the Selling Securityholders, their pledgees and/or their donees, may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary broker’s transactions, privately-negotiated transactions or through sales to one or more dealers for resale of such shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholders, their pledgees and/or their donees, in connection with sales of the Selling Securityholders’ Securities.

[Alternate Page for Selling Securityholder Prospectus]

On the date of this Prospectus, a registration statement under the Securities Act with respect to an underwritten public offering of 3,325,000 shares of Common Stock and 3,325,000 Purchase Warrants (without giving effect to the overallotment option (the Overallotment Option”) granted to the underwriters to purchase an additional 498,750 shares of Common Stock and 498,750 Purchase Warrants), with each Purchase Warrant entitling the holder to purchase one share of Common Stock of the Company, was declared effective by the Securities and Exchange Commission. In connection with the offering of the Common Stock and Redeemable Warrants, the Company granted the representative of the underwriter a warrant to purchase 332,500 shares of Common Stock and 332,500 Redeemable Warrants (the “Underwriters’ Warrants”).

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
SEE “RISK FACTORS.”

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is ______________, 2004

[Alternate Page for Selling Securityholder Prospectus]

THE OFFERING

Securities Registered	3,141,838	Purchase Warrants, each warrant entitling its holder to purchase one share of common stock. See “DESCRIPTION OF SECURITIES” and “SELLING SECURITY HOLDERS AND PLAN OF DISTRIBUTION.”

Risk Factors		This Offering involves a high degree of risk. See “RISK FACTORS.”

[Alternate Page for Selling Securityholder Prospectus]

PLAN OF DISTRIBUTION

Each Selling Securityholder is free to offer and sell his or her Purchase Warrants at such times, in such manner and at such prices as he or she shall determine. Such Purchase Warrants may be offered by the Selling Securityholders in one or more types of transactions, which may or may not involve brokers, dealers or cash transactions. The Selling Securityholders may also use Rule 144 under the Securities Act, to sell such securities, if they meet the criteria and conform to the requirements of such rule. There is no underwriter or coordinating broker acting in connection with the proposed sales of Purchase Warrants by the Selling Securityholders.

The Selling Securityholders have advised us that sales of Purchase Warrants may be effected from time to time in transactions (which may include block transactions) on an exchange in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at a fixed price which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Securityholders may effect such transactions by selling Purchase Warrants directly to purchasers or to or through broker-dealers, which may as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Securityholders and/or the purchasers of Purchase Warrants for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The Selling Securityholders and any broker-dealers that act in connection with the sale of the Purchase Warrants might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Purchase Warrants as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

Because Selling Securityholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the Selling Securityholders will be subject to prospectus delivery requirements under the Securities Act. Furthermore, in the event of a “distribution” of shares, any Securityholders, any selling broker-dealer and any “affiliated purchasers” may be subject to Regulation M under the Securities Exchange Act of 1934 which prohibits any “stabilizing bid” or “stabilizing purchase” for the purpose of pegging, fixing or stabilizing the price of Purchase Warrants in connection with this offering.

USE OF PROCEEDS

We will not receive any proceeds upon the sale of any of the Purchase Warrants registered on behalf of the Selling Securityholders.

[Alternate Page for Selling Securityholder Prospectus]

The following table sets forth certain information with respect to persons for whom the Company is registering the Selling Securityholders’ Securities for resale to the public. The Company will not receive any of the proceeds from the sale of the Selling Securityholders’ Securities. Beneficial ownership of the Selling Securityholders’ Securities by such Selling Securityholders after the Offering will depend on the number of Selling Securityholders’ Securities sold by each Selling Securityholder. The Selling Securityholders’ Securities offered by the Selling Securityholders are not being underwritten by the Underwriter.
	Beneficial Ownership of		Beneficial Ownership after
Selling Securityholder (1)	Shares and Warrants Prior to Sale		offering if all Warrants are sold

	Shares (2)	Warrants	Shares	Warrants

David Abel	14,286	7,143	7,143	0
Michael I. Abrams	3,430	1,715	1,715	0
Russell Abrams	22,172	11,086	11,086	0
Scott Adams	15,830	7,915	7,915	0
Adventure Seekers LLC	57,144	28,572	28,572	0
AFA Private Equity Fund I	114,286	57,143	57,143	0
Dick Alaimo Jr	14,286	7,143	7,143	0
Gary Alderman	14,286	7,143	7,143	0
William B. Alsup III	51,430	25,715	25,715	0
Vijay Anand & Nanda Anand	17,144	8,572	8,572	0
David Anderson	28,572	14,286	14,286	0
Robert F. & Susan L. Arnold JTWROS	11,430	5,715	5,715	0
Howard Baron	15,830	7,915	7,915	0
Patrick A. Bello & Sheila M. Bello JTWROS*	62,804	31,402	31,402	0
Marc E. Bengualid	11,430	5,715	5,715	0
Anthony Beninato Sr & Johanne Beninato JTWROS	14,286	7,143	7,143	0
Mark Berkowitz & Lois Berkowitz	20,000	10,000	10,000	0
Berkowitz & Garfinkel DDS PA Employee Pension Plan	20,000	10,000	10,000	0
Berryman Global Holdings LLC	31,772	15,886	15,886	0
William Blake	28,572	14,286	14,286	0
Patrick Boyce & Sonja Boyce JTWROS	28,572	14,286	14,286	0
Thomas P. Broderick	28,572	14,286	14,286	0
Gregory Brotzman	28,572	14,286	14,286	0
James A. Brownell	31,716	15,858	15,858	0
Carl T. Brozek	28,572	14,286	14,286	0
E. Alan Brumberger*	17,144	8,572	8,572	0
Mark A. Bruno	31,716	15,858	15,858	0
Daniel Burstein	9,486	4,743	4,743	0
Bruce Buyers	28,572	14,286	14,286	0
John Buyers	28,572	14,286	14,286	0
Lawrence V. Carra	14,286	7,143	7,143	0
Nicholas Centola	14,286	7,143	7,143	0
Louis Centola Jr.	14,286	7,143	7,143	0
John Chaffins	31,716	15,858	15,858	0
Dennis Codon	28,572	14,286	14,286	0
Stephen Cohen	9,486	4,743	4,743	0
William W. Collins & Ann Y. Collins JTWROS	8,572	4,286	4,286	0
Continental Screen Printing Corporation Profit Sharing Plan & Trust	6,344	3,172	3,172	0
Stephen M. Cumbie	17,144	8,572	8,572	0

[Alternate Page for Selling Securityholder Prospectus]

	Beneficial Ownership of		Beneficial Ownership after
Selling Securityholder (1)	Shares and Warrants Prior to Sale		offering if all Warrants are sold

	Shares (2)	Warrants	Shares	Warrants

John Curtin	14,286	7,143	7,143	0
Rameshahandra Dabhi & Nila Dabhi JTWROS	11,430	5,715	5,715	0
Davis Family Investments Limited Partnership	126,972	63,486	63,486	0
David W DeFisher	14,286	7,143	7,143	0
John DeFrancesco & Paula DeFrancesco JTWROS	31,716	15,858	15,858	0
Richard Della Porta	14,286	7,143	7,143	0
Jeffrey B. & Tamara S. Dierman TEN ENT	17,144	8,572	8,572	0
Nuala Drescher	14,286	7,143	7,143	0
Jonathan Ellman	15,830	7,915	7,915	0
James A. Enright & Judith A. Enright, Trustees of The Enright Family Trust UDT 5/3/02	14,286	7,143	7,143	0
Briggs Ferguson	28,572	14,286	14,286	0
Anita Frankel	15,830	7,915	7,915	0
Andrew Gamba & Wen Gamba JTWROS	14,286	7,143	7,143	0
Kumar Ganapathy	64,000	32,000	32,000	0
Alex Garfield	5,716	2,858	2,858	0
Eric Garfinkel & Cindy Garfinkel JTWROS	17,144	8,572	8,572	0
Marshall Geller	95,200	47,600	47,600	0
Greg Gentling	62,858	31,429	31,429	0
Gilcy Partners Ltd., LP	14,286	7,143	7,143	0
Peter J. Giroux	19,430	9,715	9,715	0
Global ePoint, Inc.	15,830	7,915	7,915	0
David Goldberg	28,572	14,286	14,286	0
Howard Goldberg	28,572	14,286	14,286	0
Roy Goldberg	28,572	14,286	14,286	0
George H. Gordon Trust	14,286	7,143	7,143	0
Patricia A Gordon Trust	14,286	7,143	7,143	0
Michael Graves	57,144	28,572	28,572	0
Randall M. Griffin	28,572	14,286	14,286	0
E. John Helmon	31,716	15,858	15,858	0
Joanne C. Himmel	17,144	8,572	8,572	0
Fred P. Hochberg *	14,286	7,143	7,143	0
Martin Hodas	57,144	28,572	28,572	0
Marc Honigfeld & Rona Honigfeld JT TEN	28,572	14,286	14,286	0
Paul Horowitz	7,144	3,572	3,572	0
John Houston	14,286	7,143	7,143	0
James E. Hutchinson	14,286	7,143	7,143	0
Insiders Trend Fund, LP	74,286	37,143	37,143	0
Miles Jaffe	63,486	31,743	31,743	0
Dr. Rajammal Jayakumar & Arumugam Jayakumar JTTEN	28,572	14,286	14,286	0
Jorel Management Corp.	17,144	8,572	8,572	0
Michael Karpoff & Patricia Rothbardt JTWROS	28,572	14,286	14,286	0
Allan J. Katz	2,858	1,429	1,429	0
Dr. Louis Katz & Irene Katz JTTEN	28,572	14,286	14,286	0
Alan & Amy Dean Kluger JTROS	22,858	11,429	11,429	0
Alain Krakirian	14,286	7,143	7,143	0

[Alternate Page for Selling Securityholder Prospectus]

	Beneficial Ownership of		Beneficial Ownership after
Selling Securityholder (1)	Shares and Warrants Prior to Sale		offering if all Warrants are sold

	Shares (2)	Warrants	Shares	Warrants

Martin D. & Ruth F. Krall JTROS	17,144	8,572	8,572	0
Nathaniel Kramer	28,572	14,286	14,286	0
Denise Labella & Vito Labella JTWROS	14,286	7,143	7,143	0
Bruce Lamchick & Eileen Lamchick JTWROS	5,716	2,858	2,858	0
The Larsen 2000 Revocable Trust	28,572	14,286	14,286	0
James G. Lawrence	19,030	9,515	9,515	0
Richard Kurt Lee	28,572	14,286	14,286	0
Mark Lieb	12,686	6,343	6,343	0
Jeff Lippert	14,286	7,143	7,143	0
Arthur R. Lubojasky & Gaynor L. Lubojasky JTWROS	28,572	14,286	14,286	0
David Macchia Sr.	28,572	14,286	14,286	0
Jay Macchitelli	57,144	28,572	28,572	0
Margui Family Partners Ltd.	17,144	8,572	8,572	0
Markan Inc.	28,572	14,286	14,286	0
Peter Markovics	15,830	7,915	7,915	0
Paine Webber Group, Inc – Senior Officer Deferred Comp Plan DCA Trust FBO Donald B. Marron	158,686	79,343	79,343	0
Allan Marshall	28,572	14,286	14,286	0
Dee L. Martinez, MD	28,572	14,286	14,286	0
Michael M. Matluck & Karen S. Matluck JTWROS	47,546	23,773	23,773	0
Rachel L. Mellon	185,716	92,858	92,858	0
Robert A. Melnick	42,858	21,429	21,429	0
Joseph P. Metz & Catherine Metz JTWROS	20,000	10,000	10,000	0
Richard Milazzo	28,572	14,286	14,286	0
Joseph E. Miller, Jr.	126,972	63,486	63,486	0
Leo E. Mindel Non-Gst Exempt Family Trust II	74,286	37,143	37,143	0
Richard Molinsky	57,144	28,572	28,572	0
John Morton & Lorraine Morton JTWROS	14,286	7,143	7,143	0
Peter S Morton & Kathleen M Morton JTWROS	14,286	7,143	7,143	0
MRL Trust	93,944	46,972	46,972	0
Frank Musacchio	14,286	7,143	7,143	0
James Nation	14,286	7,143	7,143	0
Jerome Oksiuta	28,572	14,286	14,286	0
Terry R. Otton IRA Charles Schwab & Co., Inc. Custodian	45,716	22,858	22,858	0
Jang S. Park	28,572	14,286	14,286	0
Frank J. Pearl, M.D. and Suzanne F. Pearl JT TEN	17,144	8,572	8,572	0
Performance Capital Group LLC	14,286	7,143	7,143	0
Robert L. Plummer	342,858	171,429	171,429	0
Walter Pollack & Barbara Pollack JTWROS	28,572	14,286	14,286	0
Michael F. Power	28,572	14,286	14,286	0
Preminger Family Trust	17,144	8,572	8,572	0
David Price	28,572	14,286	14,286	0
Tracy Price	28,572	14,286	14,286	0
Carl Priest & Katherine Priest JTWROS	14,286	7,143	7,143	0
Donald H. Putnam	28,572	14,286	14,286	0
Barry Rabkin	31,716	15,858	15,858	0

[Alternate Page for Selling Securityholder Prospectus]

	Beneficial Ownership of		Beneficial Ownership after
Selling Securityholder (1)	Shares and Warrants Prior to Sale		offering if all Warrants are sold

	Shares (2)	Warrants	Shares	Warrants

Hubert Riegler	14,286	7,143	7,143	0
John C. Roberts	13,944	6,972	6,972	0
James Robertson	14,286	7,143	7,143	0
Donald A. Robins	14,286	7,143	7,143	0
Marvin S. Rosen*	190,458	95,229	95,229	0
Frederick Sandvick	28,572	14,286	14,286	0
Michael Sansevero	28,572	14,286	14,286	0
Charles A. Schmitz	28,572	14,286	14,286	0
John Schulman	28,572	14,286	14,286	0
Marilyn E. Shapo	22,858	11,429	11,429	0
David Shlaes	14,286	7,143	7,143	0
Gary R. Siegel	14,286	7,143	7,143	0
Eric R. Sisser	14,286	7,143	7,143	0
Gregory Small	38,058	19,029	19,029	0
David L. Smith	17,144	8,572	8,572	0
Kevin B. Smith	57,144	28,572	28,572	0
Michael Smith	28,572	14,286	14,286	0
Stanley Spielman	28,572	14,286	14,286	0
Richard Spinelli	15,830	7,915	7,915	0
Dean T. Sposto	28,572	14,286	14,286	0
Harold Stalcup & Rebecca Stalcup JTWROS	44,572	22,286	22,286	0
Joan Stanton	185,716	92,858	92,858	0
Marisa Starr	17,144	8,572	8,572	0
Edward Steinberg	63,486	31,743	31,743	0
Marshall Steingold	6,344	3,172	3,172	0
Sterling & Sterling, Inc	11,430	5,715	5,715	0
F. Joseph Straub	28,572	14,286	14,286	0
John H. Sununu *	142,802	71,401	71,401	0
Eric Tanner	28,572	14,286	14,286	0
Alphonso Tindall	6,286	3,143	3,143	0
Theodore L. Tolles	17,144	8,572	8,572	0
Leonard M. Toonkel & Janis G. Toonkel JTWROS	28,572	14,286	14,286	0
Philip D. Turits *	190,458	95,229	95,229	0
Tim T. Turner	14,286	7,143	7,143	0
Leonard Van Orden & Laura Van Orden JTWROS	28,572	14,286	14,286	0
James M. Walsh	14,286	7,143	7,143	0
William H. Warren	14,286	7,143	7,143	0
Melvin Weidner	28,572	14,286	14,286	0
Melvyn I. Weiss	63,486	31,743	31,743	0
Michael J. Weiss	14,286	7,143	7,143	0
Dale Wilson	57,144	28,572	28,572	0
Woodland Partners	126,972	63,486	63,486	0
Philip Woodworth & Linda Woodworth JTWROS	16,000	8,000	8,000	0
World Capital Corporation*	190,458	95,229	95,229	0
Joseph R. Wright, Jr.	14,286	7,143	7,143	0
Albert Yan	14,286	7,143	7,143	0
Nir Zuk & Tumar Zuk Trustees of the Zuk 2003 trust dated 2/24/03	28,572	14,286	14,286	0

[Alternate Page for Selling Securityholder Prospectus]

	Beneficial Ownership of		Beneficial Ownership after
Selling Securityholder (1)	Shares and Warrants Prior to Sale		offering if all Warrants are sold

	Shares (2)	Warrants	Shares	Warrants

	6,283,676	3,141,838	3,141,838	0

(1)	Except as indicated by an *, no Selling Securityholder is an officer, director, affiliate or 5% shareholder of ours.
(2)	Includes shares issuable upon exercise of the Selling Securityholder Warrants.
*	Mr. Rosen beneficially owns an agreggate of 2,251,188 shares, Mr. Turits beneficially owns an aggregate of 1,940,388 shares, Mr. Bello beneficially owns an agreggate of 235,436 shares, Mr. Sununu beneficially owns an agreggate of 165,686 shares, Mr. Brumberger beneficially owns an aggregate of 237,524 shares and Mr. Hochberg beneficially owns an aggregate of 7,143 shares. Messrs. Rosen and Turits are officers and directors of our company and Messrs. Brumberger and Hochberg are directors. Messrs. Bello and Sununu are members of our Advisory Board. Mr. Eric Ram, our Executive Vice President, is the managing director and principal shareholder of World Capital Corporation and beneficially owns an aggregate of 96,429 shares.

[Alternate Page for Selling Securityholder Prospectus]

Where You Can Find More Information

We have filed with the SEC a registration statement of Form S-1 relating to the securities being offered through this prospectus. As permitted by the rules and regulations of the SEC, the prospectus does not contain all the information described in the registration statement. For further information about us and our securities, you should read our registration statement, including the exhibits and schedules. In addition, we will be subject to the requirements of the Securities Exchange Act of 1934, as amended, following the offering and thus will file annual, quarterly and special reports, proxy statements and other information with the SEC. These SEC filings and the registration statement are available to you over the Internet at the SEC’s web site at http://www.sec.gov/. You may also read and copy any document we file with the SEC at the SEC’s public reference room in 450 Fifth Street, N.W., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Statements contained in this prospectus as to the contents of any agreement or other document are not necessarily complete and, in each instance, you should review the agreement or document which has been filed as an exhibit to the registration statement.

Following the offering, we intend to furnish our stockholders with annual reports containing audited financial statements.

EXPERTS

Our consolidated financial statements as of December 31, 2002 and 2003, and for each of the three years in the period ended December 31, 2003, have been audited by Rothstein, Kass & Company, P.C., an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such reports and given the authority of such firm as experts in accounting and auditing.

[Alternate Page for Selling Securityholder Prospectus]

FUSION TELECOMMUNICATIONS INTERNATIONAL INC.

3,141,838 PURCHASE WARRANTS

PART II
 INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an estimate of the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the issuance and distribution of the Common stock being registered.

SEC registration fee	$ 11,225.00
NASD filing fee	9,360.00
American Stock Exchange	70,000.00
Legal fees and expenses	250,000.00
Accountants’ fees and expenses	225,000.00
Printing and Engraving expenses	50,000.00
Blue Sky Fees and Expenses	2,500.00
Transfer Agent and Registration Fees	2,500.00
Miscellaneous	4,415.00

Total	$625,000.00

All amounts except the SEC registration, NASD and AMEX fees are estimated. All of the expenses set forth above are being paid by us.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 102(b)(7) of the Delaware General Corporation Law, which we refer to as the “DGCL,” permits a provision in the certificate of incorporation of each corporation organized under the DGCL eliminating or limiting, with some exceptions, the personal liability of a director to corporation the or its stockholders for monetary damages for some breaches of fiduciary duty. Our Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by the DGCL.

Section 145 of the DGCL, which we refer to as “Section 145,” in summary, empowers a Delaware corporation to indemnify, within limits, its officers, directors, employees and agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement that they actually and reasonably incur in connection with any suit or proceeding, other than by or on behalf of the corporation, if they acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

With respect to any action by or on behalf of the corporation, Section 145 permits a corporation to indemnify its officers, directors, employees and agents against expenses (including attorneys' fees) they actually and reasonably incur in connection with the defense or settlement of the action or suit, provided that person meets the standard of conduct described in the preceding paragraph. No indemnification is permitted, however, in respect of any claim where that person has been found liable to the corporation, unless the Court of Chancery or court in which the action or suit was brought approves the indemnification and determines that the person is fairly and reasonably entitled to be indemnified.

Our Certificate of Incorporation contains a provision that eliminates the personal liability of our directors to us and our stockholders for monetary damages for breach of a director's fiduciary duty to us. This provision does not permit any limitation on, or elimination of the liability of a director for, disloyalty to us or our stockholders, for failing to acting good faith, for engaging in intentional misconduct or a knowing violation of law, for obtaining an improper personal benefit or for paying a dividend or approving a stock repurchase that would be illegal under the DGCL.

Our Certificate of Incorporation requires us to indemnify our directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative, other than an action by or in our right (a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such an action. Moreover, the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter as been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The following is a list of our securities that have been sold or issued by us during the past three years. Each of these securities were sold without registration under the Securities Act in reliance on Section 4(2) of the Securities Act. There were no underwriting discounts or commissions paid in connection with the sale of these securities, except as noted.

In March 2002, we issued pursuant to a private placement an aggregate of 83,500 shares of series B preferred stock at $10 per share for gross proceeds of $835,000. We did not pay commissions in connection with the sale of these shares. The offering was made to 4 accredited investors pursuant to Rule 506 of Regulation D of the Securities Act. We provided each purchaser with a private placement memorandum and required each purchaser to represent that they were accredited investors. In March of 2003 and 2004, dividends were issued in the form of common stock in the amounts of $82,013 and $84,525 respectively. In May of 2004, the series B Preferred shareholders elected to convert their preferred stock to common stock at $3.50 per share, as authorized by the Board of Directors in December of 2003. During September 2004, dividends from the period of March 2004 until the day of conversion were issued to shareholders, in the form of common stock for a total amount of $10,510.

In July 2002, we issued 2,358,956 shares of common stock at $2.28 per share pursuant to a rights offering to existing holders of record as of July 31, 2002. We received gross proceeds of $5,366,625, including $3,730,658 from the conversion of debt. In 2003, we issued an additional 1,546,540 shares for gross proceeds of $3,523,529, including $439,147 from the conversion of debt. We paid commissions of $42,875 to Joseph Stevens & Co. in connection with the sale of these shares. The offering was made to 83 accredited investors pursuant to Rule 506 of Regulation D of the Securities Act. We required each purchaser to represent that they were accredited investors.

At various times during the year ended December 31, 2002, certain note holders elected to convert approximately $3,731,000 (in the aggregate) of their notes into common stock at a conversion rate of $2.28. The conversion resulted in the issuance of an additional 1,639,850 shares of common stock.

During 2002 holders of Series A and B Preferred Stock elected to convert 112,250 and 10,000 shares, respectively, of their stock into common stock at conversion rates of $8.75 and $8.23, respectively. The conversion resulted in the issuance of 140,444 shares of common stock.

In June 2003, we issued pursuant to a private placement 1,543,187 shares of common stock at $2.98 per share for gross proceeds of $4,590,980 including $596,000 from the conversion of debt. In 2004, we issued an additional 430,252 shares for aggregate proceeds of $1,280,000. We paid commissions of $68,000 to Joseph Stevens & Co. in connection with the sale of these shares. The offering was made to 29 accredited investors pursuant to Rule 506 of Regulation D of the Securities Act. We provided each purchaser with a private placement memorandum and required each purchaser to represent that they were accredited investors.

In November 2003, we issued pursuant to a private placement 43,988 shares of series C convertible preferred stock at $90 per share for gross proceeds of $3,958,920, including $940,140 from the conversion of debt. Approximately $930,140 was converted into shares of the Company’s Series C Preferred Stock at a conversion rate of $90 per share, resulting in the issuance of 10,336 shares of Series C Preferred Stock. Also during December 2003, a $10,000 advance from a potential investor in a proposed Asian joint venture (which did not materialize) was converted into 111 shares of Series C Preferred Stock at a conversion rate of $90 per share. In 2004, we issued an additional 65,974 shares of series C convertible preferred stock for gross proceeds of $5,937,660, including $585,360 from the conversion of debt. The notes were converted into shares of our series C preferred stock at the conversion rate of $90 per share. The conversion resulted in the issuance of 6,504 additional shares of series C preferred stock. We paid commissions of $1,151,186 to Kirlin Securities, Inc. in connection with the sale of these shares. The offering was made to 178 accredited investors pursuant to Rule 506 of Regulation D of the Securities Act. We provided each purchaser with a private placement memorandum and required each purchaser to represent that they were accredited investors.

On December 24, 2003, Fusion and a large U.S. carrier entered into a settlement agreement, which included the issuance of 246,667 shares of common stock at $5.25 per share for the amount of $1,295,000 and a note payable of $555,000. The note payable is being repaid through a service agreement where the carrier is receiving a reduced rate for every minute of traffic that is passed through our network for a period of twenty-four (24) months, which will be through December 2005.

At various times during the year ended December 31, 2003, certain note holders elected to convert approximately $985,165 of their notes and accrued interest into common stock at conversion rates ranging between $2.28 and $5.25 per share. The conversions resulted in the issuance of an additional 376,567 shares of common stock. Also during 2003, the Company issued 16,807 shares of its common stock, at $2.98 per share for the assumption of a $50,000 letter of credit in the name of and secured by a shareholder of the Company.

In October 2004, we issued 19,048 shares of our common stock at $5.25 per share to the Saif Group in exchange for all outstanding obligations owed to them as of July 1, 2004. In connection with the issuance of such shares, we relied on Section 4(2) of the Securities Act.

On November 10, 2004, we issued convertible promissory notes to one individual in the aggregate amount of $2,508,333, representing $1,400,000 in cash and $1,108,333 to refinance certain debt and accrued interest owed to an existing related party. The promissory notes bear interest at 6.5% per annum and are due on November 2006. The notes will automatically convert into common shares at a conversion price of $3.85 per share upon the closing of the offering. The common stock is subject to a one-year lock up provision. We paid Kirlin Securities, Inc. $70,000 as an advisory fee in connection with this issuance.

ITEM 16. EXHIBITS

(a) Exhibits

Exhibit No.	Document

1.1	Form of Underwriting Agreement (1)
1.2	Form of Selected Dealer Agreement (1)
1.3	Form of Merger Fee Agreement (1)
1.4	Form of Agreement Among Underwriters (1)
1.5	Form of Warrant Agreement with Continental Stock Transfer & Trust Company (1)
1.6	Form of Common Stock Certificate (2)
1.7	Form of Redeemable Common Stock Purchase Warrant Certificate (2)
1.8	Form of Underwriter Warrant (1)
3.1	Certificate of Incorporation, as amended (1)
3.2	Bylaws (1)
5.1	Opinion of Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP (2)
10.1	1998 Stock Option Plan (1)
10.2	Employment Agreement between registrant and Matthew Rosen (1)
10.3	Master Service Agreement between registrant and Terremark Worldwide, Inc., dated May 29, 2003 (2)
10.4	Agreement between registrant and Pakistan Telecommunications Company, Ltd, dated May 20, 2002 (2)
10.5	Joint Venture Agreement between registrant and Karamco, Inc., dated December 12, 2002 (2)
10.6	Agreement between Fusion registrant and Communications Ventures PVT. LTD, dated May 13, 2004 (2)
10.7	Form of Warrant to Purchase Common Stock (2)
10.8	Lease Agreement between registrant and SLG Graybar Sublease, LLC for the 420 Lexington Avenue, New York, NY office (2)
10.9	Lease Agreement between registrant and 67 Broad Street LLC for the 75 Broad Street, New York, NY office (2)
10.10	Lease Agreement between registrant and Fort Lauderdale Crown Center, Inc. for the Fort Lauderdale, Florida office, as amended (2)
10.11	Agreement between registrant and Dennis Mehiel, dated November 10, 2004 and attached promissory note of even date therewith (1)
10.12	Shareholders Joint Venture Agreement between registrant and Communications Ventures Index Pvt. Ltd., dated March 11, 2000 (2)
10.13	Convertible Subordinated Note issued by registrant to Marvin Rosen, dated April 9, 1999 (2)
10.14	Demand note issued by registrant to Marvin Rosen, dated March 28, 2001 (2)
10.15	Demand note issued by registrant to Marvin Rosen, dated April 13, 2001 (2)
10.16	Demand note issued by registrant to Marvin Rosen, dated December 4, 2000 (2)
10.17	Demand note issued by registrant to Marvin Rosen, dated May 24, 2001 (2)
10.18	Warrant to Purchase Common Stock issued by registrant to Marvin Rosen, dated July 31, 2002 (2)
10.19	Convertible Subordinated Note issued by registrant to Philip Turits, dated April 9, 1999 (2)
10.20	Demand note issued by registrant to Philip Turits, dated January 31, 2003 (2)
10.21	Demand note issued by registrant to Philip Turits, dated October 14, 2002 (2)
10.22	Demand note issued by registrant to Philip Turits, dated December 31, 2002 (2)
10.23	Demand note issued by registrant to Philip Turits, dated July 31, 2002 (2)
10.24	Demand note issued by registrant to Philip Turits, dated September 24, 2002 (2)
10.25	Demand note issued by registrant to Evelyn Langlieb Greer, dated July 10, 2002 (2)
10.26	Non-Competition Agreement between registrant and Marvin Rosen (2)
21.1	List of Subsidiaries (1)
23.1	Consent of Rothstein, Kass & Company, P.C (1)
23.2	Consent of Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP (Contained in Exhibit (J)(2)

24.1	Powers of Attorney (included on signature page)

(1)	Filed herewith.

(2)	To be filed by Amendment

ITEM 17. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to any provision of the certificate of incorporation, bylaw, contract arrangements, statute, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) It will file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)	Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, it will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

(3) It will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining any liability under the Securities Act, it will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(5) For determining any liability under the Securities Act, it will treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

Signatures

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this amended registration statement to be signed on its behalf by the undersigned, in the City of New York, State of New York, on November 12, 2004.

Fusion Telecommunications International, Inc.

By:	/s/ Marvin S. Rosen

Marvin S. Rosen
Chief Executive Officer

Power Of Attorney

Each person whose signature appears below hereby constitutes and appoints Marvin S. Rosen, his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this registration statements and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, granting into said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intends and purposes as each might or could do in person, hereby ratifying and confirming each act that said attorney-in-fact and agent may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this amended registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Marvin S. Rosen	Chief Executive Officer and Chairman of the Board	November 12, 2004

Marvin S. Rosen

/s/ Joel Maloff	Executive Vice President and Chief Technology	November 12, 2004

Joel Maloff	Officer

/s/ Eric D. Ram	Executive Vice President	November 12, 2004

Eric D. Ram

/s/ Matthew D. Rosen	President and Chief Operating Officer	November 12, 2004

Matthew D. Rosen

/s/ Barbara Hughes	Vice President of Finance and Principal Accounting	November 12, 2004

Barbara Hughes	and Financial Officer

/s/ Philip Turits	Treasurer, Secretary and Director	November 12, 2004

Philip Turits

/s/ Cesar A. Baez	Director	November 12, 2004

Cesar A. Baez

/s/ E. Alan Brumberger	Director	November 12, 2004

E. Alan Brumberger

/s/ Evelyn Langlieb Greer	Director	November 12, 2004

Evelyn Langlieb Greer

/s/ Raymond E. Mabus	Director	November 12, 2004

Raymond E. Mabus

/s/ Manuel D. Medina	Director	November 12, 2004

Manuel D. Medina

/s/ Paul C. O’Brien	Director	November 12, 2004

Paul C. O’Brien

/s/ Kenneth I. Starr	Director	November 12, 2004

Kenneth I. Starr

/s/ Julius Erving	Director	November 12, 2004

Julius Erving

/s/ Michael J. Del Giudice	Director	November 12, 2004

Michael J. Del Giudice

/s/ Fred P. Hochberg	Director	November 12, 2004

Fred P. Hochberg